                              AMENDED AND RESTATED
                               OFFER TO PURCHASE

                                  (AIMCO LOGO)

                             AIMCO PROPERTIES, L.P.
        is offering to purchase any and all limited partnership units in

                      CENTURY PROPERTIES GROWTH FUND XXII
                          FOR $401.29 PER UNIT IN CASH

    Upon the terms and subject to the conditions set forth herein, we will accept any and all units validly tendered in response to our offer.

    You will not pay any partnership transfer fees if you tender your units pursuant to this offer. You will pay any other fees or costs, including any transfer taxes.

    Our offer price will be reduced for any distributions subsequently made or declared by your partnership prior to the expiration of our offer.

    Our offer and your withdrawal rights will expire at midnight, New York City time, on May 31, 2005 unless we extend the deadline.

    The general partner of your partnership does not make any recommendation regarding whether you should accept this offer. You are encouraged to carefully review this Offer to Purchase and any other information available to you and to seek advice from your independent lawyer, tax advisor and/or financial advisor with respect to your particular circumstances before deciding whether or not to accept this offer.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS OFFER TO PURCHASE FOR A DESCRIPTION OF RISK FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

    - If you want to tender your units in the offer, you must sign a letter of transmittal in which you release us from all liability, except as otherwise provided in Section 3 herein, with respect to any and all claims through and including the date of execution of the letter of transmittal, including, but not limited to, those claims that were brought or that could have been brought in the Nuanes and Heller litigation brought on behalf of limited partners in your partnership and others, and assign to us your rights in any future claims. On March 21, 2005, the Court of Appeals vacated the trial court's order approving the settlement in the Nuanes and Heller litigation and remanded to the trial court for further findings on the basis that the "state of the record is insufficient to permit meaningful appellate review." By executing the enclosed letter of transmittal, moreover, you will release those claims irrespective of whether you previously requested exclusion from the settlement and irrespective of what happens in connection with the remand and any subsequent appeal.

(Continued on next page)

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE MERITS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    If you decide to accept our offer, you must complete and sign the enclosed letter of transmittal in accordance with the instructions thereto and mail or deliver the signed letter of transmittal and any other required documents to The Altman Group, Inc., which is acting as Information Agent in connection with our offer, at one of its addresses set forth on the back cover of this Offer to Purchase. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL OR FOR A COMPLETE COPY OF AN APPRAISAL OF ANY OF YOUR PARTNERSHIP'S PROPERTIES MAY ALSO BE DIRECTED TO THE INFORMATION AGENT AT (800) 467-0821.

                                 April 27, 2005

(Continued from prior page)

    - We determined our offer price by estimating a net equity value for your partnership units based on an aggregate gross property value of $103,214,129. The aggregate gross property value is the sum of the property values for each of your partnership's properties, as estimated by us, before reduction for any prepayment penalties. Our estimate of the aggregate gross property value is approximately 86% of the aggregate appraised value of your partnership's properties, as determined by the independent, court-appointed appraiser in 2003. As a result, our offer price is less than our estimate of the liquidation proceeds that would be payable to you if your partnership's properties were sold at prices equal to their 2003 appraised values, which we estimate to be $602.69 per unit.

    - Our offer price does not ascribe any value to potential future improvements in the fair market value or operating performance of your partnership's properties. Our offer price might be higher if it were based on a more recent appraisal of your partnership's properties, or if it took into account any potential improvements in property income.

    - Our offer price was determined without any arms-length negotiations. If your partnership were to sell its assets and liquidate, the value of the assets would be determined through negotiations with third parties, who may be willing to pay more for your partnership's properties than the value we used to calculate our offer price. Although the actual proceeds you might receive in a liquidation are uncertain, they could exceed our offer price. Similarly, other persons might ascribe a value to your partnership units that is higher than our offer price. As a result, you might be able to sell your units to a third party at a price that exceeds our offer price.

    - Your general partner and the property manager are affiliates of ours and, therefore, your general partner has substantial conflicts of interest with respect to our offer.

    - We are making this offer with a view to making a profit and, therefore, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

    - Continuation of your partnership will result in our affiliates continuing to receive management fees from your partnership. Such fees would not be payable if your partnership were liquidated.

    - If we do not acquire all of the outstanding units in your partnership, it is possible that we may conduct a future offer at a higher price, although we have no obligation or current intention to do so.

    - For any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of property owned by your partnership.

    - The general partner makes no recommendation as to whether you should tender your units because each limited partner's circumstances may differ from those of other limited partners.

    THE GENERAL PARTNER DOES NOT MAKE ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD ACCEPT THIS OFFER. YOU ARE ENCOURAGED TO CAREFULLY REVIEW THIS OFFER TO PURCHASE AND ANY OTHER INFORMATION AVAILABLE TO YOU AND TO SEEK THE ADVICE OF YOUR INDEPENDENT LAWYER, TAX ADVISOR AND/OR FINANCIAL ADVISOR WITH RESPECT TO YOUR PARTICULAR CIRCUMSTANCES BEFORE DECIDING WHETHER OR NOT TO ACCEPT THIS OFFER.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             THE ALTMAN GROUP, INC.

           By Mail:                  By Overnight Courier:                 By Hand:
         P.O. Box 238              1275 Valley Brook Avenue        1275 Valley Brook Avenue
      Lyndhurst, NJ 07071             Lyndhurst, NJ 07071             Lyndhurst, NJ 07071

                         For information, please call:

                           TOLL FREE: (800) 467-0821

                               TABLE OF CONTENTS

                                                              PAGE
                                                              -----
SUMMARY TERM SHEET..........................................      1
RISK FACTORS................................................      4
  If you tender your units in this offer, you will release
     us from all liability and assign to us your rights in
     any and all claims through and including the date of
     execution of the letter of transmittal, including, but
     not limited to, those claims relating to the Nuanes and
     Heller litigation, irrespective of whether you
     previously requested exclusion from the settlement and
     irrespective of what happens in connection with the
     remand and any subsequent appeal.......................      4
  Our offer price may not represent the price you could
     obtain for your units in an open market................      4
  Our offer price is less than the liquidation value implied
     by the 2003 appraisal..................................      4
  Our offer price does not reflect future prospects.........      4
  Our offer price was determined without any arms-length
     negotiations, which might result in a higher value for
     your partnership units.................................      4
  Continuation of the partnership; no time frame regarding
     sale of property.......................................      5
  Holding your units may result in greater future value.....      5
  The general partner faces conflicts of interest with
     respect to this offer..................................      6
  Your general partner is not making a recommendation
     regarding this offer...................................      6
  Your general partner faces conflicts of interest relating
     to management fees.....................................      6
  If we do not acquire all of the outstanding units in this
     offer, we may make a future offer at a higher price....      6
  Your tax liability resulting from a sale of your units
     could exceed our offer price...........................      6
  You may recognize taxable gain for release and assignment
     of claims..............................................      6
  If you tender your units in this offer, you will no longer
     be entitled to distributions from your partnership.....      7
  You could recognize gain in the event of a future
     reduction in your partnership's liabilities............      7
  We could delay acceptance of, and payment for, your
     units..................................................      7
  There may be a possible reduction of available information
     about your partnership as a result of this offer.......      7
  Your partnership has balloon payments on its mortgage
     debt...................................................      8
SPECIAL FACTORS.............................................      9
  Valuation of Units........................................      9
  Background and Reasons for the Offer......................     32
  Material Federal Income Tax Matters.......................     33
  Effects of the Offer......................................     36
  Position of the General Partner of Your Partnership with
     Respect to the Offer...................................     38
  Conflicts of Interest and Transactions with Affiliates....     40
  Future Plans of the Purchaser.............................     42
THE OFFER...................................................     44
   1. Terms of the Offer; Expiration Date...................     44
   2. Acceptance for Payment and Payment for Units..........     44
   3. Procedure for Tendering Units.........................     45
   4. Withdrawal Rights.....................................     48
   5. Extension of Tender Period; Termination; Amendment; No
      Subsequent Offering Period............................     49
   6. The Lawsuit and the Settlement........................     50
   7. Information Concerning Us and Certain of Our
      Affiliates............................................     55
   8. Certain Information Concerning Your Partnership.......     60
   9. Voting Power..........................................     64
  10. Source of Funds.......................................     65
  11. Dissenters' Rights....................................     65
  12. Conditions to the Offer...............................     65
  13. Certain Legal Matters.................................     67
  14. Fees and Expenses.....................................     68
ANNEX I -- OFFICERS AND DIRECTORS...........................    I-1

                               SUMMARY TERM SHEET

     This summary term sheet highlights the material information regarding our offer, but it does not describe all of the details thereof. We urge you to read this entire Offer to Purchase, which contains the full details of our offer. We have also included in the summary term sheet references to the sections of this Offer to Purchase where a more complete discussion may be found. Unless otherwise indicated, references in this Offer to Purchase to "we," "our," "us" or "AIMCO Properties" refer to AIMCO Properties, L.P., and references to "general partner" refer to Fox Capital Management Corporation, the managing general partner of your partnership.

     - The Offer. Upon the terms and subject to the conditions set forth in this Offer to Purchase, we are offering to acquire limited partnership units of Century Properties Growth Fund XXII, your partnership, for $401.29 per unit in cash. See "The Offer -- Section 1. Terms of the Offer; Expiration Date," "Special Factors -- Valuation of Units," and "Special Factors -- Effects of the Offer."

     - The Litigation Settlement and Release and Assignment of Future
       Claims. As part of the settlement of a class and derivative litigation entitled Nuanes et al. v. Insignia Financial Group, Inc. et al. and Heller v. Insignia Financial Group, Inc., et al. on behalf of your partnership and limited partners in your partnership and others (the "Nuanes and Heller litigation"), we previously offered to acquire any and all of the limited partnership units of your partnership for $192.60 per unit in cash. THIS OFFER IS NOT BEING MADE AS PART OF THE SETTLEMENT.

       In connection with the settlement, the Court of Appeals on March 21, 2005 vacated the order approving the settlement and remanded the matter back to the trial court for further findings on the basis that the "state of the record is insufficient to permit meaningful appellate review." If you want to tender your units in the offer, you must sign a letter of transmittal in which you release us from all liability, except as otherwise provided in Section 3 herein, with respect to any and all claims through and including the date of execution of the letter of transmittal, including, but not limited to, those claims that were brought or that could have been brought in the Nuanes and Heller litigation, and assign to us your rights in any future claims. By executing the enclosed letter of transmittal, moreover, you will release those claims irrespective of whether you previously requested exclusion from the settlement and irrespective of what happens in connection with the remand and any subsequent appeal.

       IF YOU DID NOT REQUEST EXCLUSION FROM THE SETTLEMENT YOU WILL BE ENTITLED TO RECEIVE YOUR PRO RATA SHARE OF THE SETTLEMENT FUND ($9.60 PER UNIT), WHETHER OR NOT YOU TENDER YOUR UNITS PURSUANT TO THIS OFFER, PROVIDED THAT APPROVAL OF THE SETTLEMENT AND ANY JUDGMENT ENTERED THERETO BECOME FINAL. OTHERWISE, YOU WILL NOT BE ENTITLED TO RECEIVE A PRO RATA SHARE OF THE SETTLEMENT FUND. FOR ADDITIONAL INFORMATION REGARDING THE SETTLEMENT, SEE "THE OFFER -- SECTION 6. THE LAWSUIT AND SETTLEMENT."

     - Factors in Determining the Offer Price. In determining the offer price per unit we principally considered:

      - the 2003 appraisal of your partnership's properties;

      - the location, condition and debt structure of your partnership's properties, including the prepayment penalty associated with the mortgages for these properties;

      - the current economic conditions in the local market in which the properties are located; and

      - your partnership's other assets and liabilities.

     - Our offer price is less than the liquidation value implied by the 2003 appraisal of your partnership's properties and does not reflect future prospects. In deciding whether or not to accept our offer, you should consider the fact that, based on the valuation in 2003 of your partnership's properties by American Appraisal Associates, Inc., we estimate that the net liquidation proceeds per unit would be approximately $602.69, which is higher than our offer price of $401.29. In addition, our offer price does not ascribe any value to potential future improvements in the fair market value or operating performance of your partnership's properties.

     - Fairness of the Offer. Although we, Apartment Investment and Management Company ("AIMCO") and AIMCO-GP, Inc. (collectively, the "AIMCO Entities") and your general partner have interests that may conflict with those of the partnership's unaffiliated limited partners, each of the AIMCO Entities believes that the offer price and the offer are fair to the unaffiliated limited partners of your partnership. This determination is based on the information and the factors set forth under "Special
       Factors -- Position of the General Partner of Your Partnership with Respect to the Offer."

     - No General Partner Recommendation. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Each limited partner should make his or her own decision whether or not to tender. You are encouraged to carefully review this Offer to Purchase and any other information available to you and to seek advice from your independent lawyer, tax advisor and/or financial advisor with respect to your particular circumstances before deciding whether or not to accept this offer. See "Special Factors -- Position of the General Partner of Your Partnership with Respect to the Offer."

     - Who We Are. We are AIMCO Properties, L.P., the operating partnership of Apartment Investment and Management Company, a New York Stock Exchange-listed company. See "The Offer -- Section 7. Information Concerning Us and Certain of Our Affiliates."

     - Conflicts of Interest. NHP Management Company (which is our affiliate) receives fees for managing your partnership's properties and the general partner of your partnership (which is our affiliate) is entitled to receive asset management fees and reimbursement of certain expenses involving your partnership and its properties. As a result, a conflict of interest exists between continuing the partnership and receiving these fees, and the liquidation of the partnership and the termination of these fees. See "Special Factors -- Conflicts of Interest and Transactions with Affiliates" and "The Offer -- Section 8. Certain Information Concerning Your Partnership."

     - Tax Consequences. Your sale of units in this offer will be a taxable transaction for federal income tax purposes. The consequences to each limited partner may vary and you should consult your tax advisor on the precise tax consequences to you. See "Special Factors -- Material Federal Income Tax Matters."

     - Expiration Date. Our offer expires on May 31, 2005, unless extended, and you can tender your units until our offer expires. See "The
       Offer -- Section 1. Terms of the Offer; Expiration Date."

     - Right to Extend the Expiration Date. We can extend the expiration date of the offer in our reasonable discretion. We reserve the right to extend the offer subject to customary conditions. In the event we extend the offer, we will either issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) of the Securities Exchange Act of 1934. See "The
       Offer -- Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period."

     - How to Tender. To tender your units, complete the accompanying letter of transmittal and send it, along with any other documents required by the letter of transmittal, to the Information Agent, The Altman Group, Inc., at one of the addresses set forth on the back of this Offer to Purchase. See "The Offer -- Section 3. Procedure for Tendering Units."

     - Withdrawal Rights. You can withdraw your units at any time prior to the expiration of the offer, including any extensions. If you properly withdraw all of the units you previously tendered in the offer, the corresponding letter of transmittal, including your release and assignment of future claims contained therein, will be deemed revoked and of no force or effect. See "The Offer -- Section 4. Withdrawal Rights."

     - How to Withdraw. To withdraw your units, you need to send a notice of withdrawal to the Information Agent, identifying yourself and the units to be withdrawn. See "The Offer -- Section 4. Withdrawal Rights."

     - Availability of Funds. We intend to pay the purchase price for any units tendered from our existing cash balances or borrowings under our line of credit. See "The Offer -- Section 10. Source of Funds."

     - Conditions to the Offer. There are a number of conditions to our offer, including the absence of competing tender offers, that there be no material change with respect to our financial condition and the absence of certain changes in the financial markets. See "The Offer -- Section
       12. Conditions to the Offer."

     - Remaining as a Limited Partner. If you do not tender your units, you will remain a limited partner in your partnership. Consummation of the offer will not affect the operations, business or financial position of your partnership. However, if there are fewer than 300 unitholders in your partnership as a result of the offer, your partnership will no longer be required to file periodic reports with the SEC, such as annual reports on Form 10-KSB containing annual audited financial statements, and quarterly reports on Form 10-QSB containing unaudited financial statements. See "The Special Factors -- Effects of the Offer."

     - No Subsequent Offering Period. We do not currently intend to have a subsequent offering period after the expiration date of the initial offering period (including any extensions). See "The Offer -- Section 5. Extension of Tender Offer Period; Termination; Amendment; No Subsequent Offering Period."

     - Additional Information. For assistance in tendering your units, please contact our Information Agent at one of the addresses or the telephone number set forth on the back cover page of this Offer to Purchase.

                                  RISK FACTORS

     Before deciding whether or not to tender any of your units, you should consider carefully the following risks and disadvantages of the offer:

IF YOU TENDER YOUR UNITS IN THIS OFFER, YOU WILL RELEASE US FROM ALL LIABILITY AND ASSIGN TO US YOUR RIGHTS IN ANY AND ALL CLAIMS THROUGH AND INCLUDING THE DATE OF EXECUTION OF THE LETTER OF TRANSMITTAL, INCLUDING, BUT NOT LIMITED TO, THOSE CLAIMS RELATING TO THE NUANES AND HELLER LITIGATION, IRRESPECTIVE OF WHETHER YOU PREVIOUSLY REQUESTED EXCLUSION FROM THE SETTLEMENT AND IRRESPECTIVE OF WHAT HAPPENS IN CONNECTION WITH THE REMAND AND ANY SUBSEQUENT APPEAL.

     If you want to tender your units in the offer, you must sign a letter of transmittal in which you release us from all liability, except as otherwise provided in Section 3 herein, with respect to any and all claims through and including the date of execution of the letter of transmittal, including, but not limited to, those claims that were brought or that could have been brought in the Nuanes and Heller litigation brought on behalf of limited partners in your partnership and others, and assign to us your rights in any future claims. On March 21, 2005, the Court of Appeals vacated the trial court's order approving the settlement in the Nuanes and Heller litigation and remanded to the trial court for further findings on the basis that the "state of the record is insufficient to permit meaningful appellate review." By executing the enclosed letter of transmittal, moreover, you will release those claims irrespective of whether you previously requested exclusion from the settlement and irrespective of what happens in connection with the remand and any subsequent appeal.

OUR OFFER PRICE MAY NOT REPRESENT THE PRICE YOU COULD OBTAIN FOR YOUR UNITS IN AN OPEN MARKET.

     There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. Our offer price does not necessarily reflect the price that you would receive in an open market for your units. Such prices could be higher than our offer price.

OUR OFFER PRICE IS LESS THAN THE LIQUIDATION VALUE IMPLIED BY THE 2003
APPRAISAL.

     We determined our offer price by estimating a net equity value for your partnership units based on an aggregate gross property value of $103,214,129. The aggregate gross property value is the sum of the property values for each of your partnership's properties, as estimated by us, before reduction for any prepayment penalties. Our estimate of the aggregate gross property value is approximately 86% of the aggregate market value of your partnership's properties, as determined by the independent, court-appointed appraiser in 2003. As a result, our offer price is less than our estimate of the liquidation proceeds that would be payable to you if your partnership's properties were sold at prices equal to their 2003 appraised values, which we estimate to be $602.69 per unit.

OUR OFFER PRICE DOES NOT REFLECT FUTURE PROSPECTS.

     Our offer price does ascribe any value to potential future improvements in the fair market value or operating performance of your partnership's properties. Our offer price might be higher if it were based on a more recent appraisal of your partnership's properties, or if it took into account any potential improvements in property income.

OUR OFFER PRICE WAS DETERMINED WITHOUT ANY ARMS-LENGTH NEGOTIATIONS, WHICH MIGHT RESULT IN A HIGHER VALUE FOR YOUR PARTNERSHIP UNITS.

     Our offer price was determined without any arms-length negotiations. If your partnership were to sell its assets and liquidate, the value of the assets would be determined through negotiations with third parties, who may be willing to pay more for your partnership's properties than the value we used to calculate our offer price. Although the actual proceeds you might receive in a liquidation are uncertain, they could exceed our offer price. Similarly, other persons might ascribe a value to your partnership units that is higher than our offer price. As a result, you might be able to sell your units to a third party at a price that exceeds our offer price.

CONTINUATION OF THE PARTNERSHIP; NO TIME FRAME REGARDING SALE OF PROPERTY.

     Your general partner, which is our affiliate, is proposing to continue to operate your partnership and not to attempt to liquidate it at the present time. Your partnership's prospectus, dated October 1, 1985, pursuant to which units in your partnership were sold, indicates that your partnership was intended to be self-liquidating and that it was anticipated that the partnership's properties would be sold within 5 to 8 years of their acquisition, subject to market conditions. The prospectus also indicated that there could be no assurance that the partnership would be able to so liquidate and that, unless sooner terminated as provided in the partnership agreement, the existence of the partnership would continue until the year 2010. Your general partner has listed Four Winds Apartments for sale (with no specified price), which may sell within one year, although no assurance can be given that the property will actually be sold within that time frame or at all. Your general partner is also considering whether or not to seek the sale of Promontory Point and Wood Creek Apartments, but these properties have not been listed for sale at the current time, and it is unknown if and when these properties may be listed or sold. It is not known when your partnership's other properties may be sold. The general partner of your partnership continually considers whether a property should be sold or otherwise disposed of after consideration of relevant factors, including prevailing economic conditions, availability of favorable financing and tax considerations, with a view to achieving maximum capital appreciation for your partnership. Except as set forth herein, at the current time, the general partner of your partnership believes that selling your partnership's properties would not be advantageous given market conditions, the condition of the properties and tax considerations. In particular, the general partner considered changes in the local rental market resulting from local economic conditions (such as unemployment, availability of alternative rental properties, vacancy rates, and changes in market rental rates), the potential for appreciation in the value of a property given current local market conditions and trends for the sale of multi-family residential properties (such as the current expected sales price of a property given supply and demand and recent sales of comparable properties in surrounding neighborhoods, the local competitive climate for property sales, development plans for new construction, and trends in local and regional real estate markets), the potential for appreciation given recent or planned capital expenditures on your partnership's properties, the partnership's operating cash-flow requirements, and the potential tax liability to limited partners on the sale of a property.

HOLDING YOUR UNITS MAY RESULT IN GREATER FUTURE VALUE.

     Although a liquidation of your partnership is not currently contemplated in the near future, you might receive more value if you retain your units until your partnership is liquidated. Except as set forth herein, at the current time, the general partner of your partnership believes that selling the properties would not be advantageous given market conditions, the condition of the properties and tax considerations. Your general partner has listed Four Winds Apartments for sale (with no specified price), which may sell within one year, although no assurance can be given that the property will actually be sold within that time frame or at all. Your general partner is also considering whether or not to seek the sale of Promontory Point and Wood Creek Apartments, but these properties have not been listed for sale at the current time, and it is unknown if and when these properties may be listed or sold. If your partnership's properties were sold in the future and the net proceeds realized therefrom were distributed to the limited partners of your partnership, the amount of such distributions might exceed our current offer price. For partnerships in which we control the general partner and have made tender offers, it is not unusual for those partnerships to subsequently sell a property at a price in excess of the value we used to determine our tender offer price.

THE GENERAL PARTNER FACES CONFLICTS OF INTEREST WITH RESPECT TO THIS OFFER.

     The general partner of your partnership is our affiliate and, therefore, has substantial conflicts of interest with respect to our offer. We are making this offer with a view to making a profit. There is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price. We determined our offer price without negotiation with any other party, including any general or limited partner. See "Special Factors -- Conflict of Interest and Transactions with Affiliates."

YOUR GENERAL PARTNER IS NOT MAKING A RECOMMENDATION REGARDING THIS OFFER.

     The general partner of your partnership (which is our affiliate) makes no recommendation as to whether or not you should tender or refrain from tendering your units because each limited partner's circumstances may differ from those of other limited partners. Although the general partner believes the offer is fair, you must make your own decision whether or not to participate in the offer based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your units, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your units. You are encouraged to carefully review this Offer to Purchase and any other information available to you and to seek advice from your independent lawyer, tax advisor and/or financial advisor with respect to your particular circumstances before deciding whether or not to accept this offer.

YOUR GENERAL PARTNER FACES CONFLICTS OF INTEREST RELATING TO MANAGEMENT FEES.

     Because we or our subsidiaries receive fees for managing your partnership and its properties, a conflict of interest exists between continuing the partnership and receiving such fees, and the liquidation of the partnership and the termination of such fees.

IF WE DO NOT ACQUIRE ALL OF THE OUTSTANDING UNITS IN THIS OFFER, WE MAY MAKE A FUTURE OFFER AT A HIGHER PRICE.

     It is possible that we may conduct a future offer at a higher price, although we have no obligation or current intention to do so. Our decision to conduct a future offer will depend on, among other things, the performance of the partnership, prevailing economic conditions, and our interest in acquiring additional units.

YOUR TAX LIABILITY RESULTING FROM A SALE OF YOUR UNITS COULD EXCEED OUR OFFER PRICE.

     Your sale of units for cash will be a taxable sale, with the result that you will recognize taxable gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units of limited partnership interest of your partnership you transfer to us. The "amount realized" with respect to a unit of limited partnership interest you transfer to us will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to your unit. Depending on your basis in the units and your tax position, your tax liability resulting from a sale of units to us pursuant to the offer could exceed our offer price. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in the units you transfer to us, whether you dispose of all of your units, and whether you have available suspended passive losses, credits or other tax items to offset any gain recognized as a result of your sale of your units. We may also be required by state or local tax laws to withhold a portion of our offer price. Because the income tax consequences of tendering units will not be the same for everyone, you should consult your tax advisor to determine the tax consequences of the offer to you.

YOU MAY RECOGNIZE TAXABLE GAIN FOR RELEASE AND ASSIGNMENT OF CLAIMS.

     If you tender units in this offer, a portion of the price paid to you may be deemed a payment for your release and assignment of claims. The proper treatment for federal income tax purposes of your receipt of any deemed payments for your release and assignment of claims is uncertain. No opinion or assurance can be given that the Internal Revenue Service (the "IRS") will not challenge the treatment of any deemed payments for your release and assignment of claims as additional consideration for the units, and assert that such amount should be treated as an ordinary income payment in exchange for your release and/or assignment of current and future claims. You should consult your tax advisor regarding the tax consequences to you with respect to your right to, and your receipt of, any deemed payments for your release and assignment of claims.

IF YOU TENDER YOUR UNITS IN THIS OFFER, YOU WILL NO LONGER BE ENTITLED TO DISTRIBUTIONS FROM YOUR PARTNERSHIP.

     If you tender your units in response to our offer, you will transfer to us all right, title and interest in and to all of the units we accept, and the right to receive all distributions in respect of such units on and after the date on which we accept such units for purchase. Accordingly, for any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of a property owned by your partnership.

YOU COULD RECOGNIZE GAIN IN THE EVENT OF A FUTURE REDUCTION IN YOUR PARTNERSHIP'S LIABILITIES.

     Generally, a decrease in your share of partnership liabilities is treated, for federal income tax purposes, as a deemed cash distribution. Although the general partner of your partnership does not have any current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause the general partner to reduce your share of the partnership liabilities. If you retain all or a portion of your units and your share of the partnership liabilities were to be reduced, you would be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of the partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

WE COULD DELAY ACCEPTANCE OF, AND PAYMENT FOR, YOUR UNITS.

     We reserve the right to extend the period of time during which our offer is open and thereby delay acceptance for payment of any tendered units. The offer may be extended in our reasonable discretion, and no payment will be made in respect of tendered units until the expiration of the offer and acceptance of units for payment. We will pay for or return tendered units promptly after the expiration of the offer.

THERE MAY BE A POSSIBLE REDUCTION OF AVAILABLE INFORMATION ABOUT YOUR PARTNERSHIP AS A RESULT OF THIS OFFER.

     If there are less than 300 unitholders in your partnership upon consummation of the offer, your partnership would no longer be required to file periodic reports with the SEC, such as annual reports on Form 10-KSB containing annual audited financial statements, and quarterly reports on Form 10-QSB containing unaudited quarterly financial statements. Such reports are publicly available and can be obtained on the SEC's web site. The lack of such filings could adversely affect the already limited secondary market which currently exists for units in your partnership and may discourage offers to purchase your units. In such a case, you would regularly have access only to the information your partnership's agreement of limited partnership requires your general partner (which is our affiliate) to provide each year, which consists primarily of tax information. See "Special Factors -- Effects of the Offer -- Effect on Trading Market; Registration Under Section 12(g) of the Exchange Act."

YOUR PARTNERSHIP HAS BALLOON PAYMENTS ON ITS MORTGAGE DEBT.

     Your partnership has balloon payments of $47,916,000 and $3,500,000 due on its mortgage debt in 2006 and 2008, respectively. Your general partner currently intends to refinance the mortgages encumbering Coopers Pointe, Copper Mill, Four Winds, Hampton Greens, Plantation Creek, and Wood Creek Apartments prior to their maturity dates, all of which are in the first quarter of 2006, or to otherwise extend the maturity dates with the current lenders. If your partnership is unable to refinance these mortgages or the mortgages encumbering your partnership's other properties prior to their maturity dates, or is otherwise unable to obtain additional funds to pay the balloon payments when due, it will be in default and could lose the properties to foreclosure. See "The Offer -- Section 8. Certain Information Concerning Your Partnership" for more information regarding the mortgage debt of your partnership.

                                SPECIAL FACTORS

     In reviewing this offer and before deciding whether or not to tender any of your units, you should consider carefully the information discussed in this Special Factors section of this Offer to Purchase.

VALUATION OF UNITS

     Determination of Offer Price. Our offer price is based on our estimate of the proceeds that would be available for distribution to limited partners in the event of a liquidation of your partnership's properties. Our starting point in this process is our estimated value for the properties. We considered many of the same factors and assumptions that American Appraisal Associates, Inc., the court-appointed, independent appraiser ("AAA"), considered in its appraisal of your partnership's properties as described in the table below. For a more detailed description of the independent appraisal of your partnership's property, see "Special Factors -- Valuation of Units -- Estimated Liquidation Proceeds Based on Independent Appraisal."

                                                                            EFFECTIVE DATE
PROPERTY                                   REPORT DATE    APPRAISED VALUE      OF VALUE
--------                                  -------------   ---------------   --------------
Wood Creek Apartments...................  July 10, 2003     $16,900,000     May 6, 2003
Plantation Creek Apartments.............  June 27, 2003     $22,300,000     May 22, 2003
Four Winds Apartments...................  July 9, 2003      $16,500,000     May 8, 2003
Copper Mill Apartments..................  July 2, 2003      $13,500,000     May 7, 2003
Cooper's Pointe Apartments..............  July 3, 2003      $ 9,900,000     May 28, 2003
Autumn Run Apartments...................  June 28, 2003     $23,300,000     May 30, 2003
Promontory Point Apartments.............  July 16, 2003     $ 9,000,000     May 20, 2003
Hampton Greens Apartments...............  July 17, 2003     $ 8,500,000     April 28, 2003

     However, unlike AAA's appraisals, which were performed in 2003, our valuation of your partnership's properties was based on historical and current market data and our own estimates and assumptions, such as rental trends, occupancy projections, rental rate changes, unemployment, and household income. A summary of our valuation for your partnership's properties is set forth below.

     For Wood Creek Apartments, we assigned it a gross property value of $14,280,000, which is approximately 84.5% of its appraised value as of May 6, 2003. We made this determination based on certain factors, including the following:

     - the property's loss rate of 36% as of July, 2004 compared to a loss rate assumption of 15% by the appraiser;

     - our assessment of recent housing trends in the local market in which the property is located; and

     - our assessment of the general economic outlook for the area in which the property is located.

     For Plantation Creek Apartments, we assigned it a gross property value of $15,104,129, which is approximately 68% of its appraised value as of May 22, 2003. We made this determination based on certain factors, including the following:

     - the property's loss rate of 24% as of July, 2004 compared to a loss rate assumption of 15% by the appraiser;

     - our assessment of recent housing trends in the local market in which the property is located; and

     - our assessment of the general economic outlook for the area in which the property is located.

     For Four Winds Apartments, we assigned it a gross property value of $16,500,000, which is equal to its appraised value as of May 8, 2003. Your general partner has listed Four Winds Apartments for sale (with no specified price), which may sell within one year, although no assurance can be given that the property will actually be sold within that time frame or at all.

     For Copper Mill Apartments, we assigned it a gross property value of $12,150,000, which is approximately 90% of its appraised value as of May 7, 2003. We made this determination based on certain factors, including the following:

     - the property's loss rate of 10% as of July, 2004 compared to a loss rate assumption of 7% by the appraiser;

     - our assessment of recent housing trends in the local market in which the property is located; and

     - our assessment of the general economic outlook for the area in which the property is located.

     For Cooper's Pointe Apartments, we assigned it a gross property value of $8,910,000, which is approximately 90% of its appraised value as of May 28, 2003. We made this determination based on certain factors, including the following:

     - the property's loss rate of 8% as of July, 2004 compared to a loss rate assumption of 6% by the appraiser;

     - our assessment of recent housing trends in the local market in which the property is located; and

     - our assessment of the general economic outlook for the area in which the property is located.

     For Autumn Run Apartments, we assigned it a gross property value of $20,970,000, which is approximately 90% of its appraised value as of May 30, 2003. We made this determination based on certain factors, including the following:

     - the property's loss rate of 11% as of July, 2004 compared to a loss rate assumption of 5% by the appraiser;

     - our assessment of recent housing trends in the local market in which the property is located; and

     - our assessment of the general economic outlook for the area in which the property is located.

     For Promontory Point Apartments, we assigned it a gross property value of $7,650,000, which is approximately 85% of its appraised value as of May 20, 2003. We made this determination based on certain factors, including the following:

     - the property's loss rate of 24% as of July, 2004 compared to a loss rate assumption of 12% by the appraiser;

     - our assessment of recent housing trends in the local market in which the property is located; and

     - our assessment of the general economic outlook for the area in which the property is located.

     For Hampton Greens Apartments, we assigned it a gross property value of $7,650,000, which is approximately 90% of its appraised value as of April 28, 2003. We made this determination based on certain factors, including the following:

     - the property's vacancy rate of 20% as of July 2004 compared to a vacancy rate assumption of 10% by the appraiser;

     - our assessment of recent housing trends in the local market in which the property is located; and

     - our assessment of the general economic outlook for the area in which the property is located.

     Once we estimated the gross property value of each property as described above, we then deducted from the gross property value the estimated prepayment penalty associated with the mortgage indebtedness secured by the property, which would be paid in the event of a sale of the property. Accordingly, we deducted estimated prepayment penalties of $319,443 for Wood Creek Apartments, $257,065 for Plantation Creek Apartments, $239,952 for Four Winds Apartments, $128,072 for Copper Mill Apartments, $89,230 for Cooper's Pointe Apartments, $2,360,643 for Autumn Run Apartments, $323,286 for Promontory Point Apartments and $130,394 for Hampton Greens Apartments, respectively, to determine their net property values. The following table compares the appraised values of your partnership's properties to the net property values that we used to determine our offer price:

                                      2003                                         NET
                                   APPRAISED         GROSS        PREPAYMENT    PROPERTY
PROPERTY                             VALUE       PROPERTY VALUE    PENALTY        VALUE
--------                          ------------   --------------   ----------   -----------
Wood Creek Apartments...........  $ 16,900,000    $ 14,280,000    $  319,443   $13,960,557
Plantation Creek Apartments.....    22,300,000      15,104,129       257,065    14,847,065
Four Winds Apartments...........    16,500,000      16,500,000       239,952    16,260,048
Copper Mill Apartments..........    13,500,000      12,150,000       128,072    12,021,928
Cooper's Pointe Apartments......     9,900,000       8,910,000        89,230     8,820,770
Autumn Run Apartments...........    23,300,000      20,970,000     2,360,643    18,609,357
Promontory Point Apartments.....     9,000,000       7,650,000       323,286     7,326,714
Hampton Greens Apartments.......     8,500,000       7,650,000       130,394     7,519,606
                                  ------------    ------------    ----------   -----------
Total...........................  $119,900,000    $103,214,129    $3,848,084   $99,366,045
                                  ============    ============    ==========   ===========

     The aggregate net property value for all your partnership's properties is $99,366,045. This is determined by aggregating the net property values of all properties. To determine our offer price, we then calculated a net equity value for your partnership based on such aggregate net property value by adding the value of the non-real estate assets of your partnership and deducting its liabilities, including the mortgage debt (but excluding the associated prepayment penalty already deducted above) and certain other costs as indicated below.

     Finally, we allocated 98% of this net equity value to limited partners, which is the percentage of net proceeds that would be paid to limited partners in the event of a liquidation of your partnership. Our offer price represents the net equity value per unit determined in this manner as indicated below.

Aggregate net property value of partnership properties......  $ 99,366,045
Plus: Cash and cash equivalents.............................       883,250
Plus: Other partnership assets..............................     1,490,295
Less: Mortgage debt, including accrued interest.............   (65,071,030)
Less: Loans from partners...................................    (1,450,706)
Less: Accounts payable and accrued expenses.................      (963,951)
Less: Other liabilities.....................................    (1,674,926)
Plus: Deficit restoration obligation........................     1,318,600
                                                              ------------
Net equity value of your partnership........................  $ 33,897,575
Percentage of net equity value allocated to holders of
  units.....................................................            98%
                                                              ------------
Net equity value of units...................................  $ 33,245,995
  Total number of units.....................................     82,848.00
                                                              ------------
Net equity value per unit...................................  $     401.29
                                                              ============

     Comparison of Offer Price to Alternative Consideration. To assist holders of units in evaluating the offer, your general partner, which is our affiliate, has attempted to compare the offer price against: (a) all cash tender offer prices that the general partner has knowledge of, excluding our current offer,
(b) prices at which the units have been sold on the secondary market that the general partner has knowledge of, and (c) the estimated liquidation proceeds payable per unit, assuming a sale of properties at prices equal to appraised values determined by the independent appraiser in 2003. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the offer is dependent upon varying market conditions and varying property values, no assurance can be given that the estimated values reflect the actual range of possible values. The results of these comparative analyses are summarized in the chart below.

COMPARISON TABLE                                              PER UNIT
----------------                                              --------
Cash offer price............................................  $401.29
Alternatives
  Highest cash tender offer price (2002-March 2005).........  $251.00
  Highest price on secondary market (2002-February 2005)....  $506.00
  Estimated liquidation proceeds (based on 2003 appraised
     value).................................................  $602.69

  PRIOR TENDER OFFERS

     Excluding the current offer, we have conducted a total of seven prior tender offers for units in your partnership. We have described below all of the tender offers for units in your partnership that we are aware of that were commenced or completed since January 1, 2002.

     2005. We are not aware of any tender offers for units in your partnership that were commenced or completed in 2005.

     2004. We are not aware of any tender offers for units in your partnership that were commenced or completed in 2004.

     2003. On December 30, 2003, we completed a tender offer commenced on November 6, 2003. We acquired 1,859 units in that offer at a price of $192.60 per unit. In that case, we determined our offer price by estimating the net equity value of limited partnership units based on our valuation of your partnership's properties using principally the direct capitalization method.

     2002. On June 25, 2002, we completed a tender offer commenced on May 7, 2002. We acquired 856 units in that offer at a price of $251.00 per unit. In that case, we determined our offer price by estimating the net equity value of limited partnership units based on our valuation of your partnership's properties using principally the direct capitalization method.

     Prices on Secondary Market. Secondary market sales information is not a reliable measure of value because of the limited number of any known trades. Except for offers made by us and unaffiliated third parties, privately negotiated sales and sales through intermediaries are the only means that may be available to a limited partner to liquidate an investment in units (other than our offer) because the units are not listed or traded on any securities exchange or quoted on Nasdaq, on the Electronic Bulletin Board, or in "pink sheets." Secondary sales activity for the units, including privately negotiated sales, has been limited and sporadic. Set forth below is secondary sales information as reported by Direct Investments Spectrum (formerly known as The Partnership Spectrum) and The American Partnership Board, which are the only two sources from which we currently have information regarding secondary market sales. Other sources, such as The Stanger Report, may contain prices for the units that equal or exceed the sales prices reported by Direct Investments Spectrum and The American Partnership Board.

     Set forth below are the high and low sale prices of units during the years ended December 31, 2004, December 31, 2003 and December 31, 2002, as reported by Direct Investments Spectrum, which is an independent, third-party source. 2004 prices are through January 31, 2005 as the last publication included the period December 1, 2004 through January 31, 2005 with no cut-off between calendar years. The gross sales prices reported by Direct Investments Spectrum do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported price. We do not know whether the information compiled by Direct Investments Spectrum is accurate or complete.

 SALES PRICES OF PARTNERSHIP UNITS, AS REPORTED BY DIRECT INVESTMENTS SPECTRUM

                                                               HIGH       LOW
                                                              -------   -------
Year Ended December 31, 2004:                                 $400.00   $364.07
Year Ended December 31, 2003:                                 $506.00   $360.00
Year Ended December 31, 2002:                                 $500.00   $500.00

     Set forth in the table below are the high and low sales prices of units during the year ending December 31, 2005 (through February 28) and the years ended December 31, 2004, December 31, 2003 and December 31, 2002, as reported by the American Partnership Board, which is an independent, third-party source. The gross sales prices reported by American Partnership Board do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. We do not know whether the information compiled by the American Partnership Board is accurate or complete.

SALES PRICES OF PARTNERSHIP UNITS, AS REPORTED BY THE AMERICAN PARTNERSHIP BOARD

                                                               HIGH       LOW
                                                              -------   -------
Year Ending December 31, 2005 (through February 28):              N/A       N/A
Year Ended December 31, 2004:                                 $372.62   $364.07
Year Ended December 31, 2003:                                 $506.00   $406.05
Year Ended December 31, 2002:                                     N/A       N/A

  ESTIMATED LIQUIDATION PROCEEDS BASED ON INDEPENDENT APPRAISAL

     Selection and Qualifications of Independent Appraiser. In 2003, under the terms of the settlement of the Nuanes and Heller litigation, your partnership's properties were appraised by AAA, an independent appraiser appointed by the court. Under the terms of the settlement, the independent appraiser was required to provide in writing its professional opinion as to the market value of each of the partnership's properties describing the methodologies used and other information which the appraiser deemed appropriate to support or explain its work. The appraiser was also required to prepare an executive summary of each appraisal that included all material information. As the appraiser was court-appointed, no special valuation instructions were given to the appraiser by the partnership, us or our affiliates. The information was provided to us by AAA with respect to its appraisals.

     AAA is an experienced independent valuation consulting firm with more than 50 offices on four continents. AAA provides valuation and consulting services for the real estate industry through its specialized industry focus and operates through a team of professionals with different economical, financial, statistical, legal, architectural, urban and engineering knowledge and expertise.

     Factors Considered. AAA performed complete appraisals of all of your partnership's properties. AAA has represented that its report was prepared in conformity with the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. We furnished the appraiser with all of the necessary information requested by AAA in connection with the appraisal. The information furnished to the appraiser was true, correct and complete in all material respects. No limitations were imposed on AAA by us or any of our affiliates. In preparing its valuation of your partnership property, AAA:

     - inspected and analyzed the exterior of all buildings and site improvements and a representative sample of units;

     - conducted neighborhood and area research, including major employers, demographics (population trends, number of households, and income trends), housing trends, surrounding uses, and general economic outlook of the area;

     - conducted market research of rental inventory, historical vacancy rates, historical average rental rates, occupancy trends, concessions, and marketing strategies in the submarket, and occupancy rates at competing properties;

     - reviewed leasing policy, concessions and history of recent occupancy;

     - reviewed the historical operating statements for your partnership's property and an operating budget forecast for 2003;

     - prepared an estimate of stabilized income and expense (for capitalization purposes);

     - conducted market inquiries into recent sales of similar properties to ascertain sales price per unit, effective gross income multipliers and capitalization rates; and

     - prepared sales comparison and income capitalization approaches to value.

     AAA was provided by us with the following management budgets for your partnership's properties:

                                    AUTUMN RUN            COOPER'S POINTE           COPPER MILL             FOUR WINDS
                                 FISCAL YEAR 2003        FISCAL YEAR 2003        FISCAL YEAR 2003        FISCAL YEAR 2003
                                 MANAGEMENT BUDGET       MANAGEMENT BUDGET       MANAGEMENT BUDGET       MANAGEMENT BUDGET
                               ---------------------   ---------------------   ---------------------   ---------------------
DESCRIPTION                      TOTAL      PER UNIT     TOTAL      PER UNIT     TOTAL      PER UNIT     TOTAL      PER UNIT
-----------                    ----------   --------   ----------   --------   ----------   --------   ----------   --------
Revenues
  Rental Income..............  $3,120,000    $9,750    $1,471,500    $7,664    $1,805,900    $9,406    $2,906,112    $8,303
  Vacancy....................     186,725       584        86,500       451        82,135       428       158,300       452
  Credit Loss/Concessions....     114,520       358        33,180       173        38,210       199       105,000       300
    Subtotal.................  $  301,245    $  941    $  119,680    $  623    $  120,345    $  627    $  263,300    $  752
  Laundry Income.............  $        0    $    0    $    8,400    $   44    $   11,004    $   57    $   27,708    $   79
  Garage Revenue.............           0         0             0         0             0         0             0         0
  Other Misc. Revenue........     197,400       617       117,000       609       105,972       552       236,900       677
    Subtotal Other Income....  $  197,400    $  617    $  125,400    $  653    $  116,976    $  609    $  264,608    $  756
Effective Gross Income.......  $3,016,155    $9,425    $1,477,220    $7,694    $1,802,531    $9,388    $2,907,420    $8,307
Operating Expenses
  Taxes......................  $  384,722    $1,202    $  143,123    $  745    $   93,577    $  487    $  196,620    $  562
  Insurance..................      52,740       165        44,396       231        32,130       167        68,780       197
  Utilities..................     173,408       542        78,000       406        86,616       451       106,500       304
  Repair & Maintenance.......      86,316       270       138,500       721        18,480        96        73,464       210
  Cleaning...................           0         0             0         0        50,732       264             0         0
  Landscaping................      47,305       148             0         0        58,792       306        43,200       123
  Security...................           0         0             0         0             0         0             0         0
  Marketing & Leasing........      54,222       169        17,100        89        24,000       125        77,900       223
  General Administrative.....     265,730       830       141,274       736        27,348       142       319,704       913
  Management.................     102,400       320        74,061       386        90,200       470       153,000       437
  Miscellaneous..............      90,962       284             0         0       146,946       765    $  103,360       295
Total Operating Expenses.....  $1,257,805    $3,931    $  636,454    $3,315    $  628,821    $3,275    $1,142,528    $3,264
  Reserves...................           0         0             0         0             0         0             0         0
Net Income...................  $1,758,350    $5,495    $  840,766    $4,379    $1,173,710    $6,113    $1,764,892    $5,043

                              HAMPTON GREENS         PLANTATION CREEK        PROMONTORY POINTE           WOODCREEK
                             FISCAL YEAR 2003        FISCAL YEAR 2003        FISCAL YEAR 2003        FISCAL YEAR 2003
                             MANAGEMENT BUDGET       MANAGEMENT BUDGET       MANAGEMENT BUDGET       MANAGEMENT BUDGET
                           ---------------------   ---------------------   ---------------------   ---------------------
DESCRIPTION                  TOTAL      PER UNIT     TOTAL      PER UNIT     TOTAL      PER UNIT     TOTAL      PER UNIT
-----------                ----------   --------   ----------   --------   ----------   --------   ----------   --------
Revenues
  Rental Income..........  $1,996,072    $6,460    $4,195,000    $8,667    $1,883,064    $7,472    $3,000,681    $6,946
  Vacancy................     117,000       379       634,000     1,310        90,924       361       177,503       411
  Credit
    Loss/Concessions.....      54,900       178       244,800       506        78,000       310        84,633       196
    Subtotal.............  $  171,900    $  556    $  878,800    $1,816    $  168,924    $  670    $  262,136    $  607
  Laundry Income.........  $   21,648    $   70    $        0    $    0    $   12,516    $   50    $   20,148    $   47
  Garage Revenue.........           0         0             0         0             0         0             0         0
  Other Misc. Revenue....      94,800       307       261,600       540        63,264       251       234,108       542
    Subtotal Other
      Income.............  $  116,448    $  377    $  261,600    $  540    $   75,780    $  301    $  254,256    $  589
Effective Gross Income...  $1,940,620    $6,280    $3,577,800    $7,392    $1,789,920    $7,103    $2,992,801    $6,928
Operating Expenses
  Taxes..................  $  240,993    $  780    $  381,488    $  788    $  277,435    $1,101    $  203,632    $  471
  Insurance..............      69,531       225        99,274       205        63,218       251        79,326       184
  Utilities..............     108,600       351       362,000       748        86,076       342       249,147       577
  Repair & Maintenance...      41,100       133       138,000       285        30,528       121        51,840       120
  Cleaning...............      66,600       216       175,000       362        65,604       260        91,000       211
  Landscaping............      58,136       188       189,500       392        61,248       243        75,800       175
  Security...............           0         0             0         0             0         0             0         0
  Marketing & Leasing....      44,910       145       102,400       212        32,280       128        53,000       123
  General
    Administrative.......     205,256       664       354,504       732       183,132       727       365,118       845
  Management.............     100,031       324       202,780       419        91,943       365       147,732       342
  Miscellaneous..........           0         0             0         0             0         0             0         0
Total Operating
  Expenses...............  $  935,157    $3,026    $2,004,946    $4,142    $  891,464    $3,538    $1,316,595    $3,048
  Reserves...............           0         0             0         0             0         0             0         0
Net Income...............  $1,005,463    $3,254    $1,572,854    $3,250    $  898,456    $3,565    $1,676,206    $3,880

     THE ABOVE MANAGEMENT BUDGETS WERE INTERNALLY PREPARED OPERATING PROJECTIONS FOR THE PARTNERSHIP'S PROPERTIES. A MANAGEMENT BUDGET DOES NOT REFLECT A PROPERTY'S ACTUAL PERFORMANCE, OR CHANGES IN THE CONDITION OF A PROPERTY, IN THE LOCAL AREA SURROUNDING A PROPERTY OR IN THE ECONOMY IN GENERAL.

     Summary of Approaches and Methodologies Employed. The following summary describes the material approaches and analyses employed by AAA in preparing the appraisals. The partnership imposed no conditions or limitations on the scope of AAA's investigation or the methods and procedures to be followed in preparing the appraisal. AAA principally relied on two approaches to valuation: (1) the sales comparison approach and (2) the income capitalization approach.

     The sales comparison approach uses analysis techniques and sales of comparable improved properties in surrounding or competing areas to derive units of comparison that are then used to indicate a value for the subject property. Under this approach, the primary methods of analysis used by the appraiser were:
(1) sales price per unit analysis; (2) net operating income analysis; and (3) effective gross income analysis.

     The purpose of the income capitalization approach is to value an income-producing property by analyzing likely future income and expenses of the property over a reasonable holding period. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and (2) a discounted cash flow analysis to derive property value. The direct capitalization analysis determines the value of a property by applying a capitalization rate that takes into account all of the factors influencing the value of such property to the net operating income of such property for a single year. The direct capitalization method is normally more appropriate for properties with relatively stable operating histories and expectations. The discounted cash flow analysis determines the value of a property by discounting to present value the estimated operating cash flow of such property and the estimated proceeds of a hypothetical sale of such property at the end of an assumed holding period. The discounted cash flow method is more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets.

     AAA relied principally on the income capitalization approach to valuation and secondarily on the sales comparison approach. Although the sales comparison approach is considered a reliable method for valuing property, the income capitalization approach is the primary approach used for valuing income producing property, such as your partnership's property.

     Summary of Independent Appraisals of Your Partnership's Property. AAA performed complete appraisals of all eight of your partnership's properties. The summary set forth below describes the material conclusions reached by AAA based on the values determined under the valuation approaches and subject to the assumptions and limitations described below. AAA determined that the estimated total "as is" market value of the fee simple estate of your partnership's properties was $119,900,000, which is higher than our estimate of the aggregate net property value of $99,366,045.

                             AUTUMN RUN APARTMENTS

     Valuation Under Sales Comparison Approach. AAA compared five apartment complexes with Autumn Run Apartments that were sold between May 2001 and January 2003 and located in the property's real estate market area. Based on its qualitative analysis, AAA rated the locations of two comparable properties as comparable and rated the locations of three comparable properties as inferior to the location of Autumn Run Apartments. AAA rated the quality/appeal of two comparable properties as comparable and rated the locations of three comparable properties as inferior to Autumn Run Apartments.

     AAA rated the amenities of five comparable properties as comparable to the amenities of Autumn Run Apartments.

     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from Autumn Run Apartments in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities and average unit size. Based on the available data, AAA concluded a value range of $74,308 to $90,857 per unit with a mean or average adjusted price of $82,082 per unit and a median adjusted price of $78,519 per unit. Thus, the estimated value based on a $75,000 sales price per unit for the 320 units was approximately $23,900,000 after adjustment for present value of concessions.

     As part of the sales comparison approach, AAA also conducted a net operating income ("NOI") analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared Autumn Run Apartments's NOI to the NOI of the five comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $59,947 and $75,741 per unit, with an average of $68,014 per unit. The appraiser concluded a value of $71,000 per unit for the 320 units of Autumn Run Apartments, resulting in an estimated "as is" market value of $22,700,000 using the NOI analysis after adjustment for present value of concessions.

     AAA also performed an effective gross income multiplier ("EGIM") analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio ("OER") of Autumn Run Apartments to be 39.70% before reserves, with the expense ratios of the five comparable properties ranging from 33.90% to 45.00%, resulting in EGIMs ranging from 6.76 to 8.74. Thus, AAA concluded an EGIM of 7.40 for Autumn Run Apartments and applied the EGIM to the stabilized effective gross income for Autumn Run Apartments (see Income Approach section below), resulting in a value conclusion of approximately $23,200,000 after adjustment for present value of concessions.

     AAA estimated the value using the price per unit analysis at $23,900,000, the value using the NOI analysis at $22,700,000 and the value using the EGIM analysis at $23,200,000. Based on these three valuation methods, AAA concluded that the reconciled value for Autumn Run Apartments under the sales comparison approach was $23,300,000. AAA assumed a marketing and exposure period of 6 to 12 months.

     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and
(2) a discounted cash flow analysis to derive a value for Autumn Run Apartments.

     AAA first utilized a discounted cash flow method to analyze the value of Autumn Run Apartments. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA performed a market rent analysis for Autumn Run Apartments to derive a projected rental income. AAA also employed a direct capitalization analysis on the property by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate. AAA performed a market rent analysis for Autumn Run Apartments to derive a projected rental income. The analysis included both a review of the subject's current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated Autumn Run Apartment's effective gross income ("EGI") by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $3,147,760. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for Autumn Run Apartments of approximately $1,802,127. AAA performed a pro forma analysis of revenues and expenses for Autumn Run Apartments to derive the subject's stabilized NOI. AAA relied on the subject's historical and budgeted income and expenses for this estimate. AAA derived appropriate investments criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.

     The assumptions employed by AAA to determine the value of Autumn Run Apartments under the income approach included:

          (1) stabilized vacancy and collection loss rate of 5%;

          (2) replacement reserve of $300 per unit;

          (3) overall capitalization rate of 7.75%;

          (4) terminal capitalization rate of 8.25%;

          (5) discount rate of 10.75%;

          (6) 2% cost of sale at reversion; and

          (7) holding period of 10 years.

No adjustment was made for lease-up costs because the property was near or at a stabilized condition. An adjustment was made for concessions, and AAA estimated the present value of concessions to be $52,000. Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $23,100,000 through the discounted cash flow method. The reversion value contributed approximately 45% of the value.

     Under the direct capitalization method, utilizing a capitalization rate of 7.75%, the projected NOI resulted in a value (after rounding) of $23,200,000 after adjustments for lease-up costs and present value of concessions.

     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for Autumn Run Apartments was $23,200,000.

     Reconciliation of Values and Conclusions of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value under the sales comparison approach was $23,300,000 and the estimated market value under the income capitalization approach was $23,200,000. After reconciling the various factors, in its appraisal report dated June 28, 2003, AAA determined that the most appropriate technique for estimating the value of income-producing property was an approach based primarily on income, and thus arrived at a final "as is" market value for Autumn Run Apartments of $23,300,000 as of May 30, 2003.

                                COOPER'S POINTE

     Valuation Under Sales Comparison Approach. AAA compared five apartment complexes with Cooper's Pointe Apartments that were sold between September 1998 and February 2002 and located in the property's real estate market area. Based on its qualitative analysis, AAA rated the locations of four comparable properties as comparable and rated the location of one comparable properties as inferior to the location of Cooper's Pointe Apartments. AAA rated the quality/appeal of one comparable property as superior, two comparable properties as comparable and two comparable properties as inferior to the quality/appeal of Cooper's Pointe Apartments. AAA rated the amenities of four comparable properties as comparable and one comparable property as superior to the amenities of Cooper's Pointe Apartments.

     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from Cooper's Pointe Apartments in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities and average unit size. Based on the available data, AAA concluded a value range of $47,214 to $53,362 per unit with a mean or average adjusted price of $50,971 per unit and a median adjusted price of $52,250 per unit. Thus, the estimated value based on a $50,000 sales price per unit for the 192 units was approximately $9,600,000.

     As part of the sales comparison approach, AAA also conducted a net operating income ("NOI") analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared Cooper's Pointe Apartments' NOI to the NOI of the five comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $45,280 and $54,603 per unit, with an average of $51,823 per unit. The appraiser concluded a value of $52,000 per unit for the 192 units of Cooper's Pointe Apartments, resulting in an estimated "as is" market value of $10,000,000 using the NOI analysis.

     AAA also performed an effective gross income multiplier ("EGIM") analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio ("OER") of Cooper's Pointe Apartments to be 42.73% before reserves, with the expense ratios of the five comparable properties ranging from 41.50% to 52.91%, resulting in EGIMs ranging from 4.88 to 7.15. Thus, AAA concluded an EGIM of 6.50 for Cooper's Pointe, and applied the EGIM to the stabilized effective gross income for Cooper's Pointe Apartments (see Income Approach section below), resulting in a value conclusion of approximately $10,100,000.

     AAA estimated the value using the price per unit analysis at $9,600,000, the value using the NOI analysis at $10,000,000 and the value using the EGIM analysis at $10,100,000. Based on these three valuation methods, AAA concluded that the reconciled value for Cooper's Pointe Apartments under the sales comparison approach was $10,000,000. AAA assumed a marketing and exposure period of 6 to 12 months.

     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and
(2) a discounted cash flow analysis to derive a value for Cooper's Pointe Apartments.

     AAA first utilized a discounted cash flow method to analyze the value of Cooper's Pointe Apartments. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA performed a market rent analysis for Cooper's Pointe Apartments to derive a projected rental income. AAA also employed a direct capitalization analysis on the property by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate. AAA performed a market rent analysis for Cooper's Pointe Apartments to derive a projected rental income. The analysis included both a review of the subject's current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated Cooper's Pointe Apartment's effective gross income ("EGI") by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $1,547,178. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for Cooper's Pointe Apartments of approximately $838,139. AAA performed a pro forma analysis of revenues and expenses for Cooper's Pointe Apartments to derive the subject's stabilized NOI. AAA relied on the subject's historical and budgeted income and expenses for this estimate. AAA derived appropriate investment criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.

     The assumptions employed by AAA to determine the value of Cooper's Pointe Apartments under the income approach included:

          (1) stabilized vacancy and collection loss rate of 6%;

          (2) replacement reserve of $250 per unit;

          (3) overall capitalization rate of 8.50%;

          (4) terminal capitalization rate of 10.00%;

          (5) discount rate of 11.00%;

          (6) 2.00% cost of sale at reversion; and

          (7) holding period of 10 years.

No adjustment was made for lease-up costs because the property was near or at a stabilized condition. No adjustment was made for concessions. Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $9,800,000 through the discounted cash flow method. The reversion value contributed approximately 40% of the value.

     Under the direct capitalization method, utilizing a capitalization rate of 8.50%, the projected NOI resulted in a prospective (stabilized) value (after rounding) of $9,900,000.

     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for Cooper's Pointe Apartments was $9,900,000.

     Reconciliation of Values and Conclusions of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value under the sales comparison approach was $10,000,000 and the estimated market value under the income capitalization approach was $9,900,000. After reconciling the various factors, in its appraisal report dated July 3, 2003, AAA determined that the most appropriate technique for estimating the value of income-producing property was an approach based primarily on income, and thus arrived at a final "as is" market value for Cooper's Pointe Apartments of $9,900,000 as of May 28, 2003.

                                  COPPER MILL

     Valuation Under Sales Comparison Approach. AAA compared five apartment complexes with Copper Mill that were sold between September 2000 and June 2001 and located in the property's real estate market area. Based on its qualitative analysis, AAA rated the locations of three comparable properties as comparable and two comparable properties as inferior to the location of Copper Mill. AAA rated the quality/appeal of five comparable properties as comparable to the quality/appeal of Copper Mill. AAA rated the amenities of five comparable properties as comparable to the amenities of Copper Mill.

     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from Copper Mill in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities and average unit size. Based on the available data, AAA concluded a value range of $68,775 to $81,814 per unit with a mean or average adjusted price of $76,139 per unit and a median adjusted price of $78,099 per unit. Thus, the estimated value based on a $72,000 sales price per unit for the 192 units was approximately $13,800,000 after adjustment for present value of concessions.

     As part of the sales comparison approach, AAA also conducted a net operating income ("NOI") analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared Copper Mill's NOI to the NOI of the five comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $63,865 and $71,413 per unit, with an average of $67,561 per unit. The appraiser concluded a value of $72,000 per unit for the 192 units of Copper Mill, resulting in an estimated "as is" market value of $13,800,000 using the NOI analysis after adjustment for present value of concessions.

     AAA also performed an effective gross income multiplier ("EGIM") analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio ("OER") of Copper Mill to be 35.55% before reserves, with the expense ratios of the five comparable properties ranging from 30.33% to 39.36%, resulting in EGIMs ranging from 6.89 to 8.23. Thus, AAA concluded an EGIM of 7.65 for Copper Mill, and applied the EGIM to the stabilized effective gross income for Copper Mill (see Income Approach section below), resulting in a value conclusion of approximately $13,700,000 after adjustment for present value of concessions.

     AAA estimated the value using the price per unit analysis at $13,800,000, the value using the NOI analysis at $13,800,000 and the value using the EGIM analysis at $13,700,000. Based on these three valuation methods, AAA concluded that the reconciled value for Copper Mill under the sales comparison approach was $13,800,000. AAA assumed a marketing and exposure period of 6 to 12 months.

     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and
(2) a discounted cash flow analysis to derive a value for Copper Mill.

     AAA first utilized a discounted cash flow method to analyze the value of Copper Mill. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA performed a market rent analysis for Copper Mill to derive a projected rental income. AAA also employed a direct capitalization analysis on the property by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate. AAA performed a market rent analysis for Copper Mill to derive a projected rental income. The analysis included both a review of the subject's current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated Copper Mill's effective gross income ("EGI") by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $1,790,090. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for Copper Mill of approximately $1,115,841. AAA performed a pro forma analysis of revenues and expenses for Copper Mill to derive the subject's stabilized NOI. AAA relied on the subject's historical and budgeted income and expenses for this estimate. AAA derived appropriate investment criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.

     The assumptions employed by AAA to determine the value of Copper Mill under the income approach included:

          (1) stabilized vacancy and collection loss rate of 7%;

          (2) replacement reserve of $200 per unit;

          (3) overall capitalization rate of 8.75%;

          (4) terminal capitalization rate of 9.25%;

          (5) discount rate of 11.00%;

          (6) 2.00% cost of sale at reversion; and

          (7) holding period of 10 years.

No adjustment was made for lease-up costs because the property was near or at a stabilized condition. An adjustment was made for concessions, and AAA estimated the present value of concessions to be $47,000. Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $13,400,000 through the discounted cash flow method. The reversion value contributed approximately 42% of the value.

     Under the direct capitalization method, utilizing a capitalization rate of 8.75%, the projected NOI resulted in a prospective (stabilized) value (after rounding) of $12,700,000 after adjustments for present value of concessions.

     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for Copper Mill was $13,400,000.

     Reconciliation of Values and Conclusions of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value under the sales comparison approach was $13,800,000 and the estimated market value under the income capitalization approach was $13,400,000. After reconciling the various factors, in its appraisal report dated July 2, 2003, AAA determined that the most appropriate technique for estimating the value of income-producing property was an approach based primarily on income, and thus arrived at a final "as is" market value for Copper Mill of $13,500,000 as of May 7, 2003.

                             FOUR WINDS APARTMENTS

     Valuation Under Sales Comparison Approach. AAA compared five apartment complexes with Four Winds Apartments that were sold between January 2001 and August 2002 and located in the property's real estate market area. Based on its qualitative analysis, AAA rated the locations of five comparable properties as comparable to the location of Four Winds Apartments. AAA rated the quality/appeal of two comparable properties as superior and three comparable properties as comparable to the quality/appeal Four Winds Apartments. AAA rated the amenities of one comparable property as superior and four comparable properties as comparable to the amenities of Four Winds Apartments.

     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from Four Winds Apartments in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities and average unit size. Based on the available data, AAA concluded a value range of $44,855 to $50,468 per unit with a mean or average adjusted price of $47,825 per unit and a median adjusted price of $47,586 per unit. Thus, the estimated value based on a $47,500 sales price per unit for the units was approximately $16,600,000 after adjustment for deferred maintenance.

     As part of the sales comparison approach, AAA also conducted a net operating income ("NOI") analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared Four Winds Apartments' NOI to the NOI of the five comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $40,691 and $55,416 per unit, with an average of $49,452 per unit. The appraiser concluded a value of $47,500 per unit for the 350 units of Four Winds Apartments, resulting in an estimated "as is" market value of $16,600,000 using the NOI analysis after adjustment for deferred maintenance.

     AAA also performed an effective gross income multiplier ("EGIM") analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio ("OER") of Four Winds Apartments to be 43.31% before reserves, with the expense ratios of the five comparable properties ranging from 32.03% to 47.37%, resulting in EGIMs ranging from 6.49 to 7.33. Thus, AAA concluded an EGIM of 6.00 for Four Winds Apartments, and applied the EGIM to the stabilized effective gross income for Four Winds Apartments (see Income Approach section below), resulting in a value conclusion of approximately $16,600,000 after adjustment for deferred maintenance.

     AAA estimated the value using the price per unit analysis at $16,600,000, the value using the NOI analysis at $16,600,000 and the value using the EGIM analysis at $16,600,000. Based on these three valuation methods, AAA concluded that the reconciled value for Four Winds Apartments under the sales comparison approach was $16,600,000. AAA assumed a marketing and exposure period of 6 to 12 months.

     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and
(2) a discounted cash flow analysis to derive a value for Four Winds Apartments.

     AAA first utilized a discounted cash flow method to analyze the value of Four Winds Apartments. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA performed a market analysis for Four Winds Apartments to derive a projected rental income. AAA also employed a direct capitalization analysis on the property by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate. AAA performed a market rent analysis for Four Winds Apartments to derive a projected rental income. The analysis included both a review of the subject's current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated Four Winds Apartment's effective gross income ("EGI") by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $2,786,271. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for Four Winds Apartments of approximately $1,491,957. AAA performed a pro forma analysis of revenues and expenses for Four Winds Apartments to derive the subject's stabilized NOI. AAA relied on the subject's historical and budgeted income and expenses for this estimate. AAA derived appropriate investment criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.

     The assumptions employed by AAA to determine the value of Four Winds Apartments under the income approach included:

          (1) stabilized vacancy and collection loss rate of 8.50%;

          (2) replacement reserve of $250 per unit;

          (3) overall capitalization rate of 9.00%;

          (4) terminal capitalization rate of 10.00%;

          (5) discount rate of 11.00%;

          (6) 2.00% cost of sale at reversion; and

          (7) holding period of 10 years.

No adjustment was made for lease-up costs because the property was near or at a stabilized condition. No adjustment was made for concessions. An adjustment was made for deferred maintenance. Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $16,500,000 through the discounted cash flow method. The reversion value contributed approximately 39% of the value.

     Under the direct capitalization method, utilizing a capitalization rate of 9.00%, the projected NOI resulted in a prospective (stabilized) value (after rounding) of $16,500,000 after adjustment for deferred maintenance.

     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for Four Winds Apartments was $16,500,000.

     Reconciliation of Values and Conclusions of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value under the sales comparison approach was $16,600,000 and the estimated market value under the income capitalization approach was $16,500,000. After reconciling the various factors, in its appraisal report dated July 9, 2003, AAA determined that the most appropriate technique for estimating the value of income-producing property was an approach based primarily on income, and thus arrived at a final "as is" market value for Four Winds Apartments of $16,500,000 as of May 8, 2003.

                                 HAMPTON GREENS

     Valuation Under Sales Comparison Approach. AAA compared five apartment complexes with Hampton Greens that were sold between February 2000 and August 2001 and located in the property's real estate market area. Based on its qualitative analysis, AAA rated the locations of one comparable property as superior, three comparable properties as comparable and one comparable properties as inferior to the location of Hampton Greens. AAA rated the quality/appeal of two comparable properties as comparable and three comparable properties as inferior to quality/appeal of Hampton Greens. AAA rated the amenities of five comparable properties as comparable to the amenities of Hampton Greens.

     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from Hampton Greens in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities and average unit size. Based on the available data, AAA concluded a value range of $30,015 to $38,222 per unit with a mean or average adjusted price of $32,744 per unit and a median adjusted price of $31,058 per unit. Thus, the estimated value based on a $31,000 sales price per unit for the 309 units was approximately $9,400,000 after adjustment for lease-up costs and present value of concessions.

     As part of the sales comparison approach, AAA also conducted a net operating income ("NOI") analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared Hampton Greens' NOI to the NOI of the five comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $20,575 and $25,866 per unit, with an average of $23,471 per unit. The appraiser concluded a value of $25,000 per unit for the 309 units of Hampton Greens, resulting in an estimated "as is" market value of $7,500,000 using the NOI analysis after adjustment for lease-up costs and present value of concessions.

     AAA also performed an effective gross income multiplier ("EGIM") analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio ("OER") of Hampton Greens to be 50.73% before reserves, with the expense ratios of the five comparable properties ranging from 40.66% to 55.86%, resulting in EGIMs ranging from 4.24 to 5.50. Thus, AAA concluded an EGIM of 4.50 for Hampton Greens, and applied the EGIM to the stabilized effective gross income for Hampton Greens (see Income Approach section below), resulting in a value conclusion of approximately $8,100,000 after adjustment for lease-up costs and present value of concessions.

     AAA estimated the value using the price per unit analysis at $9,400,000, the value using the NOI analysis at $7,500,000 and the value using the EGIM analysis at $8,100,000. Based on these three valuation methods, AAA concluded that the reconciled value for Hampton Greens under the sales comparison approach was $8,500,000. AAA assumed a marketing and exposure period of 6 to 12 months.

     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and
(2) a discounted cash flow analysis to derive a value for Hampton Greens.

     AAA first utilized a discounted cash flow method to analyze the value of Hampton Greens. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA performed a market rent analysis for Hampton Greens to derive a projected rental income. AAA also employed a direct capitalization analysis on the property by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate. AAA performed a market rent analysis for Hampton Greens to derive a projected rental income. The analysis included both a review of the subject's current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated Hampton Greens' effective gross income ("EGI") by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $1,844,720. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for Hampton Greens of approximately $831,572. AAA performed a pro forma analysis of revenues and expenses for Hampton Greens to derive the subject's stabilized NOI. AAA relied on the subject's historical and budgeted income and expenses for this estimate. AAA derived appropriate investment criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.

     The assumptions employed by AAA to determine the value of Hampton Greens under the income approach included:

          (1) stabilized vacancy and collection loss rate of 10%;

          (2) replacement reserve of $250 per unit;

          (3) overall capitalization rate of 9.50%;

          (4) terminal capitalization rate of 10.00%;

          (5) discount rate of 11.00%;

          (6) 3.00% cost of sale at reversion; and

          (7) holding period of 10 years.

In addition, adjustments were made for any assumed lease-up costs and concessions because Hampton Greens' occupancy level was below a stabilized occupancy projection and due to soft market conditions. Thus, AAA assumed a 12-month lease up period and estimated the present value of concessions to be $123,000. Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $8,800,000 through the discounted cash flow method. The reversion value contributed approximately 40% of the value.

     Under the direct capitalization method utilizing a capitalization rate of 9.50%, the projected NOI resulted in a value (after rounding) of $8,600,000 after adjustments for lease-up costs and present value of concessions.

     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for Hampton Greens was $8,700,000.

     Reconciliation of Values and Conclusions of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value under the sales comparison approach was $8,500,000 and the estimated market value under the income capitalization approach was $8,700,000. After reconciling the various factors, in its appraisal report dated July 17, 2003, AAA determined that the most appropriate technique for estimating the value of income-producing property was an approach based primarily on income, and thus arrived at a final "as is" market value for Hampton Greens of $8,500,000 as of April 28, 2003.

                                PLANTATION CREEK

     Valuation Under Sales Comparison Approach. AAA compared five apartment complexes with Plantation Creek that were sold between August 2001 and March 2003 and located in property's real estate market area. Based on its qualitative analysis, AAA rated the locations of one comparable property as superior and four comparable properties as comparable to the location of Plantation Creek. AAA rated the quality/appeal of five comparable properties as comparable to the quality/appeal of Plantation Creek. AAA rated the amenities of five comparable properties as comparable to the amenities of Plantation Creek.

     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from Plantation Creek in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities and average unit size. Based on the available data, AAA concluded a value range of $44,464 to $49,844 per unit with a mean or average adjusted price of $47,282 per unit and a median adjusted price of $47,500 per unit. Thus, the estimated value based on a $47,500 sales price per unit for the 484 units was approximately $22,700,000 after adjustment for present value of concessions.

     As part of the sales comparison approach, AAA also conducted a net operating income ("NOI") analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared Plantation Creek's NOI to the NOI of the five comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $37,829 and $49,350 per unit, with an average of $43,839 per unit. The appraiser concluded a value of $45,000 per unit for the 484 units of Plantation Creek, resulting in an estimated "as is" market value of $21,500,000 using the NOI analysis after adjustment for present value of concessions.

     AAA also performed an effective gross income multiplier ("EGIM") analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio ("OER") of Plantation Creek to be 46.18% before reserves, with the expense ratios of the five comparable properties ranging from 39.21% to 46.35%, resulting in EGIMs ranging from 5.59 to 6.44. Thus, AAA concluded an EGIM of 6.10 for Plantation Creek, and applied the EGIM to the stabilized effective gross income for Plantation Creek (see Income Approach section below), resulting in a value conclusion of approximately $23,600,000 after adjustment for present value of concessions.

     AAA estimated the value using the price per unit analysis at $22,700,000, the value using the NOI analysis at $21,500,000 and the value using the EGIM analysis at $23,600,000. Based on these three valuation methods, AAA concluded that the reconciled value for Plantation Creek under the sales comparison approach was $22,500,000. AAA assumed a marketing and exposure period of 6 to 12 months.

     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and
(2) a discounted cash flow analysis to derive a value for Plantation Creek.

     AAA first utilized a discounted cash flow method to analyze the value of Plantation Creek. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA performed a market rent analysis for Plantation Creek to derive a projected rental income. AAA also employed a direct capitalization analysis on the property by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate. AAA performed a market rent analysis for Plantation Creek to derive a projected rental income. The analysis included both a review of the subject's current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated Plantation Creek's effective gross income ("EGI") by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $3,923,374. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for Plantation Creek of approximately $1,990,613. AAA performed a pro forma analysis of revenues and expenses for Plantation Creek to derive the subject's stabilized NOI. AAA relied on the subject's historical and budgeted income and expenses for this estimate. AAA derived appropriate investment criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.

     The assumptions employed by AAA to determine the value of Plantation Creek under the discount cash flow method included:

          (1) stabilized vacancy and collection loss rate of 13%;

          (2) replacement reserve of $250 per unit;

          (3) overall capitalization rate 9.00%;

          (4) terminal capitalization rate of 9.50%;

          (5) discount rate of 11.00%;

          (6) 2.00% cost of sale at reversion; and

          (7) holding period of 10 years.

No adjustment was made for lease-up costs because the property was near or at a stabilized condition. An adjustment was made for concessions, and AAA estimated the present value of concessions to be $327,000. Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $22,200,000 through the discounted cash flow method. The reversion value contributed approximately 41% of the value.

     Under the direct capitalization method utilizing a capitalization rate of 9.00%, the projected NOI resulted in a prospective (stabilized) value (after rounding) of $21,800,000 after adjustments for present value of concessions.

     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for Plantation Creek was $22,000,000.

     Reconciliation of Values and Conclusions of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value under the sales comparison approach was $22,500,000 and the estimated market value under the income capitalization approach was $22,000,000. After reconciling the various factors, in its appraisal report dated June 27, 2003, AAA determined that the most appropriate technique for estimating the value of income-producing property was an approach based primarily on income, and thus arrived at a final "as is" market value for Plantation Creek of $22,300,000 as of May 22, 2003.

                               PROMONTORY POINTE

     Valuation Under Sales Comparison Approach. AAA compared five apartment complexes with Promontory Pointe that were sold between November 2000 and June 2002 and located in the property's real estate market area. Based on its qualitative analysis, AAA rated the locations of four comparable properties as superior one comparable property as comparable to the location of Promontory Pointe. AAA rated the quality/appeal of three comparable properties as superior, one comparable property as comparable and one comparable property as inferior to the quality/appeal of Promontory Pointe. AAA rated the amenities of five comparable properties as comparable to the amenities of Promontory Pointe.

     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from Promontory Pointe in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities and average unit size. Based on the available data, AAA concluded a value range of $30,527 to $38,383 per unit with a mean or average adjusted price of $35,200 per unit and a median adjusted price of $35,396 per unit. Thus, the estimated value based on a $35,000 sales price per unit for the 252 units was approximately $8,600,000 after adjustment for lease-up costs and present value of concessions.

     As part of the sales comparison approach, AAA also conducted a net operating income ("NOI") analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared Promontory Pointe's NOI to the NOI of the five comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $29,647 and $34,158 per unit, with an average of $31,903 per unit. The appraiser concluded a value of $33,000 per unit for the 252 units of Promontory Pointe, resulting in an estimated "as is" market value of $8,100,000 using the NOI analysis after adjustment for lease-up costs and present value of concessions.

     AAA also performed an effective gross income multiplier ("EGIM") analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio ("OER") of Promontory Pointe to be 47.92% before reserves, with the expense ratios of the five comparable properties ranging from 50.06% to 50.47%, resulting in EGIMs ranging from 4.50 to 5.14. Thus, AAA concluded an EGIM of 5.00 for Promontory Point, and applied the EGIM to the stabilized effective gross income for Promontory Pointe (see Income Approach section below), resulting in a value conclusion of approximately $8,400,000 after adjustment for lease-up costs and present value of concessions.

     AAA estimated the value using the price per unit analysis at $8,600,000, the value using the NOI analysis at $8,100,000 and the value using the EGIM analysis at $8,400,000. Based on these three valuation methods, AAA concluded that the reconciled value for Promontory Pointe under the sales comparison approach was $8,400,000. AAA assumed a marketing and exposure period of 6 to 12 months.

     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and
(2) a discounted cash flow analysis to derive a value for Promontory Pointe.

     AAA first utilized a discounted cash flow method to analyze the value of Promontory Pointe. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA performed a market rent analysis for Promontory

Pointe to derive a projected rental income. AAA also employed a direct capitalization analysis on the property by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate. AAA performed a market rent analysis for Promontory Pointe to derive a projected rental income. The analysis included both a review of the subject's current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated Promontory Pointe's effective gross income ("EGI") by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $1,712,815. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for Promontory Pointe of approximately $829,083. AAA performed a pro forma analysis of revenues and expenses for Promontory Pointe to derive the subject's stabilized NOI. AAA relied on the subject's historical and budgeted income and expenses for this estimate. AAA derived appropriate investment criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.

     The assumptions employed by AAA to determine the value of Promontory Pointe under the income approach included:

          (1) stabilized vacancy and collection loss rate of 12%;

          (2) replacement reserve of $250 per unit;

          (3) overall capitalization rate of 9.00%;

          (4) terminal capitalization rate of 9.50%;

          (5) discount rate of 10.50%;

          (6) 3.00% cost of sale at reversion; and

          (7) holding period of 10 years.

In addition, adjustments were made for assumed lease-up costs and concessions because Hampton Greens' occupancy level was below a stabilized occupancy projection and due to soft market conditions. Thus, AAA assumed a 12-month lease up period and estimated the present value of concessions to be $137,000. Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $9,200,000 through the discounted cash flow method. The reversion value contributed approximately 42% of the value.

     Under the direct capitalization method utilizing a capitalization rate of 9.00%, the projected NOI resulted in a prospective (stabilized) value (after rounding) of $9,000,000 after adjustments for lease-up costs and present value of concessions.

     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for Promontory Pointe was $9,100,000.

     Reconciliation of Values and Conclusions of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value under the sales comparison approach was $8,400,000 and the estimated market value under the income capitalization approach was $9,100,000. After reconciling the various factors, in its appraisal report dated July 16, 2003, AAA determined that the most appropriate technique for estimating the value of income-producing property was an approach based primarily on income, and thus arrived at a final "as is" market value for Promontory Pointe of $9,000,000 as of May 20, 2003.

                                   WOODCREEK

     Valuation Under Sales Comparison Approach. AAA compared five apartment complexes with Woodcreek that were sold between August 2002 and February 2003 and located in the property's real estate market area. Based on its qualitative analysis, AAA rated the locations of two comparable property superior, one comparable property as comparable and two comparable properties as inferior to the location of Woodcreek. AAA rated the quality/appeal of four comparable properties as superior and one comparable properties as inferior to the quality/appeal of Woodcreek. AAA rated the amenities of two comparable properties as superior, two comparable properties as comparable and one comparable property as inferior to the amenities of Woodcreek.

     AAA made adjustments to the sales price per unit of each comparable property to reflect differences from Woodcreek in location, number of units, quality/appeal, age/condition, occupancy at sale, amenities and average unit size. Based on the available data, AAA concluded a value range of $35,688 to $42,396 per unit with a mean or average adjusted price of $39,823 per unit and a median adjusted price of $40,091 per unit. Thus, the estimated value based on a $40,000 sales price per unit for the 432 units was approximately $16,800,000 after adjustment for lease-up costs and present value of concessions.

     As part of the sales comparison approach, AAA also conducted a net operating income ("NOI") analysis. NOI effectively takes into account the various physical, location and operating aspects of the sale. AAA compared Woodcreek's NOI to the NOI of the five comparable properties and arrived at a percentage adjustment. After applying the percentage adjustment to the sales price per unit of each comparable property, the range of value was between $44,477 and $46,568 per unit, with an average of $45,298 per unit. The appraiser concluded a value of $44,000 per unit for the 432 units of Woodcreek, resulting in an estimated "as is" market value of $18,500,000 using the NOI analysis after adjustment for lease-up costs and present value of concessions.

     AAA also performed an effective gross income multiplier ("EGIM") analysis. The EGIM measures the relationship between the sales price of a property and its effective gross income, which is the total annual income that a property would produce after an allowance for vacancy and credit loss. AAA estimated the operating expense ratio ("OER") of Woodcreek to be 44.70% before reserves, with the expense ratios of the five comparable properties ranging from 36.58% to 45.35%, resulting in EGIMs ranging from 6.73 to 7.88. Thus, AAA concluded an EGIM of 6.00 for Woodcreek, and applied the EGIM to the stabilized effective gross income for Woodcreek (see Income Approach section below), resulting in a value conclusion of approximately $17,600,000 after adjustment for lease-up costs and present value of concessions.

     AAA estimated the value using the price per unit analysis at $16,800,000, the value using the NOI analysis at $18,500,000 and the value using the EGIM analysis at $17,600,000. Based on these three valuation methods, AAA concluded that the reconciled value for Woodcreek under the sales comparison approach was $17,200,000. AAA assumed a marketing and exposure period of 6 to 12 months.

     Valuation Under Income Capitalization Approach. Under the income capitalization approach, AAA performed: (1) a direct capitalization analysis and
(2) a discounted cash flow analysis to derive a value for Woodcreek.

     AAA first utilized a discounted cash flow method to analyze the value of Woodcreek. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. AAA performed a market rent analysis for Woodcreek to derive a projected rental income. AAA also employed a direct capitalization analysis on the property by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate. AAA performed a market rent analysis for Woodcreek to derive a projected rental income. The analysis included both a review of the subject's current asking and actual rent rates as well as a comparison with comparable apartment properties. AAA calculated Woodcreek's effective gross income ("EGI") by adding apartment rental collections to other income and then making an adjustment for vacancy and collection loss. Under this analysis, AAA arrived at an EGI of $3,014,448. Once the EGI was established, operating expenses were deducted from the EGI in order to arrive at an NOI for Woodcreek of approximately $1,559,086. AAA performed a pro forma analysis of revenues and expenses for Woodcreek to derive the subject's stabilized NOI. AAA relied on the subject's historical and budgeted income and expenses for this estimate. AAA derived appropriate investment criteria, including an overall capitalization rate, terminal capitalization rate and a discount rate based upon analysis of comparable sales and a survey of real estate investors.

     The assumptions employed by AAA to determine the value of under the discount cash flow method included:

          (1) stabilized vacancy and collection loss rate of 15%;

          (2) replacement reserve of $250 per unit;

          (3) overall capitalization rate of 9.00%;

          (4) terminal capitalization rate of 9.50%;

          (5) discount rate of 12.00%;

          (6) 2.00% cost of sale at reversion; and

          (7) holding period of 10 years.

In addition, adjustments were made for assumed lease-up costs and concessions because Woodcreek's occupancy level was below a stabilized occupancy projection and due to soft market conditions. Thus, AAA assumed a 12-month lease up period and estimated the present value of concessions to be $245,000. Based on these assumptions, AAA's estimate of cash flows for a 10-year period resulted in an indicated value of $16,900,000 through the discounted cash flow method. The reversion value contributed approximately 41% of the value.

     Under the direct capitalization method utilizing a capitalization rate of 9.00%, the projected NOI resulted in a prospective (stabilized) value (after rounding) of $16,900,000 after adjustments lease-up costs and present value of concessions.

     Using the income capitalization approach, AAA determined on an as-is basis that the direct capitalization method and the discounted cash flow method indicated the value for Woodcreek was $16,900,000.

     Reconciliation of Values and Conclusions of Appraisal. The final step in the appraisal process was to reconcile the sales comparison approach and the income capitalization approach values to arrive at a final value conclusion. The reconciliation of the two approaches involved weighing the valuation techniques in relation to their substantiation by market and other sources of data, the relativity and applicability of the approaches to the property type, and the purpose of the valuation. AAA concluded that the estimated market value under the sales comparison approach was $17,200,000 and the estimated market value under the income capitalization approach was $16,900,000. After reconciling the various factors, in its appraisal report dated July 10, 2003, AAA determined that the most appropriate technique for estimating the value of income-producing property was an approach based primarily on income, and thus arrived at a final "as is" market value for of $16,900,000 as of May 6, 2003.

     Assumptions, Limitations and Qualifications of AAA's Valuation. In preparing the appraisal, AAA relied, without independent verification, on the accuracy and completeness of all information supplied or otherwise made available to it by or on behalf of the partnership. In arriving at the appraisal, AAA assumed:

     - good and marketable title to the property;

     - validity of owner's claim to the property;

     - no encumbrances which could not be cleared through normal processes, unless otherwise stated;

     - accuracy of land areas and descriptions obtained from public records;

     - no subsurface mineral and use rights or conditions;

     - no substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials in existence or present on or in the property;

     - full compliance with applicable federal, state and local environmental regulations and laws, unless otherwise stated, defined and considered;

     - possession of all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization and that the renewal of these items is possible;

     - compliance with all applicable zoning and use regulations and restrictions, unless a nonconformity has been stated, defined, and considered;

     - utilization of the land and improvements within property boundaries and no encroachment or trespass of the improvements, unless otherwise stated;

     - the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects not readily apparent during inspection; and

     - compliance with the Americans with Disabilities Act of 1992.

     Compensation of Appraiser. AAA was appointed by the court to perform all the real estate appraisals in connection with the settlement relating to the Nuanes and Heller litigation. AAA was paid a fee of $619,100 for the appraisals. We have paid 50% of the costs of the appraisals, with the other 50% paid from the settlement fund. AAA has conducted other appraisals of property in connection with the other offers made pursuant to the settlement agreement. Other than the appraisals performed in connection with the settlement agreement, during the prior two years, no material relationship has existed between AAA and your partnership or any of its affiliates, including the AIMCO Entities.

     Availability of Appraisal Reports. You may obtain a full copy of AAA's appraisals upon request, without charge, by contacting the Information Agent at one of the addresses or the telephone number on the back cover of this Offer to Purchase. Copies of the appraisal for the property are also available for inspection and copying at the principal executive offices of the partnership during regular business hours by any interested unitholder or his or her designated representative at his or her cost. In addition, a copy of the appraisals has been filed with the SEC as an exhibit to the Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO and is available on the SEC's site on the World Wide Web at http://www.sec.gov.

     In estimating the net liquidation proceeds that would be payable per unit based on the total appraised value of your partnership's properties, we applied the same basic methodology as described under "Valuation of Units", except that we did not deduct any amounts that were already deducted from and reflected in the total appraised value. We deducted from the total appraised value of your partnership's properties ($119,900,000) total estimated prepayment penalties of $3,848,084 to determine the net appraised value of $116,051,916. As indicated below, based on the total appraised value of your partnership properties, the estimated net liquidation proceeds per unit is $602.69, which is higher than our offer price of $401.29.

Net appraised value of partnership properties...............  $116,051,916
Plus: Cash and cash equivalents.............................       883,250
Plus: Other partnership assets..............................     1,490,295
Less: Mortgage debt, including accrued interest.............   (65,071,030)
Less: Loans from partners...................................    (1,450,706)
Less: Accounts payable and accrued expenses.................      (963,951)
Less: Other liabilities.....................................    (1,674,926)
Plus: Deficit restoration obligation........................     1,652,317
                                                              ------------
Estimated net liquidation proceeds of your partnership......  $ 50,917,164
Percentage of estimated net liquidation proceeds allocated
  to holders of units.......................................            98%
                                                              ------------
Estimated net liquidation proceeds of units.................  $ 49,931,867
  Total number of units.....................................     82,848.00
                                                              ------------
Estimated net liquidation proceeds per unit.................  $     602.69
                                                              ============

BACKGROUND AND REASONS FOR THE OFFER

     General. We are in the business of acquiring direct and indirect interests in apartment properties such as the properties owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's properties while providing you and other investors with an opportunity to liquidate your current investment.

     This offer constitutes our eighth tender offer for units in your partnership. As part of the settlement of the Nuanes and Heller litigation, we commenced a cash tender offer in November 2003 to acquire limited partnership units in your partnership for $192.60 per unit and acquired 1,859 units. THIS OFFER IS NOT BEING MADE AS PART OF THE SETTLEMENT. Subsequent to the November 2003 litigation settlement offer, we acquired an additional 260 units at an offer price of $192.60 per unit in five negotiated transactions.

     Alternatives Considered by Your General Partner. From time to time in the past, we have made offers to acquire units of limited partnership interest in your partnership. Before making this offer and the previous offers, your general partner (which is our affiliate) considered a number of alternative transactions. The following is a brief discussion of the advantages and disadvantages of the alternatives considered by your general partner.

  LIQUIDATION

     One alternative would be for the partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with the agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of partnership assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     If your partnership was liquidated, and the properties sold at prices equal to the values determined by the independent appraiser in 2003, we estimate that your net liquidation proceeds would be $602.69 per unit. See "Special
Factors -- Valuation of Units." However, a liquidating sale of all of your partnership's properties would be a taxable event for all partners, including your general partner. Furthermore, all partners, including those who wish to retain their units, and your general partner would be forced to participate in the liquidation. Lastly, although the future operating results of your partnership and future sales prices of the properties owned by your partnership are uncertain, the operating performance of your partnership's properties may improve in the future, which, in turn, may result in higher property values, making a sale of your partnership's properties a more attractive option in the future. Such values are also a function of the interest rate environment at the time. However, because your general partner and property manager (which are our affiliates) receive fees for managing your partnership and its properties, a conflict of interest exists between continuing the partnership and receiving such fees, on the one hand, and the liquidation of the partnership and the termination of such fees, on the other. See "The Offer -- Section 8. Certain Information Concerning Your Partnership -- Investment Objectives and Policies; Sale or Financing of Investments" and "Special Factors -- Conflicts of Interest and Transactions with Affiliates." The term of the partnership will continue until December 31, 2010, unless the partnership is terminated sooner under the provisions of the partnership agreement.

  CONTINUATION OF THE PARTNERSHIP WITHOUT THE OFFER

     A second alternative would be for your partnership to continue as a separate legal entity with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions or improved operating performance, the level of distributions might increase over time. It is possible that the private resale market for properties could improve over time, making a sale of the partnership's properties at some point in the future a more attractive option than it is currently. The continuation of your partnership will allow you to continue to participate in the net income and any increases in revenue of your partnership and any net proceeds from the sale of the properties owned by your partnership. However, no assurance can be given as to future operating results or as to the results of any future attempts to sell the properties owned by your partnership.

     The primary disadvantage of continuing the operations of your partnership without our offer is that you would be limited in your ability to sell your units. Although you could sell your units to a third party, any such sale might be at a price less than our offer price.

     Alternative Transactions Considered by Us. At the present time, we have decided to proceed with this offer. From time to time in the past, we have considered proposing a number of alternative transactions, including the purchase of your partnership's properties or a merger of your partnership in which you would receive cash in exchange for your units. We decided not to pursue these alternative transactions because, in each case, we determined that a tender offer would be a less expensive means of acquiring additional interests in your partnership, and would not require the consent or approval of any limited partners (other than those who elect to tender their units). In the future, however, we may consider purchasing your partnership's properties or effecting such a merger. See "Special Factors -- Future Plans of the Purchaser." We also considered an offer to exchange units in your partnership for limited partnership interests in AIMCO Properties, L.P. However, because of the expense and delay associated with making such an exchange offer, we decided to make an offer for cash only. In addition, our historical experience has been that when we have offered limited partners an opportunity to receive cash or limited partnership interests in AIMCO Properties, L.P., the limited partners who tender usually prefer the cash option.

MATERIAL FEDERAL INCOME TAX MATTERS

     The following summary is a discussion of the material United States federal income tax consequences of the offer that may be relevant to (i) limited partners who tender some or all of their units for cash pursuant to our offer, and (ii) limited partners who do not tender any of their units pursuant to our offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all as of the date of this Offer to Purchase. All of the foregoing is subject to change or alternative construction, possibly with retroactive effect, and any such change or alternative construction could affect the continuing accuracy of this summary. This summary is based on the assumption that your partnership is operated in accordance with its organizational documents including its certificate of limited partnership and agreement of limited partnership. This summary does not purport to discuss all aspects of federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States federal income tax purposes), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. This summary assumes that the units are held by the limited partners for investment purposes (commonly referred to as "capital assets"), and are not held by partners for sale to customers as dealer property under the Code. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Offer to Purchase. Further, no opinion of counsel has been obtained with regard to the offer.

     THE UNITED STATES FEDERAL INCOME TAX TREATMENT OF A LIMITED PARTNER PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF UNITED STATES FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SELLING THE INTERESTS IN YOUR PARTNERSHIP REPRESENTED BY YOUR UNITS PURSUANT TO OUR OFFER OR OF A DECISION NOT TO SELL IN LIGHT OF YOUR SPECIFIC TAX SITUATION.

     Tax Consequences to Limited Partners Tendering Units for Cash. The sale of a unit of limited partnership interest pursuant to this offer will be a taxable transaction for United States federal income tax purposes. You will recognize gain or loss on a sale of a unit of limited partnership interest of your partnership equal to the difference, if any, between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the unit sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to your unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from a sale of a unit could exceed the cash received upon such sale.

     Adjusted Tax Basis. If you acquired your units for cash, your initial tax basis in such units was generally equal to your cash investment in your partnership increased by your share of partnership liabilities at the time you acquired such units. Your initial tax basis generally has been increased by (i) your share of partnership income and gains, and (ii) any increases in your share of partnership liabilities, and has been decreased (but not below zero) by (i) your share of partnership cash distributions, (ii) any decreases in your share of partnership liabilities, (iii) your share of partnership losses, and (iv) your share of nondeductible partnership expenditures that are not chargeable to capital. For purposes of determining your adjusted tax basis in your units immediately prior to a disposition of your units, your adjusted tax basis in your units will include your allocable share of partnership income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of partnership liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized with respect to a unit pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit, and may result in a tax liability to you that exceeds the cash received upon such sale.

     Character of Gain or Loss Recognized Pursuant to the Offer. Except as described below, the gain or loss recognized by you on a sale of a unit pursuant to the offer generally will be treated as a long-term capital gain or loss if you held the unit for more than one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum United States federal income tax rate of 15%. If the amount realized with respect to a unit of limited partnership interest of your partnership that is attributable to your share of "unrealized receivables" of your partnership exceeds the tax basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture for certain types of property. In addition, the maximum United States federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your units) held for more than one year is currently 25% (rather than 15%) with respect to that portion of the gain attributable to depreciation deductions previously taken on the property. Certain limitations apply to the use of capital losses.

     If you tender a unit of limited partnership interest of your partnership in the offer, you will be allocated a share of partnership taxable income or loss for the year of tender with respect to any units sold. You will not receive any future distributions on units tendered on or after the date on which such units are accepted for purchase and, accordingly, you may not receive any distributions with respect to such accreted income. Such allocation and any partnership cash distributions to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

     Passive Activity Losses. The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as your units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your units is treated as a passive activity, you may be able to reduce gain from the sale of your units pursuant to the offer with passive losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on your sale, you will generally be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. In general, if you sell all or a portion of your units pursuant to the offer and recognize a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses from your partnership that were not otherwise utilized will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. You are urged to consult your tax advisor concerning whether, and the extent to which, you have available "suspended" passive activity losses from your partnership or other investments that may be used to reduce gain from the sale of units pursuant to the offer.

     Release and Assignment of Claims. If you tender units in this offer, a portion of the price paid to you may be deemed a payment for your release and assignment of claims. The proper treatment for federal income tax purposes of your receipt of any deemed payments for your release and assignment of claims is uncertain. No opinion or assurance can be given that the IRS will not challenge the treatment of any deemed payments for your release and assignment of claims as additional consideration for the units, and assert that such amount should be treated as an ordinary income payment in exchange for your release and/or assignment of current and future claims. You should consult your tax advisor regarding the tax consequences to you with respect to your right to, and your receipt of, any deemed payments for your release and assignment of claims.

     Information Reporting, Backup Withholding and FIRPTA. If you tender any units, you must report the transaction by filing a statement with your United States federal income tax return for the year of the tender which provides certain required information to the IRS. To prevent the possible application of back-up United States federal income tax withholding with respect to the payment of the offer consideration, you are generally required to provide us with your correct taxpayer identification number. Back-up withholding is not an additional tax. Any amounts withheld under the back-up withholding rules may be refunded or credited against your United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service. See the instructions to the letter of transmittal.

     Gain realized by a foreign person on the sale of a unit pursuant to the offer will be subject to federal income tax under the Foreign Investment in Real Property Tax Act of 1980. Under these provisions of the Code, if we acquire an interest held by a foreign person, we will be required to deduct and withhold 10%
of the amount realized by such foreign person on the disposition. Amounts withheld would be creditable against a foreign person's United States federal income tax liability and, if in excess thereof, a refund could be claimed from the Internal Revenue Service by filing a United States income tax return. See the instructions to the letter of transmittal.

     State and Local Withholding. If you tender any units pursuant to this offer, we may be required under state or local tax laws to deduct and withhold a portion of our offer price. You should consult your tax advisor concerning whether any state or local withholding would be required on a disposition of your units and whether such amounts may be available to you as a credit on your state or local tax returns.

     Tax Consequences to the General Partner of Your Partnership and its Affiliates, including AIMCO Properties, L.P. The sale of your units pursuant to this offer will not be a taxable transaction for the general partner of your partnership or its affiliates, including AIMCO Properties, L.P. Consequently, the general partner of your partnership and its affiliates will not recognize gain or loss in connection with this offer. We, like any other purchaser of units, will receive a tax basis in the purchased units equal to the consideration paid by us for the units plus the allocable share of debt with respect to such units. This tax basis will be allocated over the assets owned by your partnership, and we will be able to take depreciation and amortization deductions to the extent basis is allocated to depreciable or amortizable property owned by your partnership.

EFFECTS OF THE OFFER

     Because the general partner of your partnership is our affiliate, we have control over the management of your partnership. We are affiliated with the company that currently manages the properties owned by your partnership. In addition, we, together with IPLP Acquisitions I, L.L.C., Market Ventures, L.L.C. and AIMCO IPLP, L.P. (which are our affiliates), own 48,441.5 units, or 58.47%, of the outstanding units of your partnership. Because we and our affiliates own a majority of the outstanding units and control your partnership's general partner, we control the outcome of most voting decisions with respect to your partnership. In general, we will vote the units owned by us in whatever manner we deem to be in our best interests, which may not be in the interest of other limited partners. This could (1) prevent non-tendering limited partners from taking action that they desire but that we oppose and (2) enable us to take action desired by us but opposed by non-tendering limited partners. We are also affiliated with the company that currently manages, and has managed for some time, the property owned by your partnership. In the event that we acquire a substantial number of units pursuant to this offer, removal of the property manager may become more difficult or impossible.

     If we acquire all of the units that we are seeking in the offer, our interest in your partnership's net earnings ($(2,500,000) for the year ended December 31, 2004) and net book value ($(9,271,000) as of December 31, 2004) will increase to 100%. AIMCO-GP owns a 1% interest in AIMCO Properties, L.P. and AIMCO, through its subsidiaries, owns an 89% interest in AIMCO Properties.

     Distributions to Us. If we acquire units in the offer, we will participate in any subsequent distributions to limited partners to the extent of the units purchased.

     Partnership Status. The rules regarding whether a partnership is treated as a "publicly traded partnership" taxable as a corporation are not certain. We believe that our purchase of units in accordance with the terms of our offer should not adversely affect the issue of whether your partnership is classified as a partnership for federal income tax purposes, because, taking into account all of the facts and circumstances, the general partner of your partnership believes that the partnership interests in your partnership should not be treated as readily tradable on a secondary market or the substantial equivalent thereof.

     Business. Our offer will not affect the operation of the property owned by your partnership. We will continue to control the general partner of your partnership and the property manager, both of which will remain the same. Consummation of the offer will not affect your agreement of limited partnership, the operations of your partnership, the business and properties owned by your partnership or any other matter relating to your partnership, except it would result in us increasing our ownership of units. We have no current intention of changing the fee structure for your general partner or the manager of your partnership's property.

     Effect on Trading Market; Registration Under Section 12(g) of the Exchange Act. If a substantial number of units are purchased pursuant to the offer, the result will be a reduction in the number of limited partners in your partnership. In the case of certain kinds of equity securities, a reduction in the number of securityholders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In the case of your partnership, however, there is no established public trading market for the units and, therefore, we do not believe a reduction in the number of limited partners will materially further restrict your ability to find purchasers for your units through secondary market transactions.

     The units are registered under Section 12(g) of the Exchange Act, which means, among other things, that your partnership is required to file periodic reports with the SEC and to comply with the SEC's proxy rules. We do not expect or intend that consummation of the offer will cause the units to cease to be registered under Section 12(g) of the Exchange Act. If the units were to be held by fewer than 300 persons, your partnership could apply to de-register the units under the Exchange Act. Your partnership currently has 3,004 unitholders. The lack of filing periodic reports could affect the already limited secondary market which currently exists for units in your partnership and may result in others not tendering for such units. In such a case, you would regularly have access only to the limited information your partnership's agreement of limited partnership requires your general partner (which is our affiliate) to provide each year, which information consists primarily of tax information. In particular, you will continue to receive a Schedule K-1 each year as well as audited financial statements with respect to your partnership. A Schedule K-1 is an information statement that contains tax information for the fiscal year of your partnership, such as your allocation of income, deductions, credits, gains and losses of your partnership for federal income tax purposes. In comparison, the periodic reports filed by your partnership under the Exchange Act contain your partnership's annual and quarterly financial statements prepared in accordance with generally accepted accounting principles. These periodic reports filed under the Exchange Act also include information regarding your partnership's business and property and a discussion regarding your partnership's financial condition and results of operations. Additionally, your partnership will not be required to provide current reports on Form 8-K, describing certain material events. See "The Offer -- Section 1. Terms of the Offer; Expiration Date."

     Costs Associated with Being a Public Company. There are various costs associated with being a public company, including costs associated with preparing, auditing and filing our periodic reports with the SEC. We estimate these expenses to be approximately $53,000 per year. This represents approximately 12% of the partnership's general and administrative expenses and 0.26% of the partnership's total expenses (based on 2004 expenses of approximately $458,000 and $20,678,000, respectively). In addition, as a result of the Sarbanes-Oxley Act of 2002, we estimate our costs will increase by approximately 10% beginning in 2006. If the partnership were to terminate its registration under the Exchange Act, the estimated cost savings would be approximately $53,000.

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER

     The partnership and the general partner of your partnership (which is our affiliate) have provided the following information for inclusion in this Offer to Purchase:

     Factors in Favor of Fairness Determination. The general partner of your partnership believes the offer price and the structure of the transaction are fair to the unaffiliated limited partners whether or not they tender units in the offer. In support of such determination, the general partner considered the factors and information set forth below, but did not quantify or otherwise attach particular weight to any such factors or information:

     The general partner considered the following factors in support of the fairness of the offer to unaffiliated limited partners who do NOT tender units in the offer:

     - the fact that the offer does not require approval of a majority of unaffiliated limited partners and, as a result, each limited partner has an opportunity to make an individual decision on whether to tender his or her units (and how many to tender) or to continue to hold them; and

     - the fact that unaffiliated limited partners may continue to participate in the future performance of the partnership or its property following an alternative transaction such as a property sale or a liquidation of the partnership.

     The general partner considered the following factors in support of the fairness of the offer to unaffiliated limited partners who do tender units in the offer:

     - the fact that the offer does not require approval of a majority of unaffiliated limited partners and, as a result, each limited partner has an opportunity to make an individual decision on whether to tender his or her units (and how many to tender) or to continue to hold them;

     - there is no established trading market for the limited partnership units, and the offer would provide immediate liquidity for tendering limited partners;

     - the uncertainty of the resulting proceeds from the possible alternative transactions, particularly a property sale or a liquidation of the partnership;

     - the offer price exceeds the book value per unit of $(8.36) at December 31, 2004;

     - our offer price exceeds the offer prices in prior tender offers from 2002 through March 2005;

     - the fact that our offer price does not reflect any discount for minority interests; and

     - the absence of any other firm offers by third parties for all or substantially all of the partnership's assets, a merger or other extraordinary transaction during the past two years with which to compare the offer.

     Factors Not in Favor of Fairness Determination. In addition to the foregoing factors, the general partner considered the following countervailing factors:

     - we determined our offer price by estimating a net equity value for your partnership units based on an aggregate gross property value of $103,214,129. The aggregate gross property value is the sum of the property values for each of your partnership's properties, as estimated by us, before reduction for any prepayment penalties. Our estimate of the aggregate gross property value is approximately 86% of the aggregate appraised value of your partnership's properties, as determined by the independent, court-appointed appraiser in 2003. As a result, our offer price is less than our estimate of the liquidation proceeds that would be payable to you if your partnership's properties were sold at prices equal to their 2003 appraised values, which we estimate to be $602.69 per unit;

     - our offer price does not ascribe any value to potential future improvements in the fair market value or operating performance of your partnership's properties. Our offer price might be higher if it were based on a more recent appraisal of your partnership's properties, or if it took into account any potential improvements in property income;

     - prices at which the units have sold in the secondary market from 2002 through February 28, 2005 (the most recent date for which information was available) were higher than our current offer price;

     - the fact that an unaffiliated representative was not retained to act solely on behalf of unaffiliated limited partners for purposes of negotiating the terms of the offer; and

     - the fact that the general partner's board of directors is comprised solely of an employee of AIMCO Properties, L.P., and, as a result, the terms of the offer were not approved by a majority of independent directors.

     The general partner did not consider going concern value separately from liquidation value because it does not believe that there is a distinction between going concern value and liquidation value for income-producing properties such as your partnership's properties, where the likely sale price in the event of liquidation is expected to be equal to the going concern value of the property. In some markets, where there is a great demand for apartments to be converted into condominiums, it is possible that sale prices for apartment properties may be higher than their operating income would justify. In these situations, the liquidation value may exceed the going concern value. The general partner has determined that none of your partnership's properties are in markets where the demand for condominium conversions has resulted in this effect. Accordingly, the general partner did not consider the two values separately.

     Although there is no established trading market for your limited partnership units, the general partner took into consideration the prices at which limited partnership units have sold in the secondary market from 2002 through February 2005 (the most recent date for which information was available), to the extent such information is available.

     The general partner believes the offer price is fair despite the fact that units may have sold in the secondary market at prices higher than our offer price. The general partner made this fairness determination based on its belief that secondary market sales information is not a reliable measure of value because of the limited number of any known trades. Secondary sales activity for the units, including privately negotiated sales, has been limited and sporadic. Except for offers made by us and unaffiliated third parties, privately negotiated sales and sales through intermediaries are the only means that may be available to a limited partner to liquidate an investment in units (other than our offer) because the units are not listed or traded on any securities exchange or quoted on Nasdaq, on the Electronic Bulletin Board, or in "pink sheets."

     The general partner believes the offer price is fair despite the fact that the liquidation value implied by the 2003 appraised values of your partnership's properties ($602.69 per unit) is higher than our offer price. The 2003 appraised values of your partnership's properties were based on information available to the appraiser at that time, and no assurance can be given that the same conditions currently exist. The general partner believes that our valuation method provides a reasonably fair method to determine the offer price. Although our offer price represents the amount you would receive if we liquidated the partnership based on our determination of property values, an actual liquidation might result in a higher or lower price for the properties, and a correspondingly higher or lower distribution to holders of units.

     The general partner believes that consideration of the offer was procedurally fair because, among other things, (1) each limited partner has an opportunity to make an individual decision on whether to tender his or her units (and how many to tender) or to continue to hold them, and (2) limited partners can evaluate our offer price by comparing it to the net liquidation proceeds per unit derived from the independent appraiser's property valuation. In making this determination, the general partner took into account the absence of the following procedural safeguards: (1) the requirement of approval of the offer by a majority of the unaffiliated limited partners, (2) an unaffiliated representative to act solely on behalf of unaffiliated limited partners for purposes of negotiating the terms of the offer, and (3) the approval of the offer by a majority of non-employee directors of your general partner's board of directors.

     Your general partner is our affiliate. We and your general partner are subsidiaries of AIMCO. As a result, your general partner has a conflict of interest and makes no recommendation as to whether or not

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

you should tender or refrain from tendering your units in this offer. While the general partner believes that the terms of our offer are fair, the general partner also believes that you must make your own decision whether or not to participate in this offer. The general partner is unable to make a recommendation because each limited partner's circumstances may differ from those of other limited partners. These circumstances, which would impact the desirability of tendering units in the offer, include your financial position, your need or desire for liquidity, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your units. YOU ARE ENCOURAGED TO CAREFULLY REVIEW THIS OFFER TO PURCHASE AND ANY OTHER INFORMATION AVAILABLE TO YOU AND TO SEEK ADVICE FROM YOUR INDEPENDENT LAWYER, TAX ADVISOR AND/OR FINANCIAL ADVISOR WITH RESPECT TO YOUR PARTICULAR CIRCUMSTANCES BEFORE DECIDING WHETHER OR NOT TO ACCEPT THIS OFFER.

     Neither the general partner of your partnership or its affiliates have any plans or arrangements to tender any units. Except as otherwise provided in "Special Factors -- Future Plans of the Purchaser," the general partner does not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving your partnership; a purchase or sale or transfer of a material amount of your partnership's assets; or any changes in your partnership's present capitalization, indebtedness or distribution policies. The sale of your units pursuant to this offer will not be a taxable transaction for the general partner of your partnership or its affiliates. Consequently, the general partner of your partnership and its affiliates will not recognize gain or loss in connection with this offer. For information relating to certain relationships between your partnership and its general partner, on one hand, and AIMCO and its affiliates, on the other, and conflicts of interests with respect to the tender offer, see "Special Factors -- Background and Reasons for the Offer" and "-- Conflicts of Interest and Transactions with Affiliates." See also "Special
Factors -- Valuation of Units -- Comparison of Offer Price to Alternative Consideration" for certain information regarding transactions with respect to units of your partnership.

     Your partnership did not receive any report, opinion or appraisal with respect to the fairness of this offer or the offer price being offered to limited partners. However, the partnership did receive the 2003 appraisals prepared by AAA, as described above.

     Although the AIMCO Entities have interests that may be in conflict with those of the partnership's unaffiliated limited partners, each of the AIMCO Entities believes that the offer price and the structure of the transaction are fair to the unaffiliated limited partners based on the information and factors considered by the general partner of your partnership. Each of AIMCO Entities expressly adopts the analysis, and the factors underlying such analysis, of the general partner of your partnership.

CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES

     Conflicts of Interest with Respect to the Offer. The general partner of your partnership is a subsidiary of AIMCO. As a result, the general partner has substantial conflicts of interest with respect to the offer. We desire to purchase units at a low price and you desire to sell units at a high price. Such conflicts of interest in connection with the offer differ from those conflicts of interest that exist in connection with the general partner's management of your partnership. Your general partner has filed a Solicitation/ Recommendation Statement on Schedule 14d-9 with the SEC, which indicates that it is remaining neutral and making no recommendation as to whether limited partners should tender their units in the offer. YOU ARE URGED TO READ THIS OFFER TO PURCHASE AND THE SCHEDULE 14D-9 AND THE RELATED MATERIALS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER YOUR UNITS.

     Conflicts of Interest That Currently Exist for Your Partnership. Conflicts of interest exist between the general partner of your partnership and its affiliates (including us), on the one hand, and you and the other limited partners of the partnership, on the other. The directors and officers of your general partner have fiduciary duties to manage the general partner in a manner beneficial to its stockholder, which is a subsidiary of AIMCO. At the same time, the general partner of your partnership has fiduciary duties to

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

manage your partnership in a manner beneficial to all of the limited partners. Such conflicts of interest might arise in the following situations, among others:

     - The partnership pays fees and reimburses expenses to the general partner and its affiliates for costs incurred in managing and operating the partnership and its properties. We and the general partner of your partnership received total fees and reimbursements (excluding property management fees) of approximately $840,000 in 2002, $525,000 in 2003 and $712,000 in 2004. The property manager is entitled to receive five percent of gross receipts from the partnership's properties for providing property management services. It received management fees of approximately $980,000 in 2002, $918,000 in 2003 and $879,000 in 2004. We
       have no current intention of changing the fee structure for your general partner or the manager of your partnership's properties.

     - In determining to sell a property owned by your partnership, the general partner takes into consideration, among other factors: (i) AIMCO's objectives, including its liquidity needs and its relative desire to retain or dispose of properties within its entire portfolio, including the properties owned by your partnership, and (ii) the investment objectives of your partnership. See "The Offer -- Section 8. Certain Information Concerning Your Partnership -- Investment Objectives and Policies; Sale or Financing of Investments".

     - Decisions of the general partner with respect to the amount and timing of cash expenditures, borrowings, issuances of additional interests and reserves in any quarter will affect whether or the extent to which there is available cash to make distributions in a given quarter.

     Competition Among Properties. Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. Furthermore, you should bear in mind that AIMCO may acquire properties in general market areas where your partnership's properties are located. We believe that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, we will attempt to reduce conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

     Future Offers. We are not obligated to make another tender offer for units in your partnership. We have no current plans to conduct future tender offers for the units in your partnership, but our plans may change based on future circumstances, including tender offers made by third parties. Any such future offers that we make could be at prices that are more or less than the current offer price.

     Transactions with Affiliates. Your partnership has no employees and is dependent on the general partner and us for the management and administration of all partnership activities. The partnership agreement provides for certain payments to us for services and reimbursement of certain expenses incurred by us on behalf of the partnership.

     We and the general partner of your partnership are entitled to receive 5% of gross receipts from all of the partnership's properties for providing property management services, and received management fees of approximately, $980,000 in 2002, $918,000 in 2003 and $879,000 in 2004.

     We were eligible to receive reimbursement of accountable administrative expenses amounting to approximately, $342,000 in 2002, $249,000 in 2003 and $425,000 in 2004. Included in these amounts are fees related to construction management services provided by NHP Management Company (which is our affiliate) of approximately $170,000 in 2002, $61,000 in 2003 and $239,000 for the year ended December 31, 2004. The construction management service fees are calculated based on a percentage of current additions to investment properties.

     Pursuant to the partnership agreement, for managing the affairs of the partnership, the general partner is entitled to receive a partnership management incentive allocation equal to 10% of the partnership's adjusted cash flow from operations. The general partner was paid approximately $192,000 in 2002 and $23,000 in 2003 along with the distributions from operations. No incentive was paid during the year ended December 31, 2004.

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

     We have made available to the partnership a credit line of up to $150,000 per property owned by the partnership. Advances under the credit line will be unsecured and accrue interest at the prime rate plus 2% (7.25% at December 31, 2004). During the years ended December 31, 2002 and 2003, we agreed to advance funds in excess of the $150,000 line of credit to fund operating expenses of Plantation Creek Apartments and advanced approximately $329,000 in 2002 and $205,000 in 2003. During the year ended December 31, 2004, we agreed to advance funds in excess of the $150,000 line of credit to fund operating expenses of Plantation Creek Apartments, Autumn Run Apartments, Hampton Greens Apartments, Four Winds Apartments, and Wood Creek Apartments and advanced funds of approximately $1,471,000 during the year ended December 31, 2004.

     The partnership paid approximately $200,000 and $334,000 during the years ended December 31, 2004 and 2003, respectively, which included accrued interest of approximately $3,000 and $5,000, respectively. At December 31, 2004, the outstanding balance was approximately $1,505,000 including accrued interest. Interest expense amounted to approximately $28,000 and $3,000 for the years ended December 31, 2004 and 2003, respectively. Subsequent to December 31, 2004 additional advances of approximately $1,000,000 were made to the partnership to fund capital improvements at several of the properties and real estate taxes at Hampton Greens Apartments.

     The partnership insures its properties up to certain limits through coverage provided by AIMCO, which is generally self-insured for a portion of losses and liabilities related to workers' compensation, property casualty and vehicle liability. The partnership insures its properties above the AIMCO limits through insurance policies obtained by AIMCO from insurers unaffiliated with your general partner. The partnership was charged by AIMCO and its affiliates approximately $302,000, $250,000 and $259,000 during the years ended December 31, 2002, 2003 and 2004, respectively, for insurance coverage and fees associated with policy claims administration.

FUTURE PLANS OF THE PURCHASER

     As described above under "Special Factors -- Background and Reasons for the Offer," your general partner is our affiliate and, therefore, we have the ability to control the management of your partnership. In addition, we are affiliated with the manager of your partnership's properties. We currently intend that, upon consummation of the offer, we will hold the units acquired and your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on partnership operations.

     Although we are not obligated to do so, we may make future tender offers. However, we have no current plans to conduct future tender offers for units in your partnership. We may acquire additional units or sell units after completion or termination of the offer. Any acquisition may be made through private purchases, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in AIMCO Properties, L.P. or other consideration. We may consider selling some or all of the units we acquire pursuant to this offer to persons not yet determined, which may include our affiliates. We may also buy your partnership's properties, although we have no present intention to do so. There can be no assurance, however, that we will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     Your general partner has listed Four Winds Apartments for sale (with no specified price), which may sell within one year, although no assurance can be given that the property will actually be sold within that time frame or at all. Your general partner is also considering whether or not to seek the sale of Promontory Point and Wood Creek Apartments, but these properties have not been listed for sale at the current time, and it is unknown if and when these properties may be listed or sold. Your partnership has balloon payments of $47,916,000 and $3,500,000 due on its mortgage debt in 2006 and 2008, respectively. Your general partner currently intends to refinance the mortgages encumbering Coopers Pointe, Copper Mill, Four Winds, Hampton Greens, Plantation Creek, and Wood Creek Apartments prior to their

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

maturity dates, all of which are in the first quarter of 2006, or to otherwise extend the maturity dates with the current lenders. Your general partner's present plans are to refinance the loans on Coopers Pointe, Copper Mill and Wood Creek Apartments at approximately 65% of the property value with a fixed-rate, non-recourse loan at a term of between five to ten years. For Four Winds, Hampton Greens and Plantation Creek Apartments, your general partner's present plans are to seek short-term financing at a floating rate with no prepayment restrictions. Although your general partner expects to complete these proposed refinancings in the fourth quarter of 2005, no assurance can be given that the refinancings will occur within that time frame or at those terms.

     Except as set forth herein, we do not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving your partnership; a purchase or sale or transfer of a material amount of your partnership's assets; any changes in composition of your partnership's senior management or personnel or their compensation; any changes in your partnership's present capitalization, indebtedness or distribution policy; or any other material changes in your partnership's structure or business. We or our affiliates may loan funds to your partnership which may be secured by your partnership's properties. If any such loans are made, upon default of such loans, we or our affiliates could seek to foreclose on the loan and related mortgage or security interest. However, we expect that, consistent with your general partner's fiduciary obligations, the general partner will seek and review opportunities, including opportunities identified by us, to engage in transactions which could benefit your partnership, such as sales or refinancings of assets or a combination of the partnership with one or more other entities, with the objective of seeking to maximize returns to limited partners.

     Except as set forth herein, we have been advised that the general partner is not currently considering undertaking, on behalf of your partnership, any of the following transactions in the foreseeable future: (i) payment of extraordinary distributions; (ii) refinancing, reducing or increasing existing indebtedness of the partnership; (iii) sales of assets, individually or as part of a complete liquidation; and (iv) mergers or other consolidation transactions involving the partnership. Any such merger or consolidation transaction could involve other limited partnerships in which your general partner or its affiliates serve as general partners, or a combination of the partnership with one or more existing, publicly traded entities (including, possibly, affiliates of AIMCO), in any of which limited partners might receive cash, common stock or other securities or consideration. As discussed under "The Offer -- Section 8. Certain Information Concerning Your Partnership -- Investment Objectives and Policies; Sale or Financing of Investments," the general partner regularly evaluates the real estate and capital markets. The general partner may consider refinancing the partnership's existing indebtedness to the extent that the general partner is able to obtain a lower interest rate or if such indebtedness is approaching maturity. Furthermore, in the event that the general partner receives an attractive offer for any of your partnership's properties, the general partner would give due consideration to such an offer.

     If any of the transactions referred to above occur, and financial benefits accrue to the limited partners, we will participate in those benefits to the extent of our ownership of units. The agreement of limited partnership prohibits limited partners from voting on actions taken by the partnership, unless otherwise specifically permitted therein. Limited partners may vote on a liquidation, and we will be able to significantly influence or control the outcome of any such vote. Our primary objective in seeking to acquire the units pursuant to the offer is not, however, to influence the vote on any particular transaction, but rather to generate a profit on the investment represented by those units.

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

                                   THE OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the offer, we will accept (and thereby purchase) any and all units that are validly tendered on or prior to the expiration date and not withdrawn in accordance with the procedures set forth in "The Offer -- Section 4. Withdrawal Rights." For purposes of the offer, the term "expiration date" shall mean midnight, New York City time, on May 31, 2005, unless we in our reasonable discretion shall have extended the period of time for which the offer is open. See "The Offer -- Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period," for a description of our right to extend the period of time during which the offer is open and to amend or terminate the offer.

     The purchase price per unit will automatically be reduced by the aggregate amount of distributions per unit, if any, made or declared by your partnership on or after the commencement of our offer and prior to the date on which we acquire your units pursuant to our offer. If the offer price is reduced in this manner, we will notify you and, if necessary, we will extend the offer period so that you will have at least ten business days from the date of our notice to withdraw your units.

     If, prior to the expiration date, we increase the consideration offered pursuant to the offer, the increased consideration will be paid for all units accepted for payment pursuant to the offer, whether or not the units were tendered prior to the increase in consideration.

     The offer is conditioned on satisfaction of certain conditions. THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. See "The Offer -- Section 12. Conditions to the Offer," which sets forth in full the conditions of the offer. We reserve the right (but in no event shall we be obligated), in our reasonable discretion, to waive any or all of those conditions. If, on or prior to the expiration date, any or all of the conditions have not been satisfied or waived, we reserve the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units to tendering limited partners, (ii) waive all the unsatisfied conditions and purchase, subject to the terms of the offer, any and all units validly tendered, (iii) extend the offer and, subject to your withdrawal rights, retain the units that have been tendered during the period or periods for which the offer is extended, or (iv) amend the offer. Although we intend to pay for tendered units that have been accepted for payment as promptly as practicable, which we expect will be within three business days after expiration of the offer, by executing the letter of transmittal, you will agree that the transfer of units will be deemed to take effect as of the first day of the calendar quarter in which the offer expires. Although the payment date will occur after expiration of the offer, in the books and records of the partnership the change in ownership of tendered units will be made retroactive to the first day of the calendar quarter in which the offer expires. For tax, accounting and financial reporting purposes, the transfer of tendered units will be deemed to take effect on the first day of the calendar quarter in which the offer expires. Accordingly, all profits and losses relating to any tendered units will be allocated to us from and after this date. If we waive any material conditions to our offer, we will notify you and, if necessary, we will extend the offer period so that you will have at least five business days from the date of our notice to withdraw your units.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, we will purchase, by accepting for payment, and will pay for, any and all units validly tendered as promptly as practicable, which we expect will be within three business days after expiration of the offer. A tendering beneficial owner of units whose units are owned of record by an Individual Retirement Account or other qualified plan will not receive direct payment of the offer price; rather, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed letter of transmittal and other documents required by the letter of transmittal. See "The Offer -- Section 3. Procedure for Tendering Units."

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

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

     For purposes of the offer, we will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units, if, as and when we give verbal or written notice to the Information Agent of our acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering limited partners for the purpose of receiving cash payments from us and transmitting cash payments to tendering limited partners.

     If any tendered units are not accepted for payment by us for any reason, the letter of transmittal with respect to such units not purchased may be destroyed by the Information Agent or us or returned to you. You may withdraw tendered units until the expiration date (including any extensions). After the expiration date, the Information Agent may, on our behalf, retain tendered units, and those units may not be otherwise withdrawn, if, for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or we are unable to accept for payment, purchase or pay for units tendered pursuant to the offer. Any such action is subject, however, to our obligation under Rule 14e-1(c) under the Exchange Act, to pay you the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     We reserve the right to transfer or assign, in whole or in part, to one or more of our affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve us of our obligations under the offer or prejudice your rights to receive payment for units validly tendered and accepted for payment pursuant to the offer.

3.  PROCEDURE FOR TENDERING UNITS

     Valid Tender. To validly tender units pursuant to the offer, a properly completed and duly executed letter of transmittal, and any other required documents must be received by the Information Agent, at one of its addresses set forth on the back cover of this Offer to Purchase, on or prior to the expiration date. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

     Signature Requirements. If the letter of transmittal is signed by the registered holder of a unit and payment is to be made directly to that holder, then no signature guarantee is required on the letter of transmittal. Similarly, if a unit is tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the letter of transmittal. However, in all other cases, all signatures on the letter of transmittal must be guaranteed by an Eligible Institution.

     In order for you to tender in the offer, your units must be validly tendered and not withdrawn on or prior to the expiration date.

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     Appointment as Proxy; Power of Attorney. By executing the letter of transmittal, you are irrevocably appointing us and our designees as your proxy, in the manner set forth in the letter of transmittal and each with full power of substitution, to the fullest extent of your rights with respect to the units tendered by you and accepted for payment by us. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, we accept the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to the units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). We and our designees will, as to those units, be empowered to exercise all voting and other rights as a limited partner as we, in our sole discretion, may deem proper at any meeting of limited partners, by written consent or otherwise. By executing the letter of transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with our directions. The proxy granted by you to us will remain effective and be irrevocable for a period of ten years following the termination of our offer.

     By executing the letter of transmittal, you also irrevocably constitute and appoint us and our designees as your attorneys-in-fact, each with full power of substitution, to the full extent of your rights with respect to the units tendered by you and accepted for payment by us. Such appointment will be effective when, and only to the extent that, we pay for your units and will remain effective and be irrevocable for a period of ten years following the termination of our offer. You will agree not to exercise any rights pertaining to the tendered units without our prior consent. Upon such payment, all prior powers of attorney granted by you with respect to such units will, without further action, be revoked, and no subsequent powers of attorney may be granted (and if granted will not be effective). Pursuant to such appointment as attorneys-in-fact, we and our designees each will have the power, among other things, (i) to transfer ownership of such units on the partnership books maintained by your general partner (and execute and deliver any accompanying evidences of transfer and authenticity it may deem necessary or appropriate in connection therewith), (ii) upon receipt by the Information Agent of the offer consideration, to become a substituted limited partner, to receive any and all distributions made by your partnership on or after the date on which we acquire such units, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such units in accordance with the terms of our offer,
(iii) to execute and deliver to the general partner of your partnership a change of address form instructing the general partner to send any and all future distributions to which we are entitled pursuant to the terms of the offer in respect of tendered units to the address specified in such form, and (iv) to endorse any check payable to you or upon your order representing a distribution to which we are entitled pursuant to the terms of our offer, in each case, in your name and on your behalf.

     Assignment of Interest in Future Distributions. By executing the letter of transmittal, you will irrevocably assign to us and our assigns all of your right, title and interest in and to any and all distributions made by your partnership from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up, or dissolution, payments in settlement of existing or future litigation, and all other distributions and payments from and after the expiration date of our offer, in respect of the units tendered by you and accepted for payment and thereby purchased by us. If, after the unit is accepted for payment and purchased by us, you receive any distribution from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation and all other distributions and payments, from your partnership in respect of such unit, you will agree to forward promptly such distribution to us.

     Release of Claims. By executing the letter of transmittal, effective upon acceptance for payment of the units tendered by you, you will, on behalf of yourself, your heirs, estate, executor, administrator, successors and assigns, and your partnership, fully, finally and forever release, relinquish and discharge us and our predecessors, successors and assigns and our present and former parents, subsidiaries, affiliates, investors, insurers, reinsurers, officers, directors, employees, agents, administrators, auditors, attorneys, accountants, information and solicitation agents, investment bankers, and other representatives, including but not limited to AIMCO Properties, L.P. (collectively, the "Releasees"), from any and all claims and causes of action, whether brought individually, on behalf of a class, or derivatively, demands, rights, or liabilities, including, but not limited to, claims for negligence, gross negligence, professional negligence, breach of duty of care or loyalty, or breach of duty of candor, fraud, breach of fiduciary duty, mismanagement, corporate waste, malpractice, misrepresentation, whether intentional or negligent, misstatements and omissions to disclose, breach of contract, violations of any state or federal statutes, rules or regulations, whether known claims or unknown claims that have been asserted or that could have been asserted against the Releasees, through and including the date of execution of the letter of transmittal, including, but not limited to, those claims that arise out of or relate to (a) those matters and claims set forth in the Nuanes and Heller litigation, (b) the ownership of one or more units in your partnership, including but not limited to, any and all claims related to the management of your partnership or the properties owned by your partnership (whether currently or previously), the payment of management fees or other monies to the general partner of your partnership and its affiliates, prior acquisitions or tender offers and the prior settlement, (c) the purchase, acquisition, holding, sale, tender or voting of one or more units in your partnership, or (d) any of the facts, circumstances, allegations, claims, causes of action, representations, statements, reports, disclosures, transactions, events, occurrences, acts, omissions or failures to act, of whatever kind or character whatsoever, irrespective of the state of mind of the actor performing or omitting to perform the same, that have been or could have been alleged in any pleadings, amended pleading, argument, complaint, amended complaint, brief, motion, report or filing in the Nuanes and Heller litigation (collectively, the "Released Claims"); provided, however, that the Released Claims are not intended to include (i) any unrelated claims that are unique to a limited partner or settlement class member (e.g., a settlement class member slips and falls on property owned by one of the defendants in the Nuanes and Heller litigation, loses or did not receive a distribution check distributed to other limited partners in such partnership, or is an employee of one of the defendants and has an employee related claim), (ii) any claim based upon violations of federal or state securities laws in connection with this offer, and (iii) any right to your pro rata share of the settlement fund in the Nuanes and Heller settlement, assuming that you are otherwise eligible, and approval of the settlement and any judgment entered thereto become final.

     In addition, you will expressly waive and relinquish, to the fullest extent permitted by law and consistent with the releases described herein, the provisions, rights and benefits of Section 1542 of the Civil Code of California ("Section 1542"), which provides:

     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     You will have also waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, that is similar, comparable or equivalent to Section 1542. You may hereafter discover facts in addition to or different from those which you now know or believe to be true with respect to the subject matter of the Released Claims, but you will be deemed to have fully, finally and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, that now exist or heretofore have existed upon any theory of law or equity now existing, including, but not limited to, conduct that is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery of the existence of such different or additional facts.

     You will acknowledge and agree that the releases contained in the letter of transmittal are intended to include the Released Claims, which you may have and which you do not know or suspect to exist in your favor against the Releasees and that the releases contained in the letter of transmittal extinguish those claims. You will represent and warrant to the Releasees that you have been advised by your attorney of the effect and import of the provisions of Section 1542, and that you have not assigned or otherwise transferred or subrogated any interest in the Released Claims.

     Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to our offer will be determined by us, in our reasonable discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any particular unit determined by us not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive or amend any of the conditions of the offer that we are legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit of any particular limited partner. If we waive any of the conditions to the offer with respect to the tender of a particular unit or with respect to a particular limited partner, we will waive such condition with respect to all other tenders of units or all other limited partners in this offer as well. Our interpretation of the terms and conditions of the offer (including the letter of transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither we, the Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any unit or will incur any liability for failure to give any such notification.

     Backup Federal Income Tax Withholding. To prevent the possible application of back-up federal income tax withholding with respect to payment of the offer price, you must provide us with your correct taxpayer identification number. See the instructions to the letter of transmittal and "Special Factors -- Material Federal Income Tax Matters."

     State and Local Withholding. If you tender any units pursuant to this offer, we may be required under state or local tax laws to deduct and withhold a portion of our offer price. You should consult your tax advisor concerning whether any state or local withholding would be required on a disposition of your units and whether such amounts may be available to you as a credit on your state or local tax returns.

     FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the amount realized on the disposition (the amount realized is generally the offer price plus the partnership liabilities allocable to each unit purchased), you must certify that you are not a foreign person if you tender units. See the instructions to the letter of transmittal and "Special Factors -- Material Federal Income Tax Matters."

     Transfer Taxes. The amount of any transfer taxes (whether imposed on the registered holder of units or any person) payable on account of the transfer of units will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

     Binding Agreement. A tender of a unit pursuant to any of the procedures described above and the acceptance for payment of such unit will constitute a binding agreement between the tendering limited partner and us on the terms set forth in this Offer to Purchase and the letter of transmittal.

4.  WITHDRAWAL RIGHTS

     You may withdraw your tendered units at any time prior to the expiration date, including any extensions thereof. If you properly withdraw all of the units you previously tendered in the offer, the corresponding letter of transmittal, including your release and assignment of future claims contained therein, will be deemed revoked and of no force or effect.

     For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person who signed the letter of transmittal in the same manner as the letter of transmittal was signed.

     If purchase of, or payment for, a unit is delayed for any reason, or if we are unable to purchase or pay for a unit for any reason, then, without prejudice to our rights under the offer, tendered units may be retained by the Information Agent; subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of our offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of our offer. However, withdrawn units may be re-tendered at any time prior to the expiration date by following the procedures described in "The Offer -- Section 3. Procedure for Tendering Units."

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by us in our reasonable discretion, which determination will be final and binding on all parties. Neither the Information Agent, any other person, nor we will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT; NO SUBSEQUENT OFFERING PERIOD

     We expressly reserve the right, in our reasonable discretion, at any time and from time to time, (i) to extend the period of time during which our offer is open and thereby delay acceptance for payment of, and the payment for, any unit, (ii) to terminate the offer and not accept any units not theretofore accepted for payment or paid for if any of the conditions to the offer are not satisfied, and (iii) to amend our offer in any respect (including, without limitation, by increasing or decreasing the consideration offered, increasing or decreasing the units being sought, or both). We will not assert any of the conditions to the offer subsequent to the expiration of the offer. Notice of any such extension, termination or amendment will promptly be disseminated to you in a manner reasonably designed to inform you of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of our offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If we extend the offer, or if we delay payment for a unit (whether before or after its acceptance for payment) or are unable to pay for a unit pursuant to our offer for any reason, then, without prejudice to our rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent tendering limited partners are entitled to withdrawal rights as described in "The Offer -- Section 4. Withdrawal Rights;" subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If we make a material change in the terms of our offer, or if we waive a material condition to our offer, we will extend the offer and disseminate additional tender offer materials to the extent required by Rules 14d-4 and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, if any, will depend upon the facts and circumstances, including the materiality of the change, but generally will be five business days. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, if any, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to limited partners. Accordingly, if, prior to the expiration date, we increase (other than increases of not more than two percent of the outstanding units) or decrease the number of units being sought, or increase or decrease the offer price, and if the offer is scheduled to expire at any time earlier than the tenth business day after the date that notice of such increase or decrease is first published, sent or given to limited partners, the offer will be extended at least until the expiration of such ten business days. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Pursuant to Rule 14d-11 under the Exchange Act, subsequent offering periods may be provided in tender offers for "any and all" outstanding units of a partnership. A subsequent offering period is an additional period of from three to twenty business days following the expiration date of the offer, including any extensions, in which limited partners may continue to tender units not tendered in the offer for the offer price. We do not currently intend to offer a subsequent offering period.

6.  THE LAWSUIT AND THE SETTLEMENT

  BACKGROUND

     In March 1998, holders of limited partnership units in the partnerships managed by affiliates of Insignia Financial Group (collectively, "Insignia") commenced an action entitled Rosalie Nuanes, et al. v. Insignia Financial Group, Inc., et al. (the "Nuanes action") in the Superior Court of the State of California for the County of San Mateo (the "Court"). The plaintiffs named as defendants, among others, your partnership, its general partner and several of their affiliated partnerships and corporate entities, as well as AIMCO, who had announced a merger with Insignia. The action originally asserted claims on behalf of a putative class of limited partners in over 50 limited partnerships, including your partnership (collectively, the "Partnerships") and derivatively on behalf of those same Partnerships (which are named as nominal defendants) challenging, among other things, the acquisition of interests in certain general partner entities by Insignia; past tender offers by Insignia to acquire limited partnership units; Insignia's management of the Partnerships; and the series of transactions which closed on October 1, 1998 and February 26, 1999 whereby Insignia and Insignia Properties Trust, respectively, were merged into AIMCO (hereinafter, the "Insignia Merger").

  PROCEDURAL HISTORY

     On June 25, 1998, your general partner filed a motion seeking dismissal of the action. In lieu of responding to the motion, the plaintiffs filed an amended complaint. The general partner filed demurrers to the amended complaint which were heard in February 1999. Pending the ruling on such demurrers, settlement negotiations commenced. On November 2, 1999, the parties executed and filed a Stipulation of Settlement, settling claims, subject to court approval, on behalf of your partnership and all limited partners who owned units as of November 3, 1999. Preliminary approval of the settlement was obtained on November 3, 1999 from the Court, at which time the Court set a final approval hearing for December 10, 1999. Prior to the December 10, 1999 hearing, the Court received various objections to the settlement, including a challenge to the Court's preliminary approval based upon the alleged lack of authority of prior lead counsel to enter the settlement.

     On December 14, 1999, the general partner and its affiliates terminated the proposed settlement. In February 2000, counsel for some of the named plaintiffs filed a motion to disqualify plaintiffs' lead and liaison counsel who negotiated the proposed settlement on behalf of plaintiffs. On June 27, 2000, the Court entered an order disqualifying them from the case. An appeal was taken from part of the June 27, 2000 order on October 5, 2000. Subsequently, certain plaintiffs, specifically, BEJ Equity Partners and J-B Investment Partners, withdrew as plaintiffs.

     On December 4, 2000, the Court appointed the law firm of Lieff Cabraser Heimann & Bernstein LLP as new lead counsel for plaintiffs and the putative class. Plaintiffs filed a third amended complaint on January 19, 2001 and the general partner and its affiliates filed a demurrer to the third amended complaint. On July 10, 2001, the Court issued an order granting in part and denying in part defendants' demurrer. Among other things, the Court sustained defendants' demurrer without leave to amend as to those derivative claims involving partnerships in which the named plaintiffs did not own an interest. The Court subsequently denied plaintiffs' motion for reconsideration.

     The fourth amended complaint was filed on September 7, 2001. It was brought by plaintiffs who owned interests in four of the Partnerships. Plaintiffs Jeffrey Homburger, Sean O'Reilly and Norman and Doris Rosenberg formally withdrew from the case on August 20, 2001. The general partner and affiliated defendants filed a demurrer to the fourth amended complaint, which the Court granted in part on January 28, 2002. The Court dismissed without leave to amend plaintiffs' state securities fraud claim under California's Corporate Code
Section 25400(b), plaintiffs' contract claim arising out of the partnership agreements, plaintiffs' derivative claim for statutory unfair competition as to those partnerships in which plaintiffs lack representation, plaintiffs' conversion claim and plaintiffs' claim under California's Corporation Code
Section 15636.

     Only some of the remaining claims in the fourth amended complaint relate to the partnership. Plaintiffs alleged that affiliates of the general partner have issued false and misleading tender offers beginning in 1998 and continuing through to the present for units in the partnership. Plaintiffs allege violations of state securities fraud statutes and common law fraud against both AIMCO and Insignia. Specifically, plaintiffs allege that the tender offers have been misleading because they failed to disclose:

     - that third parties would not use a property's historical income, but would instead use a property's projected income, in calculating a property's value based on the capitalization method.

     - that the property income figures used in the capitalization method were artificially lower because AIMCO charges management fees allegedly in excess of the market.

     - that AIMCO allegedly deducted all capital expenditures from property income despite an alleged AIMCO policy of deducting only $250 to $300 per apartment unit.

     - the rating for the condition of each property, any adjustment made to the capitalization rate as a result, the interest rate on mortgage debt for each property and any corresponding adjustments in the capitalization rates.

     - that AIMCO allegedly negotiated lower capitalization rates for valuing properties it owns in connection with a revolving credit facility.

     - that AIMCO failed to disclose that the valuation methods and/or policies it used for its own business purposes allegedly differ from those used in the tender offers.

     - internal valuations of the properties it used in connection with the Insignia merger or the capitalization rates used in connection with those valuations.

Plaintiffs alleged that the general partner breached its fiduciary duty by assisting Insignia and AIMCO in making the tender offers by providing financial information, failing to correct supposedly misleading information given to unitholders, recommending that the prices offered were fair and preventing third parties from making tender offers. Plaintiffs have also included a statutory unfair competition claim against all the defendants, a claim for tortious interference with contract, unjust enrichment and judicial dissolution.

  THE HELLER COMPLAINT

     During the third quarter of 2001, a complaint was filed against the same defendants that are named in the Nuanes action, captioned Heller v. Insignia Financial Group, Inc., et al. (the "Heller action"). The Heller complaint was filed in order to preserve derivative claims that were dismissed without leave to amend in the Nuanes action by the Court's July 10, 2001 order. The first amended complaint in the Heller action was brought as a purported derivative action, and asserted claims for, among other things, breach of fiduciary duty; unfair competition; conversion, unjust enrichment; and judicial dissolution. On January 28, 2002, however, the Court, on motion by the general partner and its affiliates, struck the Heller complaint as a violation of its July 10, 2001 order in the Nuanes action. On March 27, 2002, plaintiffs in the Heller action filed a notice of appeal of the Court's January 28, 2002 order striking the complaint.

  THE SETTLEMENT OF THE NUANES AND HELLER COMPLAINTS

     On December 20, 2002, the parties to the above-entitled litigation executed a Stipulation of Settlement of the two actions. That settlement was the result of over one year of negotiations and the involvement of two separate settlement judges. Class counsel and defendants' counsel first met with the Honorable William J. Cahill, Retired California Superior Court Judge, on two separate occasions. Counsel also met on four separate occasions with the Honorable Margaret J. Kemp, California Superior Court Judge, before reaching a settlement in principle. The parties initially met with Judge Cahill on two occasions in the fall of 2000, but were ultimately unsuccessful in reaching a definitive settlement agreement. At the Court's direction, they renewed formal settlement discussions before Judge Kemp. The parties first attended a settlement conference before Judge Kemp in September or October 2002 and then subsequently met with her on October 28, 2002, November 26, 2002 and December 2, 2002. The parties reached final agreement on the material terms of the settlement at the last settlement conference with Judge Kemp on December 2, 2002 and put the terms of that agreement on the record in open court.

     In each of the conferences described above, counsel from Lieff Cabraser Heimann & Bernstein LLP, Farella Braun & Martel LLP & Berman Devalerio Pease & Tobacco attended on behalf of the named plaintiffs and the putative settlement class; counsel from Skadden Arps Slate Meagher & Flom LLP attended on behalf of AIMCO and its affiliated entities, including your general partner, and Orrick Herrington & Sutcliffe attended on behalf of the remaining defendants. Former AIMCO Executive Vice President Patrick Foye also attended each of these meetings. Mr. Vincent Gresham of the Law Offices of Vincent Gresham also participated on behalf of plaintiffs and the putative settlement class in those settlement discussions before the Hon. Cahill, Retired. At these meetings, discussions included possible transactions that could provide liquidity to investors and form the basis of a settlement, the use of a settlement fund and the amount of such fund, the timing and distribution of any settlement fund, selection and use of an appraiser and disclosures that would accompany any contemplated transaction(s). The participants considered but ultimately rejected a merger or roll-up of the various partnerships as possible alternatives to cash tender offers. The parties ultimately concluded, however, that a merger or roll-up could be potentially complicated and time consuming and that a cash tender offer would be a less coercive form of providing liquidity to those investors who desired it.

     The Settlement Agreement requires each tender offer to attach executive summaries of partnership property appraisals commissioned specifically for the settlement tender offers and to provide an explanation of how the appraised values of the properties compare to the per Unit price(s) being offered. It also requires the payment of an allocable portion of the settlement fund for each unit tendered pursuant to the settlement fund, details the scope of the release and covenants not to sue which will bind class members, requires that tender offers be made no more than one year after final approval of the settlement and imposes certain restrictions on the length of time in which the tender offers can remain open, as well as with regard to other disclosures made therein. On April 4, 2003, the Court preliminarily approved the settlement and, on June 13, 2003, entered an order finally approving the settlement and dismissing both the Heller and Nuanes litigation with prejudice.

     On August 12, 2003, an objector filed an appeal of the court's order approving the settlement and is seeking to reverse or vacate the Court's order and the judgment entered thereto. On November 24, 2003, the objector appealing the settlement and judgment entered thereto filed an application requesting the Court order AIMCO to withdraw the settlement tender offers, refrain from making further offers pending the appeal and auction any units tendered to third parties. The objector contended that our prior offer did not conform with the terms of the Settlement. Alternatively, counsel for the objector has requested the Court on behalf of a settlement class member to order AIMCO to pay all non-tendering settlement class members their pro rata share of the Settlement Fund whether or not the settlement and judgment entered thereto is vacated on appeal and to notify settlement class members that the releases and covenant not to sue are not binding unless the settlement and judgment entered thereto is affirmed on appeal. On December 18, 2003, the Court heard oral argument on the applications brought on behalf of the objector and denied them in their entirety. On February 23, 2004, an appeal was also taken from certain portions of the Court's December 2003 orders denying injunctive relief in connection with the settlement offers and assessing fees against objector's counsel for the Court's use of a referee. On March 21, 2005, the Court of Appeals issued opinions in both pending appeals. With regard to the settlement and judgment entered thereto, the Court of Appeals vacated the trial court's order and remanded the trial court for further findings on the basis that the "state of the record is insufficient to permit meaningful appellate review." With regard to the second appeal, the Court of Appeals reversed the order assessing fees against objector's counsel for the Court's use of a referee.

  TERMS OF THE SETTLEMENT

     Under the terms of the settlement, we made cash tender offers for all outstanding limited partnership interests in your partnership and 40 other partnerships (the "Tender Offer Partnerships") and accompanied each of those offers with executive summaries of appraisals of partnership properties prepared by an independent appraiser appointed by the Court. Our affiliate has paid 50% of the costs of the appraisals, with the other 50% paid from the settlement fund. The appraiser was paid $619,100 for the appraisals. Under the settlement, we had the option of making a second round of tender offers (in our sole and absolute discretion) to purchase all remaining outstanding limited partnership interests, at the same price, or at a higher or lower price, within 18 months of the order finally approving the settlement. In November and December 2004, we commenced a second round of cash tender offers for all outstanding limited partnership units in 14 Tender Offer Partnerships. That 18-month period has expired, and this offer does not constitute one of the second round of tender offers.

     In addition, as part of the settlement, we agreed to create a settlement fund for the benefit of settlement class members in the principal amount of $9.9 million. The settlement class members consist of all limited partners in the Tender Offer Partnerships, including your partnership, who owned units as of December 20, 2002, and who did not validly request exclusion from the settlement. After deducting attorneys' fees and other settlement costs, including a portion of the costs of appraisal and certain costs of administration of the settlement fund, we allocated the remaining amount in the settlement fund among the Tender Offer Partnerships, pursuant to the terms of the settlement, pro rata based on partnership revenue for the year ended December 31, 2002 allocable to units held by members of the settlement class, as set forth below:

                                                            (C)
                                                         OWNERSHIP             (D)         ALLOCATED PORTION
(A)                                      (B)           PERCENTAGE OF         ADJUSTED        OF SETTLEMENT
PARTNERSHIP                           REVENUE(1)    SETTLEMENT CLASS(2)     REVENUE(3)          FUND(4)
-----------                          ------------   -------------------   --------------   -----------------
Angeles Income Properties, Ltd.
  II...............................  $  6,721,398          38.11%         $ 2,561,680.99          2.12%
Angeles Income Properties, Ltd.
  III..............................       757,234          47.99%             363,400.46          0.30%
Angeles Income Properties, Ltd.
  6................................     3,314,969          57.18%           1,895,539.00          1.57%
Angeles Opportunity Properties,
  Ltd. ............................     2,487,492          50.42%           1,254,256.40          1.04%
Angeles Partners VII...............     1,382,326          32.28%             446,158.51          0.37%
Angeles Partners IX................     3,053,411          32.79%           1,001,090.64          0.83%
Angeles Partners X.................     2,363,419          40.94%             967,701.17          0.80%
Angeles Partners XI................     8,102,088          37.05%           3,002,068.40          2.49%
Angeles Partners XII...............    17,579,608          30.85%           5,423,897.42          4.50%
Century Properties Fund XIV........     5,754,231          33.27%           1,914,451.55          1.59%
Century Properties Fund XV.........     7,891,876          35.11%           2,770,502.79          2.30%
Century Properties Fund XVI........     3,129,310          38.59%           1,207,704.29          1.00%
Century Properties Fund XVII.......    13,989,178          39.81%           5,568,998.68          4.62%
Century Properties Fund XVIII......     4,652,589          44.57%           2,073,721.09          1.72%
Century Properties Fund XIX........    15,838,890          41.77%           6,615,207.49          5.48%
Century Properties Growth Fund
  XXII.............................    18,750,167          44.10%           8,268,717.87          6.86%
Consolidated Capital Growth Fund...    11,095,122          35.45%           3,933,281.02          3.26%
Consolidated Capital Institutional
  Properties.......................    17,492,318          34.85%           6,095,971.72          5.05%
Consolidated Capital Institutional
  Properties/2.....................     4,531,076          50.40%           2,283,507.96          1.89%
Consolidated Capital Institutional
  Properties/3.....................    11,898,507          46.92%           5,583,341.99          4.63%
Consolidated Capital Properties
  III..............................     3,319,845          48.56%           1,612,222.94          1.34%
Consolidated Capital Properties
  IV...............................    26,375,116          43.55%          11,486,890.81          9.52%
Consolidated Capital Properties
  VI...............................     1,790,898          49.39%             884,610.64          0.73%
Davidson Diversified Real Estate I,
  L.P. ............................       926,289          57.35%             531,230.56          0.44%

                                                            (C)
                                                         OWNERSHIP             (D)         ALLOCATED PORTION
(A)                                      (B)           PERCENTAGE OF         ADJUSTED        OF SETTLEMENT
PARTNERSHIP                           REVENUE(1)    SETTLEMENT CLASS(2)     REVENUE(3)          FUND(4)
-----------                          ------------   -------------------   --------------   -----------------
Davidson Diversified Real Estate
  II, L.P. ........................     6,679,248          50.21%           3,353,945.59          2.78%
Davidson Diversified Real Estate
  III, L.P. .......................     4,914,862          59.79%           2,938,470.22          2.44%
Davidson Growth Plus, L.P. ........     5,497,496          42.55%           2,339,052.86          1.94%
Davidson Income Real Estate,
  L.P. ............................     4,824,647          55.50%           2,677,466.62          2.22%
Fox Strategic Housing Income
  Partners.........................     2,905,478          59.32%           1,723,635.91          1.43%
Johnstown/Consolidated Income
  Partners.........................     1,109,711          45.50%             504,939.49          0.42%
Multi-Benefit Realty Fund 87-1.....     3,584,756
  Class A Investors................     1,993,125          35.01%             697,750.93          0.58%
  Class B Investors................     1,591,632          47.59%             757,524.59          0.63%
National Property Investors III....     8,886,583          25.79%           2,291,879.79          1.90%
National Property Investors 4......     7,248,900          24.52%           1,777,282.20          1.47%
National Property Investors 5......     4,610,576          36.17%           1,667,480.41          1.38%
National Property Investors 6......    10,168,298          34.73%           3,531,813.61          2.93%
National Property Investors 7......     7,235,037          31.17%           2,255,187.60          1.87%
National Property Investors 8......     4,334,235          38.98%           1,689,580.96          1.40%
Shelter Properties I Limited
  Partnership......................     4,908,445          20.51%           1,006,722.11          0.83%
Shelter Properties II Limited
  Partnership......................     5,148,389          29.25%           1,505,669.73          1.25%
Shelter Properties III Limited
  Partnership......................     5,155,756          35.20%           1,814,826.22          1.50%
Shelter Properties IV Limited
  Partnership......................     9,682,744          31.49%           3,048,820.05          2.53%
Shelter Properties V Limited
  Partnership......................    13,237,273          28.68%           3,796,475.63          3.15%
Shelter Properties VI Limited
  Partnership......................     8,475,852          34.45%           2,920,007.57          2.42%
Shelter Properties VII Limited
  Partnership......................     1,497,429          37.87%             567,007.84          0.47%
                                     ------------                         --------------        ------
  Total............................  $313,303,073                         $  120,611,694        100.00%
                                     ============                         ==============        ======

---------------

(1) For the year ended December 31, 2002.

(2) Excludes units owned by AIMCO and its affiliates and other limited partners who have requested exclusion from the settlement class.

(3) Determined, for each partnership, by multiplying the amount of revenue (column (B)) by the percentage of outstanding units held by members of the settlement class (column (C)).

(4) Determined, for each partnership, by dividing the amount of adjusted revenue (column (D)) by the total amount of adjusted revenue for all partnerships.

     The amount allocated to a Tender Offer Partnership was then divided by the total number of outstanding units owned by settlement class members in such Tender Offer Partnership (excluding units held by us and our affiliates), and the resulting amount was included in the offer price for units in that Tender Offer Partnership. For each unit validly tendered in the offers and accepted by us, an amount equal to the portion of the settlement fund included in the per unit offer price was deducted from the settlement fund and paid to us (other than units tendered by limited partners who have requested exclusion from the settlement class). All limited partners who tendered their units in response to the offers received the same price per unit, including those persons who may have requested exclusion from the settlement class.

     Any balance remaining thereafter will be paid to settlement class members who have retained any units based on the allocation method used in the litigation settlement offers, provided that the Court's order approving the settlement and entering judgment thereto is affirmed on appeal and is final. If the Court's order is reversed or vacated by virtue of the appeal, however, you will not be entitled to receive a pro rata share of the settlement fund.

     The general partners of the Tender Offer Partnerships have also agreed, as part of the settlement, to waive their right to seek reimbursement and/or indemnification for the full amount of fees and costs incurred in the defense of the class and derivative litigation; provided, however, that they may charge fees and costs to your partnership and the other partnerships involved in the litigation in an amount not to exceed $1,500,000 (which is approximately 50% of the outstanding fees and costs).

     In consideration for the terms described above, plaintiffs and settlement class members agreed, among other things, to dismiss the Nuanes action and the Heller action with prejudice, release the defendants from all liability with respect to all claims and causes of action, whether brought individually, on behalf of a class, or derivatively, whether known or unknown, that have been asserted or that could have been asserted that arise out of or relate to (i) those matters and claims set forth in the complaints in the Heller and Nuanes actions, (ii) ownership of one or more units in any of the Tender Offer Partnerships, (iii) the purchase, acquisition, holding, sale, tender or voting of one or more units in any of the Tender Offer Partnerships, and (iv) any of the facts, circumstances, allegations, claims, causes of action, representations, statements, reports, disclosures, transactions, events, occurrences, acts, omissions or failures to act, of whatever kind or character whatsoever, irrespective of the state of mind of the actor performing or omitting to perform the same, that have been or could have been alleged in any pleadings, amended pleading, argument, complaint, amended complaint, brief, motion, report or filing in either the Nuanes action or the Heller action, provided, however, that the released claims are not intended to include any unrelated claims that are unique to a particular settlement class member (e.g.,a settlement class member slips and falls on property owned by one of our affiliates, loses or did not receive a distribution check distributed to other limited partners in your partnership, or is an employee and has an employee related claim). Settlement class members also covenanted and agreed not to bring any action, claim, suit, or proceeding against any of the defendants in the class and derivative litigation that concerns any of the matters which are the subject of the settlement and that the stipulation of settlement will act as a bar to any such claim, action, suit or proceeding. The plaintiffs and settlement class members also agreed that they would not oppose a request that the Court withdraw the finding regarding Robert A. Stanger & Co. made in the June 27, 2000 order disqualifying lead and liaison counsel.

     Under the terms of the settlement, neither we nor our affiliates admit to any wrongdoing, and we deny liability under all claims brought in the litigation. The final settlement of the lawsuit is the product of good faith, arm's length negotiations between settlement class counsel and counsel for the defendants. These negotiations resulted in the settlement set forth in the Stipulation.

7.  INFORMATION CONCERNING US AND CERTAIN OF OUR AFFILIATES

     General. We are AIMCO Properties, L.P., a Delaware limited partnership. Together with our subsidiaries, we conduct substantially all of the operations of Apartment Investment and Management Company, a Maryland corporation ("AIMCO"). AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." As of December 31, 2004, we owned or managed 263,734 apartment units in 1,499 properties located in 47 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled by the

National Multi Housing Council, we believe that we are one of the largest owners and managers of multi-family apartment properties in the United States. As of December 31, 2004, we:

     - owned or controlled (consolidated) 169,932 units in 676 apartment properties;

     - held an equity interest in (unconsolidated) 44,728 units in 330 apartment properties; and

     - provided services or managed, for third party owners, 49,074 units in 493 apartment properties, primarily pursuant to long term, non-cancelable agreements (including 41,233 units in 421 properties that are asset managed only, and not property managed).

     Our general partner is AIMCO-GP, Inc., a Delaware corporation, which is a wholly owned subsidiary of AIMCO. Our principal executive office is located at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, and our telephone number is (303) 757-8101.

     The names, positions and business addresses of the directors and executive officers of AIMCO and your general partner (which is our affiliate), as well as a biographical summary of the experience of such persons for the past five years or more, are set forth on Annex I attached hereto and are incorporated herein by reference.

     We and AIMCO are both subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file reports and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters, including the complete financial statements summarized below. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, information filed by AIMCO with the New York Stock Exchange may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     For more information regarding AIMCO and AIMCO Properties, L.P., please refer to our Annual Report on Form 10-K for the year ended December 31, 2004 (particularly the management's discussion and analysis of financial condition and results of operations) and other reports and documents we have filed with the SEC.

     Except as described in "Special Factors -- Background and Reasons for the Offer," "-- Section 13. Conflicts of Interest and Transactions with Affiliates" and "The Offer -- Section 8. Certain Information Concerning Your
Partnership -- Ownership and Voting," neither we nor, to the best of our knowledge, any of the persons listed on Annex I attached hereto, (i) beneficially own or have a right to acquire any units, (ii) has effected any transaction in the units in the past 60 days, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Neither we nor our affiliates intend to tender any units beneficially owned in this offer.

     Summary Selected Financial Information for AIMCO Properties, L.P. The historical financial data set forth below for AIMCO Properties, L.P. for the years ended December 31, 2004, 2003 and 2002 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the AIMCO Operating Partnership" included in AIMCO Properties, L.P.'s Annual Report on Form 10-K for the year ended December 31, 2004.

                                                       FOR THE YEAR ENDED DECEMBER 31,
                                                ---------------------------------------------
                                                    2004         2003(1)(2)      2002(1)(2)
                                                -------------   -------------   -------------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
  Total revenues..............................   $ 1,468,915     $ 1,394,705     $ 1,266,919
  Total expenses..............................     1,140,157         975,686         801,593
  Income before minority interest,
     discontinued operations and cumulative
     effect of change in accounting
     principle................................        42,728          71,265         187,657
  Income from continuing operations...........        60,013          71,085         173,944
  Income from discontinued operations.........       237,065         106,783          32,258
  Cumulative effect of change in accounting
     principle................................        (3,957)             --              --
  Net income..................................       293,121         177,868         206,202
PER SHARE DATA:
  Earnings per common unit -- basic:
     (Loss) income from continuing operations
       (net of preferred distributions).......   $     (0.35)    $     (0.31)    $      0.68
     Net income attributable to common
       unitholders............................          1.88            0.71            1.00
  Earnings per common unit -- diluted:
     (Loss) income from continuing operations
       (net of preferred distributions).......         (0.35)          (0.31)           0.67
     Net income attributable to common
       unitholders............................          1.88            0.71            0.99
  Dividends declared per common unit..........          2.40            2.84            3.28
BALANCE SHEET INFORMATION:
  Real estate, net of accumulated
     depreciation.............................   $ 8,785,551     $ 8,145,948     $ 7,969,538
  Total assets................................    10,084,154      10,098,649      10,347,829
  Total indebtedness..........................     5,988,372       5,731,701       5,560,096
  Partners' capital...........................     3,291,087       3,174,815       3,576,083
CASH FLOW DATA:
  Cash provided by operating activities.......   $   365,523     $   463,879     $   505,412
  Cash provided by (used in) investing
     activities...............................       407,683         279,543        (884,496)
  Cash (used in) provided by financing
     activities...............................      (782,295)       (728,543)        398,637
OTHER DATA:
  Funds from operations available to common
     unitholders -- diluted(3)................   $   295,645     $   349,108     $   498,589
  Weighted average number of common units,
     common units equivalents and dilutive
     preferred securities outstanding.........       105,694         108,151         109,538

---------------

(1) Beginning with the first quarter of 2004, AIMCO Properties modified the presentation of its consolidated statements of income. The presentation of the statements of income for the years ended December 31, 2003 and 2002 has also been modified to conform with this new format. These presentation changes do not affect the accounting treatment of amounts reported, only their classification within the statement of income.

(2) Certain reclassifications have been made to the 2003 and 2002 amounts to conform to the 2004 presentation. These reclassifications primarily represent presentation changes related to discontinued operations resulting from the 2002 adoption of Statement of Financial Accounting Standard No. 144, Accounting for the Impairment of Long-Lived Asset to be Disposed Of.

(3) Funds From Operations, or FFO, is a financial measure not calculated in accordance with generally accepted accounting principles, or GAAP, that we believe, when considered with the financial data determined in accordance with GAAP, is helpful to investors in understanding our performance because it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets such as machinery, computers or other personal property. The Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from extraordinary items, cumulative effect of change in accounting principle, gains on dispositions of depreciable real estate related to unconsolidated entities and other, gains on dispositions of real estate from discontinued operations, net of related income taxes, plus real estate related depreciation and amortization (excluding amortization of financing costs), including depreciation for unconsolidated real estate partnerships, joint ventures and discontinued operations. We calculate FFO based on the NAREIT definition, as further adjusted for amortization of management contracts and deficit distributions to minority partners. We calculate FFO (diluted) by subtracting redemption related preferred OP Unit issuance costs and distributions on preferred OP Units, adding back distributions on dilutive preferred securities and adding back the interest expense on dilutive mandatorily redeemable convertible preferred securities. FFO should not be considered an alternative to net income or net cash flows from operating activities, as calculated in accordance with GAAP, as an indication of our performance or as a measure of liquidity. FFO is not necessarily indicative of cash available to fund future cash needs. In addition, although FFO is a measure used for comparability in assessing the performance of real estate investment trusts, there can be no assurance that our basis for computing FFO is comparable with that of other real estate investment trusts.

     The following is a reconciliation of net income to Funds From Operations:

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2004        2003        2002
                                                              ---------   ---------   ---------
                                                                   (AMOUNTS IN THOUSANDS)
NET INCOME ATTRIBUTABLE TO COMMON UNITHOLDERS(A)............  $ 196,199   $  74,242   $  98,556
Adjustments:
  Depreciation and amortization(B)..........................    368,844     331,609     268,085
  Depreciation and amortization related to non-real estate
     assets.................................................    (18,349)    (20,370)    (19,070)
  Depreciation of rental property related to minority
     partners' interest(C)..................................    (43,387)    (28,714)    (22,542)
  Depreciation of rental property related to unconsolidated
     properties.............................................     22,360      25,817      33,549
  (Gain) Loss on dispositions of real estate related to
     unconsolidated entities and other......................    (68,634)     (3,178)     22,362
  Gain on dispositions of non-depreciable assets............     38,977          --          --
  Deficit distributions to minority partners, net(D)........     18,007      22,629      27,535
  Cumulative effect of change in accounting principle.......      3,957          --          --
  Discontinued operations:
     Depreciation of rental property, net of minority
       partners' interest(C)................................     12,404      37,349      48,070
     (Gain) loss on dispositions of real estate, net of
       minority partners' interest(C).......................   (249,944)   (101,849)     (4,374)
     (Recovery of deficit distributions) deficit
       distributions to minority partners(D)................     (3,863)    (10,686)        845
     Income tax arising from disposals......................     16,015      12,134       2,507
  Preferred OP Unit distributions...........................     93,433      95,981     107,646
  Redemption related preferred OP Unit issuance costs.......      3,489       7,645          --
                                                              ---------   ---------   ---------
FUNDS FROM OPERATIONS.......................................  $ 389,508   $ 442,609   $ 563,169
Preferred OP Unit distributions.............................    (93,433)    (95,981)   (107,646)
Redemption related preferred OP Unit issuance costs.........     (3,489)     (7,645)         --
Distributions on dilutive preferred securities..............      3,059       9,138      41,905
Interest expense on mandatorily redeemable convertible
  preferred securities......................................         --         987       1,161
                                                              ---------   ---------   ---------
Funds from Operations attributable to common
  unitholders -- diluted....................................  $ 295,645   $ 349,108   $ 498,589
                                                              =========   =========   =========
WEIGHTED AVERAGE NUMBER OF COMMON UNITS, COMMON UNIT
  EQUIVALENTS AND DILUTIVE PREFERRED SECURITIES OUTSTANDING:
  Common unit and equivalents(E)............................    104,386     104,861      99,168
  Dilutive preferred securities.............................      1,308       3,290      10,370
                                                              ---------   ---------   ---------
     Total..................................................    105,694     108,151     109,538
                                                              =========   =========   =========

---------------

(A) Represents numerator for earnings per common unit calculated in accordance with GAAP.

(B) Includes amortization of management contracts where we are the general partner. Such management contracts were established in certain instances where we acquired a general partner in either a consolidated or an unconsolidated partnership. Because the recoverability of these management contracts depends primarily on the operations of the real estate owned by the limited partnerships, we believe it is consistent with the White Paper to add back such amortization, as the White Paper directs the add-back of amortization of assets uniquely significant to the real estate industry.

(C) "Minority partners' interest," as referenced in this line item and others in this presentation means minority interest in AIMCO Properties' consolidated real estate partnerships.

(D) In accordance with GAAP, deficit distributions to minority partners are charges recognized in our income statement when cash is distributed to a non-controlling partner in a consolidated real estate partnership in excess of the positive balance in such partner's capital account, which is classified as minority interest on our balance sheet. We record these charges for GAAP purposes even though there is no economic effect or cost. Deficit distributions to minority partners occur when the fair value of the underlying real estate exceeds its depreciated net book value because the underlying real estate has appreciated or maintained its value. As a result, the recognition of expense for deficit distributions to minority partners represents, in substance, either (a) our recognition of depreciation previously allocated to the non-controlling partner or (b) a cost related to the non-controlling partner's share of real estate appreciation. Based on White Paper guidance that requires real estate depreciation and gains to be excluded from FFO, we add back deficit distributions and subtract related recoveries in our reconciliation of net income to FFO.

(E) Represents denominator for earnings per common unit -- diluted, calculated in accordance with GAAP plus additional common unit equivalents that are dilutive for FFO.

8.  CERTAIN INFORMATION CONCERNING YOUR PARTNERSHIP

     General. Your partnership was organized on January 31, 1984 under the laws of the State of California. Its primary business is real estate ownership and related operations. Your partnership was formed for the purpose of making investments in income-producing commercial and residential real estate. Your partnership's investment portfolio currently consists of eight residential apartment complexes. Your partnership currently has approximately 3,004 limited partners.

     General Partner. The general partner of your partnership is Fox Partners IV, and the managing general partner of Fox Partners IV and your partnership is Fox Capital Management Corporation, both of which are affiliates of AIMCO. The managing general partner is vested with full authority as to the general management and supervision of the business and affairs of the partnership. The non-managing general partner and the limited partners have no right to participate in the management or conduct of such business and affairs. Throughout this Offer to Purchase, we refer to Fox Capital Management Corporation, your managing general partner, as the "general partner" of your partnership. Our affiliate serves as manager of the properties owned by your partnership. We and the general partner of your partnership received total fees and reimbursements (excluding property management fees) of approximately $840,000 in 2002, $525,000 in 2003 and $712,000 in 2004. The property manager is entitled to receive five percent of gross receipts from the partnership's properties for providing property management services. It received management fees of approximately $980,000 in 2002, $918,000 in 2003 and $879,000 in 2004.

     Ownership and Voting. We, together with IPLP Acquisitions I, L.L.C., Market Ventures, L.L.C. and AIMCO IPLP, L.P. (which are our affiliates), own 48,441.5 units, or 58.47%, of the outstanding units of your partnership. Because we and our affiliates own a majority of the outstanding units, we have the ability to control most votes of the limited partners. See "Special
Factors -- Effects of the Offer" and "The Offer -- Section 9. Voting Power."

     Investment Objectives and Policies; Sale or Financing of Investments. In general, your general partner (which is our affiliate) regularly evaluates the partnership's properties by considering various factors, such as the partnership's financial position and real estate and capital markets conditions. The general partner monitors a property's specific locale and sub-market conditions (including stability of the surrounding neighborhood), evaluating current trends, competition, new construction and economic changes. It oversees the operating performance of the properties and continuously evaluates the physical improvement requirements. In addition, the financing structure for the properties (including any prepayment penalties), tax implications, availability of attractive mortgage financing to a purchaser, and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision by the general partner to sell, refinance, upgrade with capital improvements or hold the partnership properties. After taking into account the foregoing considerations, your general partner has listed Four Winds Apartments for sale (with no specified price), which may sell within one year, although no assurance can be given that the property will actually be sold within that time frame or at all. Your general partner is also considering whether or not to seek the sale of Promontory Point and Wood Creek Apartments, but these properties have not been listed for sale at the current time, and it is unknown if and when these properties may be listed or sold. Your general partner has no present intention of seeking a sale of your partnership's other properties, and it is not known when those properties may be sold. Your general partner currently intends to refinance the mortgages encumbering Coopers Pointe, Copper Mill, Four Winds, Hampton Green, Plantation Creek, and Wood Creek Apartments prior to their maturity dates, all of which are in the first quarter of 2006, or to otherwise extend the maturity dates with the current lenders. Although your general partner expects to complete these proposed refinancings in the fourth quarter of 2005, no assurance can be given that the refinancings will occur within that time frame or at those terms. The general partner spent approximately $3.7 million for capital improvements at your partnership's properties in 2004 to repair and update the properties. Your general partner is also currently considering the redevelopment of Copper Mill Apartments and Plantation Creek Apartments, but no final decision has been made. Although there can be no assurance as to the effect of these expenditures on the future performance of the properties, these expenditures are expected to improve the desirability of the properties to tenants. Although the future operating results of your partnership and future sales prices of the properties owned by your partnership are uncertain, the operating performance of your partnership's properties may improve in the future or the private resale market for properties could improve over time, which, in turn, may result in higher property values, making a sale of your partnership's properties a more attractive option in the future. Such values, however, are also a function of the interest rate environment at the time. Another significant factor considered by your general partner is the likely tax consequences of a sale of the properties for cash. Such a transaction would likely result in tax liabilities for many limited partners.

     Term of Your Partnership. Under your partnership's agreement of limited partnership, the term of the partnership will continue until December 31, 2010 unless sooner terminated as provided in the agreement or by law.

     Capital Replacements. Your partnership has an ongoing program of capital improvements, replacements and renovations, including interior and exterior building improvements, cabinet, floor covering and appliance replacements and other replacements and renovations in the ordinary course of business. During 2005, the capital improvements for each property in your partnership will be determined on a quarterly basis, primarily based on the immediate maintenance needs of each property to maintain both tenant safety and curb appeal. While the partnership currently has no material commitments for property improvements and replacements, certain routine capital expenditures are anticipated during 2005. Such capital expenditures will depend on the physical condition of the property as well as anticipated cash flow generated by the property. The capital expenditures will be incurred only if cash is available from operations or from partnership reserves.

     Competition. There are other residential properties within the market area of each of your partnership's properties. The number and quality of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's properties and the rents that may be charged for such apartments. While AIMCO is a significant factor in the United States in the apartment industry, competition for apartments is local. According to data published by the National Multi-Housing Council, we believe AIMCO is the largest owner and manager of multifamily apartment properties in the United States.

     Financial Data. The selected financial information of your partnership set forth below for the years ended December 31, 2004, 2003 and 2002 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" in the Annual Report on Form 10-KSB of your partnership for the year ended December 31, 2004. These reports and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                          ------------------------------------
                                                             2004         2003         2002
                                                          ----------   ----------   ----------
                                                          (IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
  Total revenues........................................   $18,178      $18,482      $19,770
  Loss from continuing operations.......................    (2,500)      (1,909)        (225)
  Net loss..............................................    (2,500)      (1,909)        (225)

                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                          ------------------------------------
                                                             2004         2003         2002
                                                          ----------   ----------   ----------
                                                          (IN THOUSANDS, EXCEPT PER UNIT DATA)
  Loss from continuing operations per limited
     partnership unit...................................    (26.62)      (20.33)       (2.39)
  Net loss per limited partnership unit.................    (26.62)      (20.33)       (2.39)
  Distributions per limited partnership unit............        --         2.45        20.39
  Ratio of earnings to fixed charges....................     52.31%       64.06%       95.83%
BALANCE SHEET INFORMATION:
  Cash and cash equivalents.............................   $   698      $ 1,011      $ 1,288
  Real estate, net of accumulated depreciation..........    56,812       58,206       61,298
  Total assets..........................................    59,873       61,853       65,355
  Notes payable.........................................    64,589       65,861       67,083
  General partner's deficit.............................    (8,578)      (8,283)      (8,031)
  Limited partner's (deficit) capital...................      (693)       1,512        3,399
  Partners' deficit.....................................    (9,271)      (6,771)      (4,632)
  Total distributions...................................        --         (230)      (1,915)
  Book value per limited partnership unit...............     (8.36)       18.25        41.03
CASH FLOW DATA:
  Net decrease in cash and cash equivalents.............   $  (313)     $  (277)     $  (160)
  Net cash provided by operating activities.............     2,459        2,958        4,486

     Description of Property. The following shows the location, the date of purchase, the nature of your partnership's ownership interest in and the use of your partnership's properties.

                                DATE OF
PROPERTY                        PURCHASE         TYPE OF OWNERSHIP             USE
--------                        --------         -----------------             ---
Wood Creek Apartments.........    5/84     Fee ownership subject to first   Apartment
  Mesa, Arizona                            mortgage(1)                      432 units
Plantation Creek Apartments...    6/84     Fee ownership subject to first   Apartment
  Atlanta, Georgia                         mortgage(1)                      484 units
Four Winds Apartments.........    9/85     Fee ownership subject to first   Apartment
  Overland, Kansas                         mortgage(1)                      350 units
Copper Mill Apartments........    9/86     Fee ownership subject to first   Apartment
  Richmond, Virginia                       mortgage(1)                      192 units
Cooper's Pointe Apartments....   11/85     Fee ownership subject to first   Apartment
  Charleston, South Carolina               mortgage(1)                      192 units
Autumn Run Apartments.........    6/86     Fee ownership subject to first   Apartment
  Naperville, Illinois                     mortgage                         320 units
Promontory Point Apartments...   10/85     Fee ownership subject to first   Apartment
  Austin, Texas                            mortgage(1)                      252 units
Hampton Greens Apartments.....   12/85     Fee ownership subject to first   Apartment
  Dallas, Texas                            mortgage(1)                      309 units

---------------

(1) Property is held by a limited partnership in which the partnership owns a 100% interest.

     On April 20, 2004, the partnership sold a small portion of the land needed for a road-widening project from Wood Creek Apartments to the State of Arizona for gross proceeds of approximately $3,000. The partnership realized a net gain of approximately $2,000 as a result of the sale.

     Accumulated Depreciation Schedule. The following shows the gross carrying value and accumulated depreciation of your partnership's properties as of December 31, 2004.

                                  GROSS        ACCUMULATED                         FEDERAL TAX
PROPERTY                      CARRYING VALUE   DEPRECIATION     RATE     METHOD       BASIS
--------                      --------------   ------------   --------   ------    -----------
                                     (IN THOUSANDS)                               (IN THOUSANDS)
Wood Creek..................     $ 18,842        $10,937      5-30 yrs    S/L        $ 3,188
Plantation Creek............       29,770         17,543      5-30 yrs    S/L          5,777
Four Winds(1)...............       19,412         10,835      5-30 yrs    S/L          3,493
Copper Mill.................       10,239          5,818      5-30 yrs    S/L          3,673
Cooper's Pointe.............        8,255          5,178      5-30 yrs    S/L            827
Autumn Run..................       19,619         11,176      5-30 yrs    S/L          3,410
Promontory Point............       13,658          7,462      5-30 yrs    S/L          2,716
Hampton Greens..............       13,284          7,318      5-30 yrs    S/L          2,948
                                 --------        -------                             -------
  Total.....................     $133,079        $76,267                             $26,032
                                 ========        =======                             =======

---------------

(1) This property has been listed for sale, which may sell within one year, although no assurance can be given that the property will actually be sold within that time frame or at all.

     Schedule of Mortgages. The following shows certain information regarding the outstanding first mortgage encumbering your partnership's properties as of December 31, 2004.

                                  PRINCIPAL                                          PRINCIPAL
                                  BALANCE AT                                        BALANCE DUE
                                 DECEMBER 31,    INTEREST    PERIOD     MATURITY         AT
PROPERTY                             2004          RATE     AMORTIZED     DATE      MATURITY(1)
--------                        --------------   --------   ---------   --------   --------------
                                (IN THOUSANDS)                                     (IN THOUSANDS)
Wood Creek(2).................     $11,540         7.93%    30 years     2/2006       $11,319
Plantation Creek(2)...........      14,224         7.93%    30 years     2/2006        13,952
Four Winds(2).................       8,669         7.93%    30 years     2/2006         8,489
Copper Mill(2)................       5,444         7.88%    30 years     1/2006         5,347
Cooper's Pointe(2)............       3,793         7.88%    30 years     1/2006         3,725
Autumn Run....................      12,038         7.02%    20 years    10/2021            --
Promontory Point..............       3,705         7.04%    30 years     5/2008         3,500
Hampton Greens(2).............       5,176         7.88%    30 years     1/2006         5,084
                                   -------                                            -------
  Total.......................     $64,589                                            $51,416
                                   =======                                            =======

---------------

(1) See notes to financial statements in the partnership's Annual Report on Form 10-KSB for the year ended December 30, 2003 with respect to the partnership's ability to prepay these loans and other specific details of the loans.

(2) Your general partner currently intends to refinance this mortgage prior to its scheduled maturity date.

     Average Rental Rates and Occupancy. The following shows the average rental rates and occupancy percentages for your partnership's properties during the periods indicated.

                                                      AVERAGE ANNUAL     AVERAGE ANNUAL
                                                        RENTAL RATE         OCCUPANCY
                                                     -----------------   ---------------
PROPERTY                                              2004       2003    2004      2003
--------                                             ------     ------   -----     -----
                                                        (PER UNIT)
Wood Creek.........................................  $6,727     $6,702    86%       79%
Plantation Creek...................................  $7,395     $7,434    87%       92%
Four Winds.........................................  $7,433     $7,758    91%       94%
Copper Mill........................................  $9,132     $9,034    95%       94%
Cooper's Pointe....................................  $7,806     $7,673    94%       97%
Autumn Run.........................................  $9,221     $9,351    92%       96%
Promontory Point...................................  $6,613     $7,028    78%       88%
Hampton Greens.....................................  $5,776     $6,036    80%       89%

     Property Management. Your partnership's properties are managed by one of our affiliates. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's properties, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors.

     Distributions. The following table shows, for each of the years indicated, the distributions paid per unit for such years.

YEAR ENDED DECEMBER 31                                        AMOUNT
----------------------                                        -------
2002........................................................  $ 20.39
2003........................................................  $  2.45
2004........................................................  $    --

     Compensation Paid to the General Partner and its Affiliates. The following table shows, for each of the years indicated, approximate amounts paid to your general partner and its affiliates on a historical basis. The general partner is reimbursed for actual direct costs and expenses incurred in connection with the operation of the partnership. The property manager is entitled to receive fees for transactions involving your partnership and its properties and is entitled to receive five percent of the gross receipts from the partnership's properties for providing property management services. See "Special Factors -- Conflicts of Interest and Transactions with Affiliates."

                                                       PARTNERSHIP FEES       PROPERTY
YEAR                                                     AND EXPENSES      MANAGEMENT FEES
----                                                   -----------------   ---------------
2002.................................................     $  840,000         $  980,000
2003.................................................     $  525,000         $  918,000
2004.................................................     $  712,000         $  879,000

     Legal Proceedings. From time to time, your partnership may be a party to a variety of legal proceedings related to its ownership of properties which arise in the ordinary course of business. See "The Offer -- Section 6. The Lawsuit and the Settlement."

9.  VOTING POWER

     Decisions with respect to the day-to-day management of your partnership are the responsibility of the general partner. Because the general partner of your partnership is our affiliate, we control the management of your partnership. Under your partnership's agreement of limited partnership, limited partners holding a majority of the outstanding units must approve certain extraordinary transactions, including the removal of the general partner, most amendments to the partnership agreement and the sale of all or substantially all of your partnership's assets. We, together with IPLP Acquisitions I, L.L.C.,

Market Ventures, L.L.C. and AIMCO IPLP, L.P. (which are our affiliates), own 48,441.5 units, or 58.47%, of the outstanding units of your partnership. Because we and our affiliates own a majority of the outstanding units, we control most voting decisions made by limited partners. See "Special Factors -- Effects of the Offer."

10.  SOURCE OF FUNDS

     We expect that approximately $13,807,000 will be required to purchase all of the limited partnership units that we are seeking in this offer exclusive of fees and expenses. For more information regarding fees and expenses, see "The Offer -- Section 14. Fees and Expenses."

     In addition to this offer, we intend to make concurrent offers to acquire interests in approximately 8 other limited partnerships. We also intend to acquire interests in 7 other partnerships by merger. If all such transactions were fully subscribed for cash, we would be required to pay approximately $57.2 million for all such units. If for some reason we did not have such funds available, we might extend these offers for a period of time sufficient for us to obtain additional funds, or we could terminate the offers. However, we do not expect all such offers to be fully subscribed. Additionally, we believe that we will have sufficient cash on hand and available sources of financing to acquire all units tendered pursuant to such offers. As of December 31, 2004, we had $105 million of cash on hand and $358.23 million available for borrowing under existing lines of credit. We intend to repay any amounts borrowed to finance the offer out of future working capital.

     We have a $445 million revolving credit facility with Bank of America, Fleet National Bank and First Union National Bank with a syndicate comprised of a total of ten lender participants. We are the borrower and all obligations thereunder are guaranteed by certain of AIMCO's subsidiaries. The obligations under the credit facility are secured, among other things, by our pledge of our stock ownership in certain subsidiaries of AIMCO, and a first priority pledge of certain of our non-real estate assets. The annual interest rate under the credit facility is based on either LIBOR or a base rate which is the higher of Bank of America's reference rate or 0.5% over the federal funds rate, plus, in either case, an applicable margin. The margin ranges between 2.25% and 2.85% in the case of LIBOR-based loans and between 0.65% and 1.35% in the case of base rate loans, based upon a fixed charge coverage ratio. The credit facility expires on July 31, 2005 and can be extended at AIMCO's option for a one-year term on a one-time basis.

11.  DISSENTERS' RIGHTS

     Neither the agreement of limited partnership of your partnership nor applicable law provides any right for you to have your units appraised or redeemed in connection with, or as a result of, our offer. You have the opportunity to make an individual decision on whether or not to tender your units in the offer.

     No provisions have been made with regard to the offer to allow you or other limited partners to inspect the books and records of the partnership or to obtain counsel or appraisal services at our expense or at the expense of your partnership. However, you have the right under your partnership's agreement of limited partnership to obtain a list of the limited partners in your partnership.

12.  CONDITIONS TO THE OFFER

     We will not be required to accept for payment and pay for any units tendered pursuant to our offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend our offer if at any time on or after the date of this Offer to Purchase and at or before the expiration of our offer (including any extension thereof), any of the following shall occur:

     - any change shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its properties, including any fire, flood, natural disaster, casualty loss, or act of God that is adverse to your partnership or the value of your units to us, which change would, individually or in the aggregate, result in an adverse effect on net operating income of your partnership of more than $10,000 per year, or a decrease in value of an asset of your partnership, or the incurrence of a liability with respect to your partnership, in an amount in excess of $100,000 (a "Material Adverse Effect"); or

     - there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more than 5.0%, measured from the close of business on the last trading day preceding the date of this offer and the close of business on the last trading day preceding the expiration of this offer, (iii) any extraordinary or material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 25 basis point increase in LIBOR, or at least a 5.0% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each case, measured from the close of business on the last trading day preceding the date of this offer and the close of business on the last trading day preceding the expiration of this offer, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any limitation (whether or not mandatory) by any governmental authority on, or any other material event which, in either case, could reasonably be expected to affect the extension of credit by banks or other lending institutions, or
       (vi) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

     - there shall have been threatened in writing, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by us of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by us (or any of our affiliates) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the units,
       (iii) seeks to prohibit or limit the ownership or operation by us or any of our affiliates of the entity serving as your general partner (which is our affiliate) or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on our ability or any of our affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on our ability or any of our affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by us on all matters properly presented to unitholders or (v) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

     - there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, your partnership, any general partner of your partnership, us or any affiliate of our or your partnership, or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, directly or indirectly, results in any of the consequences referred to in clauses (i) through (v) of the immediately preceding paragraph; or

     - a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or we shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

     - there shall have occurred any event, circumstance, change, effect or development that, individually or in the aggregate with any other events, circumstances, changes, effects or developments, has had an adverse effect on our financial condition in an amount in excess of $10,000,000, which does not result from actions or inactions by us or our affiliates.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such conditions or may be waived by us at any time in our reasonable discretion prior to the expiration of this offer. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances. If we waive any of the conditions to the offer with respect to the tender of a particular unit, we will waive such condition with respect to all other tenders of units in this offer as well. All conditions to our offer will be satisfied or waived on or before the expiration of our offer. We will not waive a material condition to the offer on the expiration date. If we waive any material conditions to our offer, we will notify you and, if necessary, we will extend the offer period so that you will have at least five business days from the date of our notice to withdraw your units.

13.  CERTAIN LEGAL MATTERS

     General. Except as set forth in this Section 13, we are not aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by our acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by us pursuant to the offer, other than the filing of a Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO with the SEC (which has already been filed) and any required amendments thereto. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership or its business, or that certain parts of its business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause us to elect to terminate the offer without purchasing units thereunder. Our obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 20.

     Antitrust. We do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by our offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to our offer.

     State Laws. We are not aware of any jurisdiction in which the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions with securities or blue sky laws that require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of us, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

14.  FEES AND EXPENSES

     You will not pay any partnership transfer fees if you tender your units. Except as set forth herein, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We have retained The Altman Group, Inc. to act as Information Agent in connection with our offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee limited partners to forward materials relating to the offer to beneficial owners of the units. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify it against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will also pay all costs and expenses of printing and mailing the offer and any related legal fees and expenses. The partnership will not be responsible for paying any of the fees or expenses incurred by us in connection with this offer.

     The following is an itemized statement of the aggregate estimated expenses incurred and to be incurred in this offer by us:

Information Agent Fees......................................   $  7,500
Legal Fees..................................................     30,000
Printing Fees...............................................     26,900
Tax and Accounting Fees.....................................      1,500
Postage.....................................................     34,400
Depositary..................................................        500
                                                               --------
  Total.....................................................   $100,800
                                                               ========

                             ---------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF US NOT CONTAINED HEREIN, OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     THE GENERAL PARTNER DOES NOT MAKE ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD ACCEPT THIS OFFER. YOU ARE INSTEAD ENCOURAGED TO CAREFULLY REVIEW THIS OFFER TO PURCHASE AND ANY OTHER INFORMATION AVAILABLE TO YOU AND TO SEEK ADVICE FROM YOUR INDEPENDENT LAWYER, TAX ADVISOR AND/OR FINANCIAL ADVISOR WITH RESPECT TO YOUR PARTICULAR CIRCUMSTANCES BEFORE DECIDING WHETHER OR NOT TO ACCEPT THIS OFFER.

     We have filed with the SEC a Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO, pursuant to Sections 13(e)(4), 14(d)(1) and Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to our offer, and may file amendments thereto. Your partnership has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Section 14(d)(4) and Rule 14d-9 under the Exchange Act, furnishing certain additional information about your partnership's and the general partner's position concerning our offer, and your partnership may file amendments thereto. The Schedules TO and 14D-9 and any amendments to either Schedule, including exhibits, may be inspected and copies may be obtained at the same place and in the same manner as described in "The Offer -- Section 8. Certain Information Concerning Your Partnership."

     The letter of transmittal and any other required documents should be sent or delivered by each limited partner or such limited partner's broker, dealer, bank, trust company or other nominee to the Information Agent at one of its addresses set forth below.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             THE ALTMAN GROUP, INC.

          By Mail:                 By Overnight Courier:                 By Hand:

        P.O. Box 238             1275 Valley Brook Avenue        1275 Valley Brook Avenue
     Lyndhurst, NJ 07071            Lyndhurst, NJ 07071             Lyndhurst, NJ 07071

                         For information, please call:

                           TOLL FREE: (800) 467-0821

                                    ANNEX I

                             OFFICERS AND DIRECTORS

     The names and positions of the executive officers of Apartment Investment and Management Company ("AIMCO"); AIMCO-GP, Inc. ("AIMCO-GP") and Fox Capital Management Corporation, the managing general partner of your partnership (the "Managing General Partner") are set forth below. All of the executive officers of AIMCO also serve as executive officers of AIMCO-GP. The directors of AIMCO are also set forth below. The two directors of AIMCO-GP are Terry Considine and Paul J. McAuliffe. The directors of the Managing General Partner of your partnership are Martha L. Long and Harry G. Alcock. Unless otherwise indicated, the business address of each executive officer and director is 4582 South Ulster Parkway, Suite 1100, Denver, Colorado 80237. Each executive officer and director is a citizen of the United States of America.

NAME                                                            POSITION
----                                                            --------
Terry Considine...........................  Chairman of the Board, Chief Executive Officer
                                            and President of AIMCO and AIMCO-GP
Jeffrey W. Adler..........................  Executive Vice President -- Conventional
                                            Property Operations of AIMCO and Executive Vice
                                            President of the Managing General Partner and
                                            AIMCO-GP
Harry G. Alcock...........................  Executive Vice President and Chief Investment
                                            Officer of AIMCO, Executive Vice President and
                                            Director of the Managing General Partner and
                                            Executive Vice President of AIMCO-GP
Miles Cortez..............................  Executive Vice President, General Counsel and
                                            Secretary of AIMCO, the Managing General Partner
                                            and AIMCO-GP
Joseph DeTuno.............................  Executive Vice President -- Redevelopment of
                                            AIMCO and Executive Vice President of the
                                            Managing General Partner and AIMCO-GP
Randall J. Fein...........................  Executive Vice President -- University Housing
                                            of AIMCO and Executive Vice President of the
                                            Managing General Partner and AIMCO-GP
Patti K. Fielding.........................  Executive Vice President -- Securities and Debt
                                            of AIMCO and Executive Vice President of the
                                            Managing General Partner and AIMCO-GP
Lance J. Graber...........................  Executive Vice President of AIMCO, the Managing
                                            General Partner and AIMCO-GP
Paul J. McAuliffe.........................  Executive Vice President and Chief Financial
                                            Officer of AIMCO, the Managing General Partner
                                            and AIMCO-GP, and Director of AIMCO-GP
Ronald D. Monson..........................  Senior Vice President of AIMCO and Executive
                                            Vice President of the Managing General Partner
                                            and AIMCO-GP
James G. Purvis...........................  Executive Vice President -- Human Resources of
                                            AIMCO and Executive Vice President of the
                                            Managing General Partner and AIMCO-GP
David Robertson...........................  Executive Vice President of AIMCO, AIMCO-GP and
                                            the Managing General Partner
Thomas M. Herzog..........................  Executive Vice President and Chief Accounting
                                            Officer of AIMCO and Senior Vice President and
                                            Chief Accounting Officer of the Managing General
                                            Partner and AIMCO-GP
Martha L. Long............................  Senior Vice President and Director of the
                                            Managing General Partner and Senior Vice
                                            President of AIMCO and AIMCO-GP

NAME                                                            POSITION
----                                                            --------
James N. Bailey...........................  Director of AIMCO
Richard S. Ellwood........................  Director of AIMCO
J. Landis Martin..........................  Director of AIMCO
Thomas L. Rhodes..........................  Director of AIMCO
Michael A. Stein..........................  Director of AIMCO

NAME                                         PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
----                                         ---------------------------------------------
Terry Considine...........................  Mr. Considine has been Chairman of the Board and
                                            Chief Executive Officer of AIMCO since July 1994
                                            and has been President since October 2004. Mr.
                                            Considine serves as Chairman of the Board of
                                            Directors of American Land Lease, Inc. (formerly
                                            Asset Investors Corporation and Commercial Asset
                                            Investors, Inc.), another public real estate
                                            investment trust. Mr. Considine devotes his time
                                            to his responsibilities at AIMCO and AIMCO-GP on
                                            a full-time basis, and the balance to American
                                            Land Lease, Inc.
Jeffrey W. Adler..........................  Mr. Adler was appointed Executive Vice
                                            President, Conventional Property Operations in
                                            February 2004. Previously he served as Senior
                                            Vice President of Risk Management of AIMCO from
                                            January 2002 until November 2002, when he added
                                            the responsibility of Senior Vice President,
                                            Marketing. Prior to joining AIMCO, from 2000 to
                                            2002, Mr. Adler was Vice President,
                                            Property/Casualty for Channelpoint, a software
                                            company. From 1990 to 2000 Mr. Adler held
                                            several positions at Progressive Insurance
                                            including Colorado General Manager from 1996 to
                                            2000, Product Manager for Progressive Insurance
                                            Mountain Division from 1992 to 1996, and
                                            Director of Corporate Marketing from 1990 to
                                            1992.
Harry G. Alcock...........................  Mr. Alcock served as a Vice President of AIMCO from July 1996 to October 1997, when he was
                                            promoted to Senior Vice
                                            President -- Acquisitions. Mr. Alcock served as
                                            Senior Vice President -- Acquisitions until
                                            October 1999, when he was promoted to Executive
                                            Vice President and Chief Investment Officer. Mr.
                                            Alcock has held responsibility for AIMCO's
                                            acquisition and financing activities since July
                                            1994. From June 1992 until July 1994, Mr. Alcock
                                            served as Senior Financial Analyst for PDI and
                                            HFC. From 1988 to 1992, Mr. Alcock worked for
                                            Larwin Development Corp., a Los Angeles-based
                                            real estate developer, with responsibility for
                                            raising debt and joint venture equity to fund
                                            land acquisition and development. From 1987 to
                                            1988, Mr. Alcock worked for Ford Aerospace Corp.
                                            He received his B.S. from San Jose State
                                            University.

NAME                                         PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
----                                         ---------------------------------------------
Miles Cortez..............................  Mr. Cortez was appointed Executive Vice
                                            President, General Counsel and Secretary of
                                            AIMCO in August 2001. Prior to joining AIMCO,
                                            Mr. Cortez was the senior partner of Cortez
                                            Macaulay Bernhardt & Schuetze LLC, a Denver law
                                            firm, from December 1997 through September 2001.
                                            From August 1993 through November 1997, Mr.
                                            Cortez was a partner in the law firm of McKenna
                                            & Cuneo, LLP in Denver. Mr. Cortez was the
                                            President of the Colorado Bar Association from
                                            1996 to 1997 and President of the Denver Bar
                                            Association from 1982 to 1983.
Joseph DeTuno.............................  Mr. DeTuno was appointed Executive Vice
                                            President -- Redevelopment of AIMCO in February
                                            2001 and previously served as Senior Vice
                                            President -- Property Redevelopment of AIMCO
                                            from August 1997 to February 2001. Prior to
                                            joining AIMCO, Mr. DeTuno was President and
                                            founder of JD Associates, his own full service
                                            real estate consulting, advisory and project
                                            management company that he founded in 1990.
Randall J. Fein...........................  Mr. Fein was appointed Executive Vice
                                            President -- University Housing of AIMCO in
                                            October 2003. He is responsible For the
                                            operation of AIMCO's student housing related
                                            Portfolio, including its joint venture
                                            activities. From 1989 through 2003, Mr. Fein
                                            served as general partner of Income Apartment
                                            Investors L.P., and Texas First Properties L.P.,
                                            which operated student and non-student housing.
                                            Prior to entering the apartment industry, Mr.
                                            Fein was engaged in the securities industry as a
                                            Director of Jefferies and as a Vice President of
                                            Salomon Brothers Inc. Mr. Fein is a member of
                                            the State Bar of Texas.
Patti K. Fielding.........................  Ms. Fielding was appointed Executive Vice
                                            President -- Securities and Debt of the Managing
                                            General Partner in February 2004 and of AIMCO in
                                            February 2003. She is responsible for securities
                                            and debt financing and the treasury department.
                                            From January 2000 to February 2003, Ms. Fielding
                                            served as Senior Vice President -- Securities
                                            and Debt. Ms. Fielding joined AIMCO in February
                                            1997 and served as Vice President -- Tenders,
                                            Securities and Debt until January 2002. Prior to
                                            joining AIMCO, Ms. Fielding was a Vice President
                                            with Hanover Capital Partners from 1996 to 1997,
                                            Vice Chairman, Senior Vice President and
                                            Principal of CapSource Funding Corp from 1993 to
                                            1995, and Group Vice President with Duff &
                                            Phelps Rating Co. from 1987 to 1993.

NAME                                         PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
----                                         ---------------------------------------------
Lance J. Graber...........................  Mr. Graber was appointed Executive Vice
                                            President -- Acquisitions in October 1999. His
                                            principal business function is overseeing
                                            dispositions, refinancings, redevelopments and
                                            other transactions within AIMCO Capital's
                                            portfolio of affordable properties. Prior to
                                            joining AIMCO, Mr. Graber was an Associate from
                                            1991 through 1992 and then a Vice President from
                                            1992 through 1994 at Credit Suisse First Boston
                                            engaged in real estate financial advisory
                                            services and principal investing. He was a
                                            Director there from 1994 to May 1999, during
                                            which time he supervised a staff of seven in the
                                            making of principal investments in hotel,
                                            multi-family and assisted living properties. Mr.
                                            Graber received a B.S. and an M.B.A. from the
                                            Wharton School of the University of
                                            Pennsylvania.
Paul J. McAuliffe.........................  Mr. McAuliffe has been Executive Vice President and Chief Financial Officer of the Managing
                                            General Partner since April 2002. Mr. McAuliffe
                                            has been Executive Vice President of AIMCO since
                                            February 1999 and was appointed Chief Financial
                                            Officer in October 1999. Prior to joining AIMCO,
                                            Mr. McAuliffe was Senior Managing Director of
                                            Secured Capital Corporation and prior to that
                                            time had been a Managing Director of Smith
                                            Barney, Inc. from 1993 to 1996, where he was a
                                            key member of the underwriting team that led
                                            AIMCO's initial public offering in 1994. Mr.
                                            McAuliffe was also a Managing Director and head
                                            of the real estate group at CS First Boston from
                                            1990 to 1993 and he was a Principal in the real
                                            estate group at Morgan Stanley & Co., Inc. from
                                            1983 to 1990. Mr. McAuliffe received a B.A. from
                                            Columbia College and an MBA from University of
                                            Virginia, Darden School.
Ronald D. Monson..........................  Mr. Monson was appointed Senior Vice President of AIMCO in December 2004. Beginning February
                                            2004, Mr. Monson assumed oversight of four of
                                            AIMCO's regional operating centers. From
                                            February 2001 to February 2004, Mr. Monson
                                            served as the head of AIMCO's conventional
                                            property operations. Mr. Monson has been with
                                            AIMCO since 1997 and was promoted to Divisional
                                            Vice President in 1998. Prior to joining AIMCO,
                                            Mr. Monson worked for 13 years in operations
                                            management positions in the lawn care and
                                            landscaping industries, principally with True
                                            Green/Chemlawn. Mr. Monson received a Bachelor
                                            of Science from the University of Minnesota and
                                            a Masters in Business Administration from
                                            Georgia State University.

NAME                                         PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
----                                         ---------------------------------------------
James G. Purvis...........................  Mr. Purvis was appointed Executive Vice
                                            President in February 2003. He is responsible
                                            for AIMCO's Human Resources and People
                                            Initiatives. Mr. Purvis has over 20 years of
                                            executive strategic human resources experience.
                                            Prior to joining AIMCO he was Vice President, HR
                                            at SomaLogic, a privately funded biotechnology
                                            company. He was a principal in O(3)C Global
                                            Organization Solutions, and has held executive
                                            human resources and operations management
                                            positions in ALCOA (Aluminum Company of
                                            America), Texas Air/Eastern Airlines,
                                            Starwood/WestinHotels and Resorts, and
                                            Tele-Communications (TCI) Technology, Inc. Mr.
                                            Purvis holds a BA in communications and modern
                                            languages from the University of Notre Dame.
David Robertson...........................  Mr. Robertson was appointed Executive Vice
                                            President -- Affordable Properties in February
                                            2002. He is responsible for affordable property
                                            operations, refinancing and other value creation
                                            within AIMCO's affordable portfolio. Prior to
                                            joining AIMCO, Mr. Robertson was a member of the
                                            investment-banking group at Smith Barney from
                                            1991 to 1996, where he was responsible for real
                                            estate investment banking transactions in the
                                            western United States, and was part of the Smith
                                            Barney team that managed AIMCO's initial public
                                            offering in 1994. Since February 1996, Mr.
                                            Robertson has been Chairman and Chief Executive
                                            Officer of Robeks Corporation, a privately held
                                            chain of specialty food stores.
Thomas M. Herzog..........................  Mr. Herzog was appointed Executive Vice
                                            President of AIMCO in December 2004 and Chief
                                            Accounting Officer of AIMCO in January 2004. He
                                            was also appointed Senior Vice President and
                                            Chief Accounting Officer of the Managing General
                                            Partner in January 2004. Prior to joining AIMCO,
                                            Mr. Herzog was at GE Real Estate, serving as
                                            Chief Accounting Officer & Global Controller
                                            from April 2002 to January 2004 and as Chief
                                            Technical Advisor from March 2000 to April 2002.
                                            Prior to joining GE Real Estate, Mr. Herzog was
                                            at Deloitte & Touche LLP from 1990 until 2000,
                                            including a two-year assignment in the real
                                            estate national office.
Martha L. Long............................  Martha L. Long has been with AIMCO since October
                                            1998 and served in various capacities. From 1998
                                            to 2001, she served as Senior Vice President and
                                            Controller. During 2002 and 2003, she served as
                                            Senior Vice President of Continuous Improvement.
                                            Ms. Long has been a Director and Senior Vice
                                            President of the Managing General Partner since
                                            February 2004.

NAME                                         PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
----                                         ---------------------------------------------
James N. Bailey...........................  Mr. Bailey was appointed a Director of AIMCO in
Cambridge Associates, Inc.                  June 2000. In 1973, Mr. Bailey co-founded
1 Winthrop Square,                          Cambridge Associates, Inc., which is an
Suite 500                                   investment consulting firm for non-profit
Boston, MA 02110                            institutions and wealthy family groups. He is
                                            also Co-Founder, Treasurer and Director of The
                                            Plymouth Rock Company, Direct Response
                                            Corporation and Homeowners' Direct Corporation,
                                            each of which is a United States personal lines
                                            insurance company. He received his M.B.A. and
                                            J.D. degrees in 1973 from Harvard Business
                                            School and Harvard Law School.
Richard S. Ellwood........................  Mr. Ellwood was appointed a Director of AIMCO in
12 Auldwood Lane                            July 1994 and is currently Chairman of the Audit
Rumson, NJ 07660                            Committee and a member of the Compensation
                                            Committee. Mr. Ellwood is the founder and
                                            President of R.S. Ellwood & Co., Incorporated, a
                                            real estate investment banking firm. Prior to
                                            forming R.S. Ellwood & Co., Incorporated in
                                            1987, Mr. Ellwood had 31 years experience on
                                            Wall Street as an investment banker, serving as:
                                            Managing Director and senior banker at Merrill
                                            Lynch Capital Markets from 1984 to 1987;
                                            Managing Director at Warburg Paribas Becker from
                                            1978 to 1984; general partner and then Senior
                                            Vice President and a director at White, Weld &
                                            Co. from 1968 to 1978; and in various capacities
                                            at J.P. Morgan & Co. from 1955 to 1968. Mr.
                                            Ellwood currently serves as a director of Felcor
                                            Lodging Trust, Incorporated and Florida East
                                            Coast Industries, Inc.
J. Landis Martin..........................  Mr. Martin was appointed a director of AIMCO in
199 Broadway                                July 1994 and became Chairman of the
Suite 4300                                  Compensation Committee on March 19, 1998. Mr.
Denver, CO 80202                            Martin is a member of the Audit Committee. Mr.
                                            Martin has served as President and Chief
                                            Executive Officer of NL Industries, Inc., a
                                            manufacturer of titanium dioxide, since 1987.
                                            Mr. Martin has served as Chairman of Tremont
                                            Corporation ("Tremont"), a holding company
                                            operating though its affiliates Titanium Metals
                                            Corporation ("TIMET") and NL Industries, Inc.
                                            ("NL"), since 1990 and as Chief Executive
                                            Officer and a director of Tremont since 1988.
                                            Mr. Martin has served as Chairman of TIMET, an
                                            integrated producer of titanium, since 1987 and
                                            Chief Executive Officer since January 1995. From
                                            1990 until its acquisition by a predecessor of
                                            Halliburton Company ("Halliburton") in 1994, Mr.
                                            Martin served as Chairman of the Board and Chief
                                            Executive Officer of Baroid Corporation, an
                                            oilfield services company. In addition to
                                            Tremont, NL and TIMET, Mr. Martin is a director
                                            of Halliburton, which is engaged in the
                                            petroleum services, hydrocarbon and engineering
                                            industries, and Crown Castle International
                                            Corporation, a communications company.

NAME                                         PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
----                                         ---------------------------------------------
Thomas L. Rhodes..........................  Mr. Rhodes was appointed a Director of AIMCO in
215 Lexington Avenue                        July 1994 and is a member of the Audit and
4th Floor                                   Compensation Committees. Mr. Rhodes has served
New York, NY 10016                          as the President and a Director of National
                                            Review magazine since November 1992, where he
                                            has also served as a Director since 1998. From
                                            1976 to 1992, he held various positions at
                                            Goldman, Sachs & Co. and was elected a General
                                            Partner in 1986 and served as a General Partner
                                            from 1987 until November 1992. He is currently
                                            Co-Chairman of the Board, Co-Chief Executive
                                            Officer and a Director of American Land Lease,
                                            Inc. He also serves as a Director of Delphi
                                            Financial Group and its subsidiaries, Delphi
                                            International Ltd., Oracle Reinsurance Company
                                            and the Lynde and Harry Bradley Foundation.
Michael A. Stein..........................  Mr. Stein was elected a Director of AIMCO
22021 20th Avenue SE                        effective October 15, 2004 and is a member of
Bothell, WA 98021                           the Audit, Compensation and Human Resources, and
                                            Nominating and Corporate Governance Committees.
                                            Mr. Stein is currently the Vice President and
                                            Chief Financial Officer of ICOS Corporation. Mr.
                                            Stein was previously Executive Vice President
                                            and Chief Financial Officer of Nordstrom Inc.,
                                            and held a similar position at Marriott
                                            International Inc. Prior to joining Marriott in
                                            1989, he spent 18 years at Arthur Andersen LLP,
                                            where he was a partner and served as head of the
                                            Commercial Group within the Washington D.C.
                                            Financial Consulting and Audit Division. Mr.
                                            Stein is a certified public accountant.

     Questions and requests for assistance or for additional copies of this Offer to Purchase and the letter of transmittal may be directed to the Information Agent at its telephone number and address listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the offer.

                      The Information Agent for offer is:

                             THE ALTMAN GROUP, INC.

                                    By Mail:

                                  P.O. Box 238
                              Lyndhurst, NJ 07071

                             By Overnight Courier:

                            1275 Valley Brook Avenue
                              Lyndhurst, NJ 07071

                                    By Hand:
                            1275 Valley Brook Avenue
                              Lyndhurst, NJ 07071

                         For information, please call:

                                 By Telephone:

                           TOLL FREE: (800) 467-0821

                                    By Fax:

                                 (201) 460-0050